Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014

Contents

Strategic report
At a glance

Strategic report

At a glance	01
Portfolio assembly	02
Highlights	04
Chair's introduction	05
Investment Manager's review	08
• Progress and outlook	09
• Investment activity	10
• Portfolio management	12
• Investment Manager	13
• Investment Committee	13
• Key asset management achievements	16
Our markets	20
Business model and strategy	22
Key Performance Indicators (KPIs) and EPRA measures	26
Resources and relationships	30
Finance review	31
Principal risks and uncertainties	38

Governance

Corporate governance statement	44
• Letter from the Chair	44
• Compliance statement	45
• Leadership	48
• Biographies	53
• Effectiveness	56
• Nomination Committee report	57
• Accountability	59
• Audit Committee report	60
• Management Engagement Committee report	63
• Remuneration	65
• Relations with shareholders	67
Directors' report	68

Consolidated financial statements

Directors' statement of responsibilities	72
Independent audit report	74
Consolidated income statement	78
Consolidated statement of comprehensive income	79
Consolidated balance sheet	80
Consolidated statement of changes in equity	81
Consolidated cash flow statement	82
Notes to the consolidated financial statements	83

Additional information

Principal properties	122
Portfolio statistics and EPRA disclosures	123
Investment policy	125
Additional disclosures	128
Directors, advisers and Company information	130
Shareholder information	131
Financial calendar 2015	132
Definitions and glossary	133
Registered and European addresses	135

By portfolio value at 31 December 2014

Asset mix


86%
14%
23% originated as loans
£1,489.0m

• Direct real estate • Loans secured by real estate

Geographic spread


<1%
63%
37%
£1,489.0m

• UK • Ireland • Spain

Sector mix


52%
14%
4%
1%
5%
7%
17%
£1,489.0m

• Office • Retail • Industrial
• Residential • Other • Hotels • Loans secured by real estate

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Strategic report
At a glance

Kennedy Wilson Europe Real Estate Plc is a property company that listed on the Premium Segment of the London Stock Exchange (LSE: KWE) in February 2014 to invest in real estate and real estate loans across Europe. It raised over £1 billion at its IPO and a further £350 million through a secondary offering in October 2014.

Financial summary

At 31 December 2014

6.0	25.9	1,021.8
DPS paid (p)[1]	EPRA EPS (p)	EPRA NAV per share (p)
545.9	7.0	2.36
Debt outstanding (£m)	LTV (%)[2]	WAIR (%)[3]

Operational summary

At 31 December 2014

57.9	4.5	90.6
Valuation surplus (£m)	NOI uplift (£m)[4]	Annualised NOI (£m)
128	90.9	7.7
No. of lease transactions	EPRA occupancy (%)[5]	WAULT (years)[6]

Notes
1. Quarterly DPS payment of 2p on 29 August 2014 and 4p on 28 November 2014
2. Loan to value calculated as net debt over portfolio value (value of investment and development properties, loans secured by real estate and hotels)
3. Weighted average interest rate (WAIR)
4. Incremental annualised NOI contracted over the period
5. EPRA occupancy by estimated rental value (ERV), occupancy by area 89.6%
6. Weighted average unexpired lease term (WAULT) to first break. WAULT to expiry 8.9 years



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Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 01

Strategic report
Governance
Financials
Additional information

GARDNER HOUSE NPL (IE)5 TIGER & ARTEMIS FINANCING (UK) THE MARSHES SHOPPING CENTRE (IE) ELLIOTT NPL PORTFOLIO (IE) FAIRMONT HOTEL (UK) PORTMARNOCK HOTEL (IE) JUPITER PORTFOLIO (UK)2 LIFFEY TRUST (IE) OPERA PORTFOLIO (IE)4 & VANTAGE/CENTRAL PARK (IE) AVON NPL PORTFOLIO (UK) CORBO NPL PORTFOLIO (UK)3 TIGER PORTFOLIO (UK) ARTEMIS PORTFOLIO (UK) 111 BUCKINGHAM PALACE ROAD (UK) 5 SANTISIMA TRINIDAD STREET (ES)6 FORDGATE JUPITER B-NOTE (UK)2 CENTRAL PARK FINANCING (IE) PARK INN NPL PORTFOLIO (UK) GARDNER HOUSE NPL CONVERSION TO DIRECT PROPERTY (IE)5 AVIVA/GATSBY PORTFOLIO (UK) AVIVA/GATSBY FINANCING (UK) JUL-14 AUG-14 SEP-14 OCT-14 NOV-14 DEC-14 JAN-15 FEB-15 OPERA & THE MARSHES REFINANCING (IE) MAR-14 APR-14 MAY-14 JUN-14 FEB-14 Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201402 Strategic report Portfolio assembly £170psf Acquisition capital value7 82 No. of properties 6.6% Yield on cost8 6.6m sq ft Area9 Notes 1. Based on transaction date of completion 2. On 23 April 2014, KWE acquired the Fordgate Jupiter B-note for £36.5m; on 26 June 2014, KWE purchased the property portfolio for £296.3m and the B-note was repaid 3. Joint venture, KWE economic interest £17.8m 4. The acquisitions of Opera and Central Park were related party transactions and as such a shareholder vote was held at an extraordinary general meeting on 12 June 2014 where the transactions were approved by independent shareholders. Both transactions completed on 24 June 2014 Portfolio assembly1 Go to pages 14/15

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 03 St rategic report Additional informatio n G overnance Financials GARDNER HOUSE NPL (IE)5 TIGER & ARTEMIS FINANCING (UK) THE MARSHES SHOPPING CENTRE (IE) ELLIOTT NPL PORTFOLIO (IE) FAIRMONT HOTEL (UK) PORTMARNOCK HOTEL (IE) JUPITER PORTFOLIO (UK)2 LIFFEY TRUST (IE) OPERA PORTFOLIO (IE)4 & VANTAGE/CENTRAL PARK (IE) AVON NPL PORTFOLIO (UK) CORBO NPL PORTFOLIO (UK)3 TIGER PORTFOLIO (UK) ARTEMIS PORTFOLIO (UK) 111 BUCKINGHAM PALACE ROAD (UK) 5 SANTISIMA TRINIDAD STREET (ES)6 FORDGATE JUPITER B-NOTE (UK)2 CENTRAL PARK FINANCING (IE) PARK INN NPL PORTFOLIO (UK) GARDNER HOUSE NPL CONVERSION TO DIRECT PROPERTY (IE)5 AVIVA/GATSBY PORTFOLIO (UK) AVIVA/GATSBY FINANCING (UK) JUL-14 AUG-14 SEP-14 OCT-14 NOV-14 DEC-14 JAN-15 FEB-15 OPERA & THE MARSHES REFINANCING (IE) MAR-14 APR-14 MAY-14 JUN-14 FEB-14 Strategic report Portfolio assembly 400bps Spread between yield on cost and cost of finance £1.5bn 2014 acquisitions across 16 deals £0.5bn 2014 debt financing across 3 deals 20152014 Notes (cont'd) 5. The Gardner House loan was acquired on 19 November 2014 for £34.7m; on 11 February 2015, the loan was transferred to direct real estate on a cashless basis. The stamp duty payable on the purchase of direct real estate was offset by the interest income received since acquisition 6. Joint venture, KWE interest 90% 7. Calculated on commercial and residential properties only, excludes hotels, loans and development properties 8. At the time of purchase including actual purchaser’s cost 9. Excludes hotels, loans and development properties Portfolio assembly1 Go to pages 18/19 Go to pages 28/29 Go to pages 24/25

Notes 1. Includes shares issued to the Investment Manager for part settlement of the quarterly investment management fee 2. At the time of acquisition using actual purchaser’s costs 3. Occupancy excluding hotels, weighted by ERVs, occupancy by area is 89.6% 4. WAULT is to first break, weighted by contracted rental income; excluding loans, hotels, residential and development properties; WAULT to expiry is 8.9 years 5. Portfolio value based on valuations by external valuers, CBRE (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31 December 2014 6. Completion of 163 properties with a value of £443.6 million and delayed conditional completion of 17 properties with a value of £59.4 million 7. £309.9 million based on completion of 163 properties with £42.4 million to be drawn on completion of the remaining 17 properties 8. Occupancy excluding loans, hotels, weighted by ERV. Occupancy by area is 94.8% 9. WAULT is to first break, weighted by contracted rental income; excluding loans, hotels, residential and development properties; WAULT to expiry is 9.5 years Strategic report Highlights Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201404 • £1,314.9 million1 of net equity proceeds raised at IPO and secondary offering • £1,478.3 million of total acquisitions completed in the period across 82 properties and five loan portfolios, reflecting a yield on cost2 of 6.6% • Property portfolio generates annualised NOI of £90.6 million with occupancy3 of 90.9% and WAULT4 of 7.7 years (8.9 years to expiry) • Strong progress on asset management business plans; 128 leasing transactions undertaken over 532,400 sq ft adding a further £4.5 million to NOI; new lettings accounted for 272,200 sq ft on average lease lengths of 9.1 years (10.0 years to expiry) • EPRA NAV of £1,382.4 million or 1,021.8 pence per share, an increase of 5.6% over the NAV at IPO in February 2014 of 968.0 pence per share • Total dividends of 6.0 pence per share or £7.4 million was paid during the period • An interim quarterly dividend increase of 75% to 7.0 pence per share announced on 26 February 2015 • Portfolio value of £1,489.0 million5, reflecting a revaluation surplus of £57.9 million; 63% or £36.6 million came in the second half of the year; 85% came from investment properties with the remaining from loans and hotels • Over £560 million in acquisitions, including the £503.0 million6 Aviva/Gatsby portfolio of 180 properties across the UK, a portfolio of eight Park Inn Non-Performing Loans (NPLs) and the cashless transfer of the Gardner House NPL, in central Dublin, to direct real estate • £352.3 million of new vendor financing7 at an average cost of 2.96% for the Aviva/Gatsby portfolio • Adding £42.0 million of associated annualised NOI taking the total NOI to £133.4 million • In Dublin, commenced construction of Block K at Central Park to build 166 new residential units and complete tenant amenities at adjoining Vantage building • Portfolio occupancy8 is up by 3.6% to 94.5% and WAULT9 is at 8.2 years Highlights Kennedy Wilson Europe Real Estate Plc's (KWE) primary objective is to deliver value to shareholders by: • Growing long-term cash flows to pay dividends • Enhancing capital values by way of focused asset management and strategic acquisitions We pursue a pan-European investment strategy having acquired a significant portfolio across the UK and Ireland, majority weighted towards office and retail in Dublin, London and South East. Highlights in the period Operational Financial Post period end achievements

Additional informatio n G overnanc e Financial s St rategic repo rt Charlotte Valeur Chair Chair’s introduction “2014 has been a year of notable milestones. KWE’s successful IPO was the second largest real estate IPO in LSE history. The team has delivered on all fronts and the robust financial and operating performance underpins the announced interim quarterly dividend of 7 pence, a 75% increase.” On behalf of the Board, I am pleased to present our results for 2014. It has been a period of notable milestones, even more so when considering the short hold period of the portfolio up to 31 December 2014. In addition to a successful listing on the LSE in February 2014, the second largest real estate IPO in its history, KWE was also admitted to the FTSE 250 index in June 2014, affirming its position as a leading listed real estate company. Results The Group delivered EPRA NAV of 1,021.8 pence per share, an increase of 5.6% over the starting NAV at IPO of 968.0 pence per share. The basic NAV was 1,027.4 per share. The portfolio value stood at £1,489.0 million, generating a valuation surplus of £57.9 million. EPRA earnings per share were 25.9 pence per share (£23.1 million), up from 4.3 pence per share (£2.8 million) in June 2014, owing to a significant level of investment since the half year. Basic earnings per share were 88.0 pence per share. Dividends On 26 February 2015, we announced a quarterly interim dividend of 7.0 pence per share or 28.0 pence annualised. The strong successive quarter-on- quarter growth in dividends from 2.0 pence to 4.0 pence and now 7.0 pence per share demonstrates the quality of the portfolio acquired in our first ten months. The quarterly dividend of 7.0 pence per share will be paid on 20 March 2015 to shareholders on the register at the close of business on 6 March 2015. The Board continues to focus on sustainable levels of quarterly dividend distributions. Strategic report Chair's introduction Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 05 Additional informatio n G overnanc e Financial s

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201406 Strategic report Chair's introduction Significant progress since inception We have grown a first class team of local real estate professionals across Europe with the skill set to execute on large, often complex deals in short timeframes: • Successfully and prudently deploying shareholders’ capital • Ensuring an efficient capital structure • Employing accretive asset management initiatives • Growing current income with a focus on long term value creation Successful capital deployment Net equity proceeds of £1,314.9 million were raised at IPO and a follow-on secondary offering in October 2014. Additional debt financing of £512.2 million was put in place in the period. Separately, a Revolving Credit Facility (RCF) of £225 million was put in place and remains undrawn. Investments were delivered at a pace well ahead of business plans with acquisitions totalling £1,478.3 million, including purchaser’s costs and subsequent capital expenditure. The sound acquisition metrics of all of our transactions ensure the foundations are laid for future income growth and capital appreciation. The pan-European remit has ensured a strong pricing discipline where investments must stack up to relative risk-return profiles of the entire Group. Efficient capital structure The Board undertakes a regular review of the appropriate mix of debt and equity in the business and the potential impact on delivering targeted returns and business plans. In addition to secured debt financings in place, the Group also benefits from an unsecured £225 million RCF, which draws a marginal cost starting at 160bps, providing attractive funding for a variety of uses including capital expenditure commitments. Further details can be found in the Finance review on pages 34 and 35. At the period end, LTV was only 7.0% owing to low levels of net debt at £104.0 million driven by mortgage borrowing of £545.9 million being offset by £441.9 million of cash balances ahead of the Aviva/Gatsby transaction (which was announced on 22 December 2014 and closed on 30 January 2015). Inclusion of post period end transactions results in pro forma LTV of 31.3% calculated using net debt of £886.6 million (being mortgage borrowing including Aviva/Gatsby of £352.3 million offset by £239.8 million of cash balances). The portfolio value pro forma post period end transactions stands at £2,063.7 million. Asset management achievements As real estate operators, one of the Group’s main focuses is to implement asset management initiatives that will grow income and create capital value. It is worth noting that the average hold period of the portfolio as at 31 December 2014 was only 5.8 months; a very short period to take a portfolio through an active asset management programme. 7.0p Announced quarterly interim DPS £225m Undrawn RCF The Group benefits from an undrawn RCF providing attractive funding

St rategic repo rt Additional informatio n G overnanc e Financial s Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Strategic report Chair's introduction 07 In this context, the asset management team has successfully delivered on 128 leasing transactions across 532,400 sq ft, adding an incremental £3.2 million annually to NOI over the period, with a further £1.3 million contracted for as at 31 December 2014 and reflected in the NOI of £133.4 million (as at 25 February 2015). Strong leasing momentum delivered 113 new lease transactions, on average lease terms of 9.1 years (10.0 years to expiry) and 15 re-gears; this compares favourably to the WAULT on the entire portfolio of 7.7 years to first break (8.9 years to expiry). NOI at the period end is £90.6 million rising to £133.4 million pro forma post period end transactions (at 25 February 2015). Go to pages 16/17 The Board The Board continues to work closely with KW Investment Management Ltd (the Investment Manager) and its advisers to achieve a high standard of governance, which remains a key priority. The Company became a member of EPRA, the European trade body for listed real estate securities, and is following EPRA’s Best Practice Recommendations (BPRs) for reporting disclosure. In addition, KWE is also a member of the Association of Investment Companies (AIC) and adheres to the AIC Code of Corporate Governance, which is endorsed by the FRC and meets the Group’s obligations in relation to the UK Corporate Governance Code 2012. In keeping with best practice, I am pleased that Mark McNicholas, who is already Chairman of the Nomination Committee, has been appointed as the Senior Independent Director with immediate effect. Outlook We expect to see improved business confidence across both the UK and Ireland for 2015. Commercial property is seeing positive signs of rental growth across selective office and retail catchments which is extending outside the main CBDs of London and Dublin. Investment appetite remains strong across the board with a growing appetite for risk particularly in our target markets where significant pools of capital are looking for a home. The recent quantitative easing programme is expected to put further downward pressure on property yields and offer opportunities for lower cost debt funding across our portfolio. The Board remains confident in the Investment Manager’s ability to invest on a pan-European basis where risk-return parameters are sufficiently attractive relative to existing jurisdictions. Having the flexibility to operate across multiple geographies and sectors ensures disciplined capital deployment as each transaction must stand on its own merits and relative to the opportunity costs of investing in other geographies. I wish to thank the team for a tremendous job delivering excellent operating performance and positioning the business for a successful year ahead. I also wish to thank our shareholders for their continued support. Charlotte Valeur Chair “The Board announced a 75% increase in the quarterly interim dividend to 7.0 pence per share or 28.0 pence annualised.”

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201408 Investment Manager’s review “We are pleased with our progress since the IPO and have put in place the stepping stones to deliver both income growth and long-term capital appreciation. The team’s ability to execute on £1.5 billion of investments in ten months highlights our sourcing capabilities and deep local relationships across the industry and with financial institutions. We believe the current European environment will lead to a prolonged period of low interest rates and profitable opportunities in our target markets where active asset management will generate attractive total returns. Our pan-European remit across multiple sectors means that we can leverage our platform across property cycles in different geographies as the path to recovery remains uneven across Europe.” Mary Ricks Non-Executive Director President & CEO, Kennedy Wilson Europe William McMorrow Non-Executive Director Chairman & CEO, Kennedy Wilson Mary Ricks Non-Executive Director President & CEO, Kennedy Wilson Europe Strategic report Investment Manager's review

Strategic report
Investment Manager's review

Progress and outlook

2014 has been a year of delivery, surpassing the goals set at IPO and putting in place the stepping stones to deliver both long-term income growth and capital appreciation.

Our portfolio value is £1,489.0 million at 31 December 2014. The property portfolio comprises 82 directly owned assets across an area in excess of 6.6 million sq ft (area excluding hotels and development properties) with a period end value of £1,278.0 million and a further four loans secured by 29 assets with a period end value of £211.0 million. Refer to table 1A in Portfolio statistics and EPRA disclosures on page 123 for the portfolio split by sector.

Our pan-European remit across multiple sectors means that we can leverage our platform across different property cycles in different geographies as the path to recovery remains uneven across Europe. We remain confident that as attractive relative risk return opportunities are present in Europe, we will take advantage of these opportunities across these markets.

In other geographies, outside of the UK and Ireland, the government asset management agencies, deleveraging financial institutions and receivers remain vital to our growing pipeline. We are well placed to participate in these opportunities, owing to our track record and strong relationships, evidenced by the repeat business and partnerships we have formed with vendors in the market.

Go to page 30 for Resources and relationships

Timing of revaluation surplus


37%
£57.9m
63%

- H1
- H2

Portfolio split of revaluation surplus


4%
37%
10%
H1: £21.3m
H2: £36.6m
49%

- H1 Investment properties
- H2 Investment properties
- H2 Loans
- H2 Hotels

Contributors to revaluation surplus


42%
60%
Asset management
£57.9m
40%
6%
12%

- AM: Re-gears
- AM: Lease up of vacant space
- AM: Lease up of existing space
- Market yield shift

Strategic report
Governance
Financials
Additional information

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
09

Strategic report
Investment Manager's review

Investment activity

Over the period, we have grown the portfolio in quality, geography and sector diversity through 16 transactions with a total book value of £1,478.3 million (including purchaser's cost and subsequent capital expenditures). Purchases have been made at significant discounts to original cost with attractive capital value per square foot, yield on cost and a low rental basis where there is material scope to grow income.

Table 1: Acquisitions

Name	Sector[1]	Purchase date	Book value[2] (£m)	Capital value (£ psf)	YOC[4] (%)	Avg. rent[3] (£ psf)	WAULT[5] (years)	EPRA Occup'y[6] (%)
2014		**2014**						
Tiger, UK	O/I/R	28-Feb	70.0	55	11.3	6.2	3.2	87.3
Artemis, UK	O/I/R	28-Mar	153.5	105	7.0	6.6	4.6	82.5
Fordgate B-note[7]	NPL	23-Apr	36.5	Na	Na	Na	Na	Na
Corbo loans, UK[8]	NPL	30-May	17.8	Na	4.8	Na	Na	Na
Avon loans, UK	NPL	4-Jun	93.8	Na	7.5	Na	Na	Na
Opera, IE	O/R	24-Jun	313.1	448	6.2	23.9	15.5	86.8
Vantage/CP, IE[9]	RAS	24-Jun	63.4	255	3.8	10.4	Na	96.3
Block K/CP[9]	Dev	24-Jun	7.0	Na	Na	Na	Na	Na
Liffey Trust, IE	RAS	25-Jun	12.2	182	4.9	12.7	Na	97.5
Jupiter, UK	O/I/R	26-Jun	309.8	118	7.4	9.1	6.3	94.3
Portmarnock, IE	Hotel	7-Jul	23.4	Na	5.1	Na	Na	Na
Fairmont, UK	Hotel	18-Aug	34.5	Na	5.8	Na	Na	Na
Elliott loans, IE	NPL	3-Sep	60.5	Na	5.9	Na	Na	Na
Marshes SC, IE	Retail	5-Sep	35.8	128	7.5	10.4	6.5	91.0
111 BPR, UK	Office	10-Nov	208.3	913	5.1	46.6	5.5	100.0
Gardner House, IE	NPL	19-Nov	34.7	Na	6.9	Na	Na	Na
ST5, ES	Dev[10]	23-Dec	4.0	Na	Na	Na	Na	Na
2014 subtotal			**1,478.3**	**170**	**6.6**	**11.0**	**7.7**	**90.9**
2015		**2015**						
Aviva/Gatsby, UK	O/I/R[15]	30-Jan	528.0	145	6.9	10.4	9.1	98.3
Gardner House, IE	Office[11]	11-Feb	Nil	460	6.9	31.0	3.8	100.0
Park Inn loans, UK	NPL	16-Feb	62.5	Na	9.3	Na	Na	Na
2015 subtotal[3]			**590.5**	**152**	**7.1**	**10.9**	**8.8**	**98.4**
Total/average			**2,068.8**	**163**	**6.7**	**10.9**	**8.2**	**94.5**

10 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Strategic report
Investment Manager's review

Table 2: Portfolio acquisition statistics to 31 December 2014

Sector	Area (m sq ft)	Purchase price (£m)	Capital value[3] (£psf)	YOC[4] (%)	No of assets	WAULT[5] (years)	EPRA Occup'y[6] (%)
Office	2.9	731.1	255	6.7	34	6.4	88.7
Retail[12]	1.3	238.5	180	6.9	25	11.9	93.9
Industrial	2.1	87.5	40	7.5	17	5.7	98.8
Rented apartment sector	0.3	70.6	219	4.4	2	Na	96.3
Property total	**6.6**	**1,127.8**	**170**	**6.7**	**78**	**7.7**	**90.9**
Developments	Na	11.1	Na	Na	2	Na	Na
Hotels	Na	57.8	Na	5.6	2	Na	Na
Loans[13]	Na	205.8	Na	6.7	29[14]	Na	Na
Total/average[3]	**6.6**	**1,402.5**	**170**	**6.6**	**111**	**7.7**	**90.9**

Table 3: Portfolio disposal statistics post period end

Sector	Area (m sq ft)	Sale proceeds (£m)	Sale value (£psf)	YOC[4] (%)	No of assets	WAULT[5] (years)	EPRA Occup'y[6] (%)
Office	0.40	9.8	24.5	12.4	2	0.5	37
Retail	0.03	7.8	261.6	11.6	1	2.2	88
Property total	**0.43**	**17.6**	**41.0**	**12.0**	**3**	**1.0**	**44**

Notes

1. O = Office, R = Retail, I = Industrial, RAS = Rented Apartment Sector, NPL = Non-performing Loans
2. Gross acquisition cost including purchaser's cost and subsequent capital expenditures
3. Calculated on commercial and residential properties only and excludes hotels, loans and development properties
4. At the time of purchase, using actual purchaser's cost
5. WAULT to first break, calculated on commercial assets and excludes hotels, residential and development properties
6. Based on ERV
7. B-note repaid upon purchase of Jupiter portfolio on 26 June 2014
8. Economic interest in joint venture c. £17.8 million
9. One acquisition, split between income producing and development properties
10. Joint venture, KWE 90%; development of office to residential conversion
11. Conversion of NPL to direct real estate, cashless transaction
12. Includes leisure
13. Excludes Fordgate B-note purchase which was repaid; see footnote 7 above
14. Loan portfolio secured by 29 assets
15. Completion of 163 properties with a value of £443.6 million and delayed conditional completion of 17 properties with a value of £59.4 million

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
11

Strategic report
Governance
Financials
Additional information

Strategic report
Investment Manager's review

Portfolio management

The average holding period of the real estate and loan portfolio at period end was only a relatively short 5.8 months. Despite this, material progress was achieved in repositioning assets and NPLs to grow income, improve covenants and enhance values.

As the table below summarises, 128 lease transactions were completed over the period generating incremental NOI of £4.5 million[4]. A further breakdown is provided between new leases and re-gear transactions.

Table 4: Asset management transactions

	No. of lease transactions	Commercial area (sq ft)	Incremental annual NOI (£m)
UK	38	510,900	3.5[1]
Ireland	90[3]	21,500	1.0[2]
Total	**128**	**532,400**	**4.5[4]**

	Re-gear	New leases	Total
UK	12	26	38
Ireland	3	87[3]	90
Total transactions	**15**	**113**	**128**
UK	252,500	258,400	510,900
Ireland	7,700	13,800	21,500
Area (sq ft)	**260,200**	**272,200**	**532,400**
UK			
Commercial	1.2	1.5	2.7
Hotel			0.3
NPLs			0.5
UK total			**3.5**
Ireland			
Commercial	0.1	0.4	0.5
Rented apartments			0.3
Hotel			0.1
NPLs			0.1
Ireland total			**1.0**
Total incremental NOI (£m)			**4.5[4]**

Notes
1. Includes £2.7 million uplift in rental income, £0.3m uplift in hotel EBITDA and £0.5m uplift in loan income
2. Includes £0.5 million uplift in rental income, £0.3m uplift in residential rents, £0.1m uplift in hotel EBITDA and £0.1m uplift in loan income
3. Includes 80 residential lettings
4. Comprises £3.2 million added annually to NOI over the period, with the remaining £1.3 million contracted for as at 31 December 2014 and reflected in the NOI of £133.4 million (as at 25 February 2015)

12 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 13 St rategic repo rt Additional informatio n G overnanc e Financial s Strategic report Investment Manager's review William McMorrow Chairman & CEO Kennedy Wilson Mary Ricks President & CEO Kennedy Wilson Europe Peter Hewetson Head of UK Direct Real Estate Kennedy Wilson Europe Fiona D’Silva Head of Origination Kennedy Wilson Europe Peter Collins Head of Ireland Kennedy Wilson Europe Matt Windisch Executive Vice President Kennedy Wilson Joan Kramer Head of Loans Kennedy Wilson Europe Apwinder Foster CFO Kennedy Wilson Europe Investment Manager KW Investment Management Ltd is a wholly-owned and controlled KW group entity and acts as investment manager to the Company. The Investment Manager has responsibility for the active management of the Company’s investments, including sourcing and advising on investment proposals which are in accordance with the Company’s investment policy and objectives, with overall supervision from the Board. The board of directors of the Investment Manager consists of Mary Ricks, Trevor Hunt and Andrew McNulty. For further details, please see page 55 of this report. Investment Committee The KW Europe Investment Committee (IC) comprises senior members of the KW team with expertise in European as well as the global real estate and financial markets. The IC provides the Investment Manager with valuable industry insight as well as access to KW’s global network of relationships, evaluates industry trends and seeks to augment the services of the Investment Manager and its advisers. Go to www.kennedywilson.eu and read more about the Investment Committee

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201414 Strategic report Case study: Vantage Central Park

Strategic report
Case study: Vantage Central Park

Left:
Vantage Central Park, Blocks L and F
Below:
Vantage Central Park



Acquired 24 June 2014
The portfolio is located in Sandyford – 11 kilometres from Dublin city centre in an affluent catchment area of South Dublin.

The residential units are modern, having been built in 2008, with 31,000 sq ft of commercial space. The property also benefits from 363 car parking spaces.

Vantage Central Park
Dublin 18, Ireland

- Phase 1: 272 units
  - 55 units refurbished with an average rental rate increase of c. 25%
  - 31,000 sq ft of tenant amenities and commercial space; expected completion Q2 2015
- Phase 2, Block K: built to podium level
  - Construction of 166 residential and 14,900 sq ft of commercial space, commenced January 2015; expected completion Q3 2016

25%[1]

Average rental uplift of refurbished unit

20%

Proportion of existing units refurbished

Note
1. The average uplift of 25% is based on the average rents achieved on the most recent lettings of 2 bedroom apartments following a refurbishment versus the average rents in place at acquisition for 2 bedroom apartments

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 15

Strategic report
Investment Manager's review

Key asset management achievements

Asset	Overview
 **Beddington Way, Croydon** Greater London, UK	**Acquired 28 March 2014, Artemis portfolio** A recently refurbished, fully vacant 43,400 sq ft distribution warehouse has been let in its entirety to DHL on a new ten-year lease at prevailing market rents.
 **Airport Way, Luton** South East, UK	**Acquired 28 March 2014, Artemis portfolio** A fully vacant 60,700 sq ft business unit with offices has been let in its entirety to Kitwave One Ltd, a wholesaler, on a new 15-year lease at prevailing market rents.
 **Rubislaw House, Aberdeen** Scotland, UK	**Acquired 26 June 2014, Jupiter portfolio** A new 15-year lease at prevailing market rents has been agreed with ConocoPhillips, as part of a re-gear, achieving a 60% uplift in rent. The lease has five-yearly upward rent reviews on this 101,700 sq ft office building, which is used as its European headquarters. The rent has been agreed at the higher of open market rent or 3% per annum compounded; there is also an option to extend the lease for a further seven years. No tenant incentives were given away.
 **Lydiard Fields, Swindon** South West, UK	**Acquired 28 February 2014, Tiger portfolio** A fully vacant 66,900 sq ft industrial unit has been let in its entirety to The Homebuilding Centre on a new 15-year lease with no breaks at prevailing market rents and 5% minimum turnover with 2% indexation, achieving a rental uplift of 50%. A one-month rent free was provided and no capital contribution.

16 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Strategic report
Investment Manager's review



Trident Retail & Leisure Park
Runcorn, Cheshire, UK

Acquired 26 June 2014, Jupiter portfolio

Substantially completed a re-gear with TK Maxx to extend the lease by a further nine years to 2025 and achieved a rental uplift of 50%. A small capital contribution of £350,000 was provided with no rent-free periods.



Baggot Building, Upper Baggot Street
Dublin 4, Ireland

Acquired 24 June 2014, Opera portfolio

Planning permission has been granted, and is currently under appeal, to extend and comprehensively refurbish this 91,600 sq ft office building by an additional c. 30,000 sq ft.



Times Building, D'Olier Street
Dublin 2, Ireland

Acquired 3 September 2014, Elliott loan portfolio

The remaining office space of 11,300 sq ft has been let to the Irish Aviation Authority, a quasi-government tenant, bringing its total occupation in the building to 50,100 sq ft of this 66,000 sq ft office building. The new lease is for 11.5 years, term certain at prevailing market rents.



Vantage Central Park
Dublin 18, Ireland

Acquired 24 June 2014

55 of the 272 residential units have been refurbished to year end. Full planning permission has been granted to change part of the vacant retail space into a dedicated on-site management suite, tenant amenity, office space and restaurant area capable of servicing the entire development. Planning permission has also been granted to convert two of the existing penthouse units into four units.



Marshes Shopping Centre
Dundalk, Ireland

Acquired 5 September 2014

An early surrender has been agreed and negotiations are currently ongoing with an international mid-market fashion retailer to let 16,000 sq ft post completion of works to expand the unit.

Strategic report
Governance
Financials
Additional information

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 17

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201418 Strategic report Case study: 111 Buckingham Palace Road

111 Buckingham Palace Road, Victoria, London, SW1 Acquired 10 November 2014 • Acquisition of 227,000 sq ft prime Victoria office building for £207.5 million • Attractive capital value per sq ft of £913 • Prime market rents in Victoria at £80 psf vs average in place rents 111 BPR of £47 psf ▪ 89% of current rental income to be reviewed by 2017 ▪ Telegraph space comprises 125,000 sq ft and 55% of rental income, rent review in June 2016 ▪ 11% of current rental income expiring within 22 months • Comprehensive refurbishment and expansion of new reception ahead of 2016 rent reviews • Rolling fit-out of vacated floors • Capitalising on Victoria regeneration • Excellent access to public transport Left: 111 Buckingham Palace Road Bottom left: Existing reception Bottom right: Proposed reception Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 19 Strategic report Case study: 111 Buckingham Palace Road

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201420 Strategic report Our markets Our markets UK The UK is witnessing the emergence of wage growth precipitated by further downward pressure on unemployment, which is fuelling improved consumer confidence and high levels of business investment. We continue to expect a low interest rate environment and have benefited from declining gilt yields to be able to lock in very attractive fixed rate debt on the Aviva/Gatsby portfolio. Regional offices are also beginning to enjoy improved confidence and our portfolio is benefiting from relatively low levels of new build; our South East portfolio, in particular, is enjoying the ‘ripple effect’ from London. The tactical regional investments we have made are paying off as the gap between prime and secondary yields is already reducing and the total return over the next four years is expected to be better for secondary property, compared to prime across many of our sectors, according to CBRE. Ireland The Irish economy continues to expand with upward revisions in performance outputs, and Ireland is expected to be one of the fastest growing EU countries over the next few years, according to Oxford Economics. Our Irish direct property exposure is primarily in and around greater Dublin (86% by value) with 51% around the Dublin Central Business District (CBD). Our office portfolio is benefiting from a material uptick in occupier demand and our Dublin offices are well positioned to capture expected rental growth, with our average rents in the CBD at €37 per sq ft and prime office rents expected to reach €55 per sq ft by end 2015, according to CBRE. The Dublin rented apartment sector continues to experience robust growth, driven by strong demographics and limited new supply. Dublin apartment rents grew by a reported 7% in the 12 months to the end of Q3 2014 according to PRTB. KWE’s portfolio of 353 units has also seen significant rental growth with recent lettings, up 18% versus in place rents at acquisition. Prime Dublin office rents 2005-2015 (F) Source: CBRE 10 0 20 30 40 50 60 70 2005 2007 2009 2011 2013 2015 (F) € PS F CBRE expects Dublin office rents will grow 22% to €55 psf in 2015 2004-14 South East regional take-up Source: CBRE M IL LI O N S Q F T 0 1 2 3 4 5 6 7 2004 South East 2006 2008 2010 2012 2014 Regional citiesSouth East average Regional average

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 St rategic repo rt Additional informatio n G overnanc e Financial s 21 Strategic report Our markets European non-performing loans (NPLs) 2014 witnessed a record year for NPL transaction volumes and our preferred geographies represented 85% of volumes, mostly across commercial real estate and residential loans. Market expectations are for €60-70 billion of total volume sales over 2015 with government asset management agencies expected to increase their level of disposals on the back of robust investor demand and improving property values, according to Cushman & Wakefield. Over 2014, KWE acquired £205.8 million in NPLs and we expect 2015 to be another strong year with our ‘loan to own’ strategy providing us with a unique angle to the bidding process and leveraging the significant synergies between our real estate debt and direct property teams. Spain Spain’s economic growth continues unabated from 2013. Whilst GDP remains below pre-recession peak, it is expected to be one of the fastest growing economies in Europe over the coming years. Improved employment forecasts would boost consumer confidence and subsequently drive rental growth. SAREB remains a significant player in the investment market and we expect 2015 to be a more active year than 2014. In addition, we have seen several of the Spanish banks starting to de- lever and according to the Bank of Spain, the total NPL market at the end of 2014 was €172.6 billion. Italy Italy’s slow recovery is taking roots across the main CBDs and new reforms for the real estate sector are creating a more encouraging investment environment. Real estate investment activity is rising, primarily driven by US private equity investors, but is significantly beneath the 2006/7 peak. Going forward in 2015, we expect to see opportunities from Italian real estate funds hitting their expiry dates and Italian Government disposals. 2014 NPL sales by geography UK Ireland Spain Germany Italy Other Europe €80.6bn 9% <1%6% 20% 28% 37% Source: Cushman & Wakefield Madrid office outlook Employment/stock ratio Real rents 200 300 400 500 600 700 800 900 8 9 10 11 1986 1991 1996 2001 2006 2011 2016 EM PL O Y M EN T/ S TO C K R EN TS € PS M Source: CBRE, Oxford Economics Source: CBRE Cross regional Italian transactions (€m) 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5 2007 2008 2009 2010 2011 2012 2013 2014

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201422 Strategic report Business model and strategy Unlocking value of under-resourced real estate KWE aims to generate superior shareholder returns by unlocking the inherent value of under-resourced real estate, assets that are under-managed and/or under-capitalised. KWE delivers the required ‘resources’ to unlock value – this could be financial capital, human capital, knowledge, expertise, time or management. The Investment Manager and its advisory team have the expert skill set and deep relationships and experience across the markets in which KWE operates to balance these elements to ensure that KWE delivers on its operating objectives. EUROPEAN DELEVERAGING SYNERGIES BETWEEN DEBT & EQUITY PROFESSIONALS STRONG RISK/RETURN PRICING DISCIPLINE LOCAL EXPERT KNOWLEDGE AND PRESENCE REPEAT BUSINESS DEAL FLOW FROM FINANCIAL INSTITUTIONS & RELATIONSHIPS Generate superior shareholder returns by unlocking value of under-resourced real estate INFRASTRUCTURE TO EXECUTE LARGE PORTFOLIOS LONG-TERM PRESENCE MU LTI-SEC TOR REC O V E R Y Our strategy • Strong investment sourcing ability; leveraging strategic relationships with financial institutions to source and ensure repeat business • Capitalise on local expert knowledge and presence ensuring a bottom-up approach to investments and asset management • Strong real estate operators with a proven ability and track record in the real estate markets • Effective execution ability and infrastructure which supports us in large portfolio transactions • Maintain sound pricing discipline through multi- sector pan-European investment strategy

Strategic report
Business model and strategy

Strategic report
Governance
Financials
Additional information

Strategic objectives over 2015

1. Focus on delivering total returns for shareholders where a dividend forms an important component
2. Ensure an efficient capital structure within the total debt and equity capital stack
3. Execute on value add asset management initiatives, including progressing with significant developments in Ireland
4. Recycle capital to actively manage the portfolio

Portfolio approach


CORE
• Long-term leases to credit tenants
• Positioned to capture market rental growth
COMPETITIVE ADVANTAGE
Expertise on both loan work out and asset strategies
NPL
• Debt resolution
– Consensual sale
– Loan work out
– Discounted pay off to borrower
• Loan to own
– Own the underlying asset
– Execute asset management strategies
VALUE ADD
• Undermanaged or undercapitalised
• Significant asset management upside

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 23

Strategic report Case study: Gardner House Gardner House, Wilton Place Dublin 2, Ireland Acquired November 2014 • Off-market loan purchase on 19 November 2014 • 75,600 sq ft well located Dublin 2 office building • Attractive going-in yield of 6.9% • Let to PWC until December 2018 and sub-let to LinkedIn as European HQ • Completed consensual asset acquisition on 11 February 2015 for €45.0 million • Significant asset management opportunities Above: Gardner House, Dublin 2 Right: Existing reception 6.9% Yield on cost 75,600 sq ft Additional unimplemented planning consent of 42,000 sq ft Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201424

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 25

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201426 Strategic report KPIs and EPRA measures 6.6 Yield on cost (%)1 1,021.8 EPRA NAV per share (p) 1,382.4 EPRA NAV (£m) 25.9 EPRA earnings per share (p) Key Performance Indicators (KPIs) and EPRA measures KPIs at 31 December 2014 are presented below. The Group focuses on a mix of financial and non-financial metrics that drive operating and financial performance. Notes 1. At the time of acquisition using actual purchaser’s costs 2. Based on ERV, occupancy by area 89.6% 3. WAULT is, to the shorter of first break or expiry, weighted by contracted rental income; excluding hotels, loans, residential and development properties; WAULT to expiry is 8.9 years 4. LTV calculated as net debt over portfolio value (value of investment and development properties + loans secured by real estate + hotels). No drawdown has been made under the RCF 5. Variable interest rates have been hedged using interest rate caps which currently cover 67% (£373 million) of the variable rate debt, capping Euribor at 1.5% and LIBOR at 3%; post period end 72% (£647 million) of total debt is either fixed or hedged Performance measure Definition Page Yield on cost The estimated annual NOI at the date of purchase divided by the purchase price using actual purchaser’s cost 10 EPRA NAV Net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to be realised in a long-term investment property business model such as the fair value of financial derivatives and deferred taxes on property valuation surplus 37 EPRA NAV per share EPRA NAV divided by the diluted number of shares at the period end 37 EPRA earnings per share EPRA earnings divided by the weighted average number of ordinary shares in issue during the period 31

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 27 St rategic repo rt Additional informatio n G overnanc e Financial s Strategic report KPIs and EPRA measures 90.9 EPRA occupancy rate (%)2 7.0 LTV (%)4 2.36 WAIR (%)5 7.7 WAULT (years)3 As the period under review was the Group’s first year in operation, 2014 KPIs will set baseline measures by which we can compare our performance going forward. As the business matures, we will refine the KPIs as necessary to ensure they are relevant to meeting our strategic objectives and creating long-term value for shareholders. Go to page 124 for Other EPRA measure and remaining EPRA BPRs Performance measure Definition Page EPRA occupancy Estimated Rental Value (ERV) of portfolio which is let divided by the ERV of the whole portfolio, excluding loans, hotels and development properties 04 WAULT The weighted average unexpired lease term remaining to first break across the portfolio, weighted by contracted rental income, excluding loans, hotels, development and residential properties 10 LTV Loan to value is the ratio of net debt (gross debt less cash) to the total portfolio value (value of investment and development properties, loans secured by real estate and hotels) 35 WAIR The weighted average interest rate is the Group’s interest rate across all drawn facilities weighted by all drawn debt at the period end 34

Strategic report Case study: Elliott NPL portfolio Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201428

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 29 Strategic report Case study: Elliott NPL portfolio Elliott NPL portfolio across Ireland Acquired September 2014 • Acquired 3 September 2014 for €75.5 million • Off-market NPL portfolio purchase with one connection across 13 real estate loans secured by 17 properties with a UPB of €216.1 million • Three of the assets make up 90% of the value ▪ The Times Building: 66,000 sq ft Grade A office in Dublin 2, primarily let to the Irish Aviation Authority, WAULT 11.5 years ▪ Herberton: 152 rented apartments over three blocks, located in Dublin 8 ▪ Lakeland Retail Park: 83,000 sq ft bulky goods retail park in County Cavan with six retail units and a drive through, WAULT 11.7 years • KWE plans to take control of the three main underlying assets in 2015 and implement programme of consensual disposals for the remaining loans • Significant asset management wins already achieved €151,000/unit Acquisition capital value of Herberton units 65% Discount to UPB at acquisition Left: Times Building, Dublin 2 Below: Herberton residential units, Dublin 8 Bottom: Lakeland Retail & Leisure Park, Co. Cavan

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201430 Resources and relationships Kennedy Wilson’s (KW) strategy in Europe embraces 25 years of global investment experience in North America, Asia and Europe with over $18.1 million (£11.6 billion) of assets under management globally, including $4.5 billion (£2.9 billion) in Europe, at 31 December 2014. The international expertise, reputation and resources of Kennedy Wilson are central to delivering the Group’s strategy. At its heart, is creating long term relationships with financial institutions to access appealing investment opportunities, create partnerships and access capital, both debt and equity. Kennedy Wilson, through its local platforms, has extensive relationships in Europe benefiting from strong relationships with financial institutions and an increasing flow of repeat business. With a larger portfolio, the Company has benefited from Kennedy Wilson growing its management and advisory team in Europe to 74 professionals from approximately 50 at the time of the IPO in February 2014, with senior local managers representing each part of the business. These professionals further strengthen local contacts with agents, brokers, joint venture partners, private equity participants and vendors. The strong team culture has ensured that the broad, yet complementary, skill sets all work towards delivering total shareholder return with significant expertise in equity, debt, and real estate (direct assets and loans). This enables the business to capitalise on numerous investment opportunities across all facets of the real estate markets. The track record of Kennedy Wilson in Europe and its reputation as a reliable counterparty that closes deals quickly strengthens the Investment Manager’s sourcing ability and puts KWE in a strong position to expand into new geographies. Strategic report Resources and relationships $18.1bn Kennedy Wilson assets under management globally 74 Number of KW professionals based in Europe

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 31 St rategic repo rt Additional informatio n G overnanc e Financial s Finance review Strategic report Finance review Profit after tax for period ended 31 December 2014 £m Earnings / (loss) per share for period ended 31 December 2014 Pence Basic and diluted earnings per share attributable to shareholders Profit for the period after taxation 78.5 88.0 Adjusted for: Net change in fair value of investment and development property (49.3) (55.3) Net change in fair value of loans secured by real estate (6.0) (6.7) Gain on purchase of a business (1.8) (2.1) Fair value loss on interest rate caps 2.1 2.4 Gain on sale of investment property (0.4) (0.4) EPRA earnings 23.1 25.9 As at and for the period ending 31 December 2014 EPRA NAV (£m) 1,382.4 Basic NAV (£m) 1,389.9 EPRA NAV per share (p) 1,021.8 Basic NAV per share (p) 1,027.4 Valuation increases: On investment and development properties (£m) 49.3 On loans secured by real estate (£m) 6.0 On property, plant and equipment (Hotels) (£m) 2.6 Net profit after taxation (£m) 78.5 EPRA earnings (£m) 23.1 EPRA earnings per share (p) 25.9 Basic earnings per share (p) 88.0 Group LTV (%)1 7.0 Pro forma Group LTV (%)2 31.3 Profit after tax The Group’s profit after tax for the period was £78.5 million. The Group commenced operations following its successful admission to trading on the London Stock Exchange on 28 February 2014. The principal contributor to the profits for the period was the trading results of the assets acquired by the Group post admission. Basic, diluted and EPRA earnings per share Summary financial information EPRA earnings per share were 25.9 pence for the period, principally reflecting the changes noted above. Notes 1. LTV calculated as net debt over investment value (value of investment and development properties + loans secured by real estate + hotels). No draw down has been made under the revolving credit facility 2. Pro forma adjustments reflect impact of acquisition of the Aviva/Gatsby portfolio, the conversion of Gardner House from a loan to direct real estate and the acquisition of Park Inn loan portfolio, and the disposal of certain assets subsequent to 31 December 2014

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201432 Strategic report Finance review Revenue Rental income In the period, the investment property portfolio generated rental income of £44.2 million. In addition, the service charge income collected by the Group for the same period totalled £5.0 million. Other property income totalled £2.2 million and includes a number of one-off items which, although may be considered a normal component of property income, may not recur on a regular or predictable basis. These items include receipts for a surrender premium totalling £1.5 million, receipt of licence revenues of £0.3 million and proceeds from the sale of a 999 year lease of £0.2 million. During the period, the Group recognised a fair value gain on investment and development property of £49.3 million through the income statement. Hotel revenues Hotel revenues total £8.4 million and represent revenues earned from hotel room sales, food and beverage sales and other ancillary hotel and golf revenues. Such revenues are earned from the date that the Group acquired the hotel assets. During the period, the Group recognised a fair value gain on hotel related assets of £2.6 million through revaluation reserve. Interest on loans secured by real estate The total interest from loans secured by real estate is £6.6 million and represents the income generated from this asset class. During the period, the Group recognised a fair value gain on loans secured by real estate of £6.0 million through the income statement. Expenses Property operating expense Costs attributed to the property operating segments total £11.6 million and include costs recoverable through service charge of £5.0 million, professional fees of £2.0 million and other directly attributable expenses of £4.6 million. Hotel operating expense The hotel operating expenses of £7.9 million comprise cost of sales attributed to hotel generated income of £1.1 million, wages and salary costs of hotel staff of £3.3 million, depreciation of £0.7 million, and other hotel related overheads and directly attributable expenses of £2.8 million. Administrative expenses and other costs Investment management fee Included in the Administrative expenses and other costs caption is the investment management fee. The investment management fee is the fee payable by the Group to the Investment Manager for services provided pursuant to the terms of an investment management agreement entered into between the Company and the Investment Manager. The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and 50% in shares. In the period, the total management fee is £8.4 million, of which £4.2 million was paid in cash, and the remainder was settled through the issue of ordinary shares. The total number of shares issued in part settlement of the management fee was 244,781 and a further 163,478 shares were issued on 26 February 2015 to settle the management fee in respect of the quarter ended 31 December 2014. The fair value of these shares totalling £1.7 million has been included in the share based payment reserve.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 33 St rategic repo rt Additional informatio n G overnanc e Financial s Directors’ fee Included within the Administrative expenses and other costs cost caption are fees paid to Directors of the Company totalling £0.3 million. Other expenses Included in the Administrative expenses and other costs caption are other Group expenses, which include those not directly attributable to an operating segment and comprise professional fees of £3.6 million, costs associated with undertaking transactions of £2.5 million and other overhead costs of £1.3 million. Cost ratio The table below follows the guidance published by EPRA in respect of a standard cost ratio, calculated as total operating costs as a percentage of gross rental income. The ratio is not necessarily comparable between different companies as business models, expense accounting and classification practices vary. The ratio will be affected by items such as rental income, management fees, refurbishments, extensions and completed developments. Cost ratio Period ended 31 December 2014 £m Other property outgoings 1.0 Cost of property activities 5.0 Corporate expenses 5.2 Total operating costs 11.2 Gross rental income 44.2 Cost ratio excluding net service charge expenses – vacancy % 25.3 Strategic report Finance review Finance costs The total interest cost is £7.1million for the period. During the last quarter, we successfully completed a refinancing of the Opera portfolio and the Marshes Shopping Centre with Bank of Ireland. The interest rate applicable to the facility secured on the Opera portfolio at acquisition was Euribor plus a margin of 386 bps. The interest rate on this new facility secured on the original Opera portfolio, together with the Marshes Shopping Centre, is Euribor plus a margin of 212.5bps. The Group continues to review further opportunities for savings in connection with its debt costs. Also included in the finance cost is a realised loss on derivative financial instruments in the amount of £2.1 million. The weighted average interest rate for the Group at 31 December 2014 was 2.36%. Subsequent to 31 December 2014 and on a pro forma basis after assuming the drawdown of 100% of the financing for the Aviva/Gatsby portfolio, the weighted average interest rate would be 2.58%.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201434 Balance sheet Investment and development properties The Group’s investment and development properties are valued at £1,218.3 million at 31 December 2014. This reflects valuation surplus of £49.3 million (4.2%) on their aggregate purchase prices. The portfolio of investment and development properties is managed on a geographical basis, primarily being in the United Kingdom, and Ireland. One-off acquisition costs of £33.8 million were incurred in acquiring the investment and development properties. Such costs were capitalised to the value of the assets. With the exception of the Opera portfolio and Central Park portfolio, none of the portfolios acquired through to the period end were leveraged at the date of acquisition. Over the period to 31 December 2014, the Group successfully secured financing in respect of a number of its assets acquired, as discussed below. On 23 December 2014, the Group entered into an agreement to acquire the Aviva/Gatsby portfolio. At 31 December 2014, a deposit of £25.3 million had been paid in connection with the acquisition and is included in the balance of rent and other receivables at 31 December 2014. Subsequent to 31 December 2014, the Group has completed the acquisition of 163 properties in the Aviva/Gatsby portfolio. The closing of the balance of the portfolio under contract (17 properties with a value of £59.4 million) is scheduled to take place on a staggered basis during the next 12 months as various conditions under the sale and purchase agreement are satisfied. The purchase price of the Aviva/Gatsby portfolio is £503.0 million and the costs associated with this acquisition are expected to be approximately of £25 million. Loans secured by real estate The Group’s loans secured by real estate are valued at £211.0 million at 31 December 2014. This reflects an uplift in their value of £6.0 million on their aggregate contract prices. The portfolio of loans secured by real estate is centrally managed. Strategic report Finance review On 16 December 2014, the Group entered into a contract to acquire a portfolio of loans secured on eight Park Inn hotels. At 31 December 2014, a deposit of £5.5 million had been paid in connection with the acquisition of this loan portfolio. Subsequent to 31 December 2014, the Group completed the acquisition of the Park Inn loan portfolio. The total purchase price of this portfolio, inclusive of costs, is £62.5 million. Following adjustment for the purchase of the Gardner House asset for £35.2 million and its subsequent classification as investment property, and the acquisition of the Park Inn loan portfolio, the value of loans secured by real estate, on a pro forma basis will be £238.3 million. Property, plant and equipment The Group’s portfolio of hotels, comprising the Portmarnock Hotel and the Fairmont St Andrews Hotel are classified as property, plant and equipment which were acquired through business combinations. These hotels are centrally managed. The Group’s property, plant and equipment are valued at £59.7 million at 31 December 2014. This reflects an uplift in the value of the hotels £2.6 million on the aggregate acquisition prices. As noted above, the valuation surplus is reflected in revaluation reserve. Financing At 31 December 2014, mortgage borrowings net of deferred borrowing costs totalled £545.9 million. Net debt totalled £104.0 million at that date. During the period, the Group assumed £153.2 million (€195.8 million) of debt on the acquisition of the Opera portfolio in June 2014. At that date, the interest rate applicable to the facility was Euribor plus a margin of 385bps. In December 2014, the Opera facility was extinguished and replaced with a new £206.6 million (€264.0 million) facility. The interest rate on this new facility is Euribor plus a margin of 212.5bps. The Group also assumed debt upon acquisition of the Central Park portfolio in June 2014 in the amount of £44.9 million (€57.4 million). At that time the interest rate applicable on this facility was Euribor plus a margin of 310bps. Following a principal

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 35 St rategic repo rt Additional informatio n G overnance Financials payment of £7.7 million (€9.9 million) in July 2014, the interest rate reduced to Euribor plus a margin of 275bps. During the period, the Group has successfully increased its leverage profile through securing debt financing against several of its previously unlevered assets. This has resulted in the Group borrowing £184.0 million, secured on the Jupiter portfolio, at an interest rate of Libor plus 180bps. In addition, the Group successfully negotiated a facility in the amount of £127.0 million secured on a majority of the Tiger and Artemis portfolio assets. This debt has an interest rate of Libor plus a margin of 190bps. In addition to the above, the Group successfully negotiated a £225 million multi-currency revolving credit facility. The applicable interest rate is calculated by reference to the currency drawn down, and the margin ranges between 160bps and 260bps dependent upon the amount drawn down. At 31 December 2014, and as at today’s date, this facility remains undrawn. At 31 December 2014, the all in cost of debt is 235.6bps. Subsequent to 31 December 2014, and contemporaneously with the closing of the acquisition of the Aviva/Gatsby portfolio, the Group entered into a senior debt facility to partially finance the acquisition in the amount of £352.3 million. Costs associated with this facility are circa £2.0 million. The senior debt facility has been split into three tranches: • Three year floating rate of £116.6 million • Five year fixed rate of £70.7 million • Eight year fixed rate of £165.0 million The tranches have a weighted average margin of 207bps, and an all-in cost of 296bps. On a pro forma basis, the total debt, after reflecting the impact of the financing of the Aviva/Gatsby portfolio and taking into consideration debt pay downs associated with the disposal of assets, would be £886.6 million. LTV The LTV ratio is calculated as the net debt divided by portfolio value. At 31 December 2014, the Group’s LTV was 7.0%. Subsequent to 31 December 2014, taking into consideration the acquisition of the Aviva/Gatsby portfolio and its associated senior debt, costs associated with the Aviva/Gatsby transaction, the acquisition of the Park Inn loan portfolio, the acquisition of Gardner House, and the disposal of certain assets, the Group LTV on a pro forma basis would be 31.3%. Strategic report Finance review Debt maturity profile1 117 545 71 165 225 100 0 200 300 400 500 600 2015 2016 2017 2018 2019 2020 2021 2022 2023 RCF – UNDRAWN – FLOATING SECURED – FLOATING SECURED – FIXED FACILITIES MARGIN TOTAL COST SECURED 80% 203bps 258bps RCF 20% 160bps2 N/A D EB T EX PI R Y (£ m ) Notes 1. As at 25-Feb-15 including post period end acquisitions; Includes drawn and undrawn facilities. £897.4m of secured debt will be fully drawn on completion of the remaining conditional transfers of assets in the Aviva/Gatsby portfolio 2. Margin ranges between 160 – 260bps, depending on financial covenants at the time of draw down

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201436 Cash and liquidity At 31 December 2014, the cash and cash equivalents balance was £441.9 million held in current accounts or in short term deposits earning an effective interest rate of 0.365%. Liquidity, comprising cash and undrawn facilities at 31 December 2014, totalled £667.5 million. The major sources of cash during the period were the funds raised through the initial public offering, excluding shares issued in connection with the acquisition of the Tiger portfolio, and the secondary offering totalling £1,242.9 million, net of costs, together with mortgage borrowings totalling £512.2 million. Subsequent to 31 December 2014, the Group used £209.4 million of cash reserves to finance the acquisition of the Aviva/Gatsby portfolio (including costs) and the Park Inn loan portfolio. The acquisition of Gardner House was effectively cashless. Exposure to exchange translation differences on euro denominated assets is managed through a combination of euro borrowings and derivatives. At 31 December 2014, 51.6% of the equity value of euro denominated assets was hedged, which is consistent with our hedging policy. The weighted average term to maturity of the Group’s debt was 4.9 years at 31 December 2014. Subsequent to 31 December 2014, on a pro forma basis after the financing of the Aviva/Gatsby portfolio, the weighted average term to maturity will increase to 5.2 years. Equity capital raisings On 28 February 2014, the Company was admitted to trading on the main market for listed securities of the London Stock Exchange. The proceeds raised, net of costs and inclusive of the shares issued in connection with the acquisition of the Tiger portfolio, totalled £968 million (968 pence per share). In September 2014, the Company announced a secondary share offering in the form of a firm placing and placing and open offer. The secondary offering closed in October 2014. The proceeds raised, net of costs, totalled £344 million (983 pence per share). In addition, shares with a value of £2.6 million were issued to the Investment Manager during the period, in part settlement of the investment management fee. On 6 November 2014, the Company issued 119,568 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 30 September 2014. In accordance with the Investment Management Agreement, the fair value price was the average closing share price for the 20 days immediately prior to the issue date of these shares being £10.45 per share. The total consideration equated to £1.2 million. In addition, a cash payment in the amount of £1.2 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 30 September 2014 was £2.4 million. Strategic report Finance review Notes 1. Includes green shoe 2. Firm placing admission date 8 October 2014. Open offer admission date 23 October 2014 3. Shares are issued to the Investment Manager to satisfy 50% of the quarterly investment manager fee. Issue price is based on the average share price 20 days prior to the date of issue

Strategic report
Finance review

Net asset value

At 31 December 2014, the Group's EPRA NAV was £1,382.4 million and the EPRA NAV per share was 1,021.8 pence.

Basic and EPRA NAV per share	Net assets at 31 December 2014 (£m)	Number of shares at 31 December 2014	Net assets per share at 31 December 2014 (p)
Basic NAV per share	**1,389.9**	**135,283,293**	**1,027.4**
Adjusted for:			
Mark-to-market of derivative financial assets	(7.5)	135,283,293	(5.6)
EPRA adjusted NAV per share	**1,382.4**	**135,283,293**	**1,021.8**

Shares issued

	Date	No. of shares (m)	Issue price (p)	Gross proceeds (£m)	Issue costs (£m)	Net proceeds (£m)	NAV per share (p)
IPO[1]	28-Feb-14	100.1	1,000	1,001.0	32.0	969.0	968
Secondary offering[2]	08-Oct-14	34.9	1,006	351.5	8.2	343.3	983
Issue of shares for IM fee[3]		0.3	1,056	2.6	nil	2.6	
TOTAL		**135.3**		**1,355.1**	**40.2**	**1,314.9**	**972**

Dividend

In August 2014, the Group paid a dividend of 2 pence per share for a total amount of £2.0 million. In November 2014, the Group paid a dividend of 4 pence per share for a total amount of £5.4 million. Together, this brings the total dividend paid during the period to £7.4 million.

For the quarterly interim dividend, the Board has declared and resolved to pay a dividend of 7 pence per share or £9.5 million.

Strategic report
Governance
Financials
Additional information

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
37

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201438 Strategic report Principal risks and uncertainties Principal risks and uncertainties Macro-economic risks Principal risk Potential exposure Mitigation General economic conditions Our target markets of operation are currently the UK, Ireland, Spain and Italy. Although there are clear signs of economic recovery in these jurisdictions, the recovery is still at an early stage of the cycle. Volatility and speed of change of asset valuations, prospect of increasing interest rates and overall health of the target market economies remain a concern and there can be no assurance that sustained growth will continue. Unforeseen future political events, such as the exit of Britain, Greece or another European country from the Eurozone, would further affect the economic, political and investment climate across Europe, particularly in one or more of our target markets. • The Investment Manager has a broad investment mandate, which gives it flexibility to invest across the real estate markets in Europe, targeting a wide range of both debt and equity investment opportunities, with limited restrictions on investments across asset class, capital structure or nature of instrument, and thereby spreading our investment risk • We are not able to influence the outcome of significant political events but the Board reviews the economic environment regularly to assess whether any changes to the economic outlook present risks or opportunities, which should be reflected in the execution of our strategy by the Investment Manager Availability and cost of finance Reduced availability of property financing may adversely impact our ability to refinance facilities, meet financial commitments and result in weaker investor demand for real estate. Increasing finance costs (associated with an increase in interest rates) would reduce our underlying income. • The Investment Manager is responsible for monitoring the borrowing needs of the Group on a regular basis and guides our financing actions in executing our strategy • The Investment Manager is responsible for ensuring that the existing leverage in the Group is hedged to manage and monitor our interest rate exposure and associated costs • The Investment Manager is responsible for monitoring our LTV on an ongoing basis and managing gearing levels over the cycle • We and the Investment Manager are committed to maintaining strong relationships with our financing partners and advisors in the various jurisdictions in which we operate Strategic risks Principal risk Potential exposure Mitigation Failure to implement and poor execution of the investment strategy Poor execution of our investment strategy may arise as a result of factors including, amongst others: • timing of investment and divestment decisions • incorrect allocation of capital • exposure to any development risk or large-scale capital expenditures • failure to implement the approved business plan • sector, asset, tenant, region concentration could result in a significant underperformance of our portfolio and reduce profitability • Role of the Management Engagement Committee is to ensure implementation of the investment strategy by the Investment Manager and undertake regular reviews of the performance of the Investment Manager • Progress against the investment strategy and continuing alignment with our risk appetite is monitored by the Board • All investment decisions are subject to robust risk evaluation by the Investment Manager

39 St rategic repo rt Additional informatio n G overnanc e Financial s Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Strategic report Principal risks and uncertainties Strategic risks (cont’d) Principal risk Potential exposure Mitigation Risks inherent in development and construction projects Property development projects inherently carry with them: • planning risk: inability to secure planning consent due to political, legislative, regulatory and other risks inherent in the planning environment • construction risk: timing delays, reliance on third parties including contractors and additional cost overruns (due to market pricing, unforeseen site issues or longer build periods) There is also a potential risk that a positive letting cycle might not be met as occupiers may be reluctant to take space in our new developments upon completion. • At any point in time, the aggregate development and redevelopment costs incurred in respect of assets under development and/or redevelopment at that time will not exceed 15 per cent of the Company's most recently published NAV. This is monitored regularly by the Investment Manager • Monitor market cycle and likely customer demand before committing to new developments and secure pre-lets where appropriate • For each project, we make a judgement about apportionment of construction risk. Where we retain this risk, we fix costs early in the process, subject to other market factors, with key contractors subject to financial covenant review • Strong, experienced internal construction management team • Extensive consultation, design and technical work undertaken prior to commencement of any project • Engagement with relevant authorities at a local and national level to ensure development proposals are in accordance with current and emerging policy • Clearly defined formal tender process that evaluates qualitative and quantitative factors in bid assessment • Appointment and supervision of a preferred supply chain of high-quality trusted suppliers and professionals such as architects, engineers and quantity surveyors Reputational risk The “Kennedy Wilson” brand and its reputation is of paramount importance to the continued successful development of our business. Regulatory breaches, public relations incidents, alleged or actual acts of fraud or bribery by one or more members of the investment management team, any public criticism or other negative publicity that led to investigation, litigation or sanction, could have an adverse impact on us by association. Any damage to the reputation of the personnel of the Investment Manager could result in potential counterparties and other third parties such as occupiers, landlords, joint venture partners, lenders or developers being unwilling to deal with us. • Robust internal procedures and checks in place to mitigate against policy breaches • Regular training provided to members of the management team to ensure up-to-date knowledge of, and monitor compliance with, the anti-bribery policy and procedures • Risk assessments conducted as part of due diligence processes on acquisitions • Use of high-quality external advisors • Reputation managed by a core team of skilled public relations professionals

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201440 Operational risks Principal risk Potential exposure Mitigation Financial control We have a complicated investment structure with multiple regulated funds and holding and operating subsidiaries across the UK, Jersey, Ireland, Luxembourg and the Isle of Man. The number and complexity of bank accounts held in the multiple jurisdictions require a well-controlled accounting environment to ensure material exposure to financial loss does not occur. • Documented delegation of authority matrix in place which provides for a three-tier payment origination and approvals system • Cash control and monthly cash sweep mechanisms in place across the Group • Control by and oversight from the Investment Manager and its team over property level accounts as well as subsidiary bank accounts Occupier demand, tenant defaults and income sustainability Underlying income, rental growth and capital performance could be adversely affected by weakening occupier demand resulting from variations in the health of the economies of our target markets and corresponding weakening of consumer confidence and investment. Lack of occupier demand may result in the unoccupied/vacant space in our portfolio taking longer than expected to lease out, thereby impacting the Company’s income and capital performance. While the Company’s income is secured and documented in leases with tenants, all have contractual expiry dates, and some have break dates in advance of their expiry date. Changing consumer and business practices (including the growth of internet retailing, flexible working practices and demand for energy efficient buildings), new technologies, new legislation and alternative locations may result in earlier than anticipated obsolescence of our buildings if evolving occupier and regulatory requirements are not met. • The Investment Manager monitors our market letting exposure including vacancies, upcoming expiries and breaks, tenants in receivership or administration as well as our weighted average lease length • The Investment Manager performs appropriate occupier covenant checks and reviews these on an ongoing basis in order to be proactive in managing exposure to weaker occupiers • The Investment Manager is proactive in addressing key lease breaks and expiries to minimise periods of vacancy. The Investment Manager works with tenants so that their space requirements are tailored to their business needs and their ability to pay for the space they rent. In addition, the asset managers’ knowledge and experience of occupier plans, trading and leasing activity is also instrumental in execution of our strategy • We have a diversified occupier base and through the Investment Manager monitor concentration of exposure to individual occupiers or sectors • The Investment Manager undertakes comprehensive profit and cash flow forecasting, incorporating scenario analysis to model the impact of proposed transactions • We also engage experienced letting agents with track record and expertise relevant to asset-class Asset insurance Our property investments could suffer a major loss due to a catastrophic business event such as an environmental disaster, fire, flood, explosion, an act of terrorism or material structural defect. • Comprehensive insurance cover in place with effect from time of acquisition • Regular asset reviews and risk assessments conducted to validate asset insurance Dependence on the Investment Manager We are reliant on the Investment Manager for its real estate investment, asset management and development expertise which drives the financial and operational performance of the Company. The Investment Manager’s failure to attract, retain and develop any of the key personnel of the Investment Manager, the IC and Kennedy Wilson in Europe, and the departure of any of such key personnel without timely and adequate replacement or any damage to the reputation of any such key personnel or member, may hinder our ability to successfully pursue our investment strategy. • Performance of the Investment Manager and its delegates is reviewed at the Board level and there is an effective working relationship between the Board and the Investment Manager • The Investment Manager and its management and advisory team have significant capital invested in the Company, thereby closely aligning their interests with those of the other shareholders • Further, the Investment Manager is financially incentivised through the payment of a quarterly management fee and a performance fee under the terms of the investment management agreement • Targeted recruitment processes undertaken by Kennedy Wilson with highly competitive performance driven remuneration packages to attract and retain senior members of the management and advisory team Strategic report Principal risks and uncertainties

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 41 St rategic repo rt Additional informatio n G overnanc e Financial s Regulatory and compliance risks Principal risk Potential exposure Mitigation Regulatory risk The Group is subject to laws and regulations in a number of jurisdictions including the UK, Jersey and Ireland. Consequently, we are required to comply with various laws and regulations in such jurisdictions such as the AIFMD, UK listing and disclosure and transparency rules, anti-money laundering, anti- bribery and market abuse legislations, amongst others. The enhanced regulated environment in which the Group operates may reduce operational flexibility and increase operational costs. • Senior personnel with legal and regulatory expertise hired by Kennedy Wilson to ensure compliance, by the Company, with enhanced regulatory requirements • External legal advisers engaged to assist with specialist matters • Continued engagement with high-quality external advisers and regulators to monitor the risks and develop protocols for ensured compliance • Up-to-date training provided internally to the management and advisory team, and Board • Systems and procedures implemented across the Group and tested regularly to check robustness and effectiveness Political risk We are incorporated and domiciled in the island of Jersey in the Channel Islands. Our chosen jurisdiction provides for optimal tax efficiencies for the Group’s business. Any actions taken by the UK Government to change tax legislation or changes to the current HMRC practices could lead to us being regarded as an “offshore fund” for UK tax purposes, or may even result in us losing our non-UK tax resident status. • Robust procedures in place to ensure that the Company is centrally managed and controlled outside the UK. No board meetings of the Company or the Investment Manager take place in the UK and majority of the directors on both boards are Jersey residents Irish legislative changes affecting income and growth A significant portion of our residential properties are located in Ireland where the letting market has been the subject of recent political discussions. If the proposal of imposition of rent controls restricting rent increases is implemented, and there are further political and regulatory changes that affect the property sector, this could impact our ability to increase our profitability in the medium to long term. • Continued engagement with high-quality external advisers and all relevant stakeholders to monitor the risk and its impact • The Board continues to monitor developments in this area Strategic report Principal risks and uncertainties

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201442 Strategic report Photo: Friars Bridge Court, Blackfriars Road, London, SE1

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 43 Corporate governance statement 44 • Letter from the Chair 44 • Compliance statement 45 • Leadership 48 • Biographies 53 • Effectiveness 56 • Nomination Committee report 57 • Accountability 59 • Audit Committee report 60 • Management Engagement Committee report 63 • Remuneration 65 • Relations with shareholders 67 Directors’ report 68 Governance

Governance Corporate governance statement / Letter from the Chair Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201444 The Board is fully committed to complying with the principles of the Association of Investment Companies Code of Corporate Governance (the AIC Code) and the UK Corporate Governance Code 2012 (the UK Code and, together with the AIC Code, the Codes). You can find the required regulatory and governance assurances throughout this report and in the compliance statement on page 45. Part of my role as Chair is to ensure that the Board retains an appropriate level of independence to allow the Non-Executive Directors to effectively and appropriately challenge and provide guidance on the Company strategy. To this end, we have a diverse Board comprising Non-Executive Directors with a wide range of business skills, knowledge and experience, and we continually keep this under review in conjunction with the Nomination Committee. See page 49 for further details of our Board membership. In recent years, a number of regulatory changes were introduced. Among these was the requirement for the Board to confirm whether this Annual Report and Accounts for the period ended 31 December 2014 taken as a whole, is fair, balanced and understandable review of the period in business. We implemented a robust process, which the Audit Committee reviewed and approved, to ascertain whether we could make this statement. I am pleased to say that the Board considers this Annual Report and Accounts to meet the fair, balanced and understandable requirements. Charlotte Valeur Chair Letter from the Chair On behalf of the Board, I am pleased to present our corporate governance report for the period ended 31 December 2014. The Board plays a key role in ensuring high standards of corporate governance and providing leadership for the Company. These activities support our underlying purpose of creating shareholder value by following a robust, clear strategy.

45 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Compliance statement Introduction KWE is a Jersey registered, closed-ended investment company with a premium listing on the London Stock Exchange and was incorporated with limited liability in Jersey under the Companies (Jersey) Law 1991 on 23 December 2013. Compliance statement As a Board, we support and are committed to implementing high standards of corporate governance and the development of corporate governance policies and procedures in compliance with the AIC Code and the UK Code. The Company is regulated in Jersey as a Listed Fund in accordance with the Jersey Listed Fund Guide published by the Jersey Financial Services Commission (JFSC), as amended from time to time, and the Collective Investment Funds (Jersey) Law 1988. We are also an Alternative Investment Fund (AIF) for the purposes of the JFSC’s AIFMD related regulations and therefore have to comply with the JFSC’s Codes of Practice for Alternative Investment Funds and AIF Services Business. The AIC Code complements the UK Code and addresses all the main principles set out in the UK Code, as well as setting out additional principles and recommendations on issues that are of specific relevance to the Company. The AIC Code has been endorsed by the UK Financial Reporting Council and is supported by the JFSC. We consider that reporting in line with the principles and recommendations of the AIC Code, and by reference to the AIC Guide (which incorporates the UK Code), will ensure full transparency and provide better information to all our stakeholders. A copy of the UK Code is publicly available at www.frc. org.uk, and copies of the AIC Code and the AIC Guide can be found at www.theaic.co.uk We believe that the Company has complied with the AIC Code, and with the relevant provisions of the UK Code, with the exception of the items listed below, during the period from the Company’s IPO in February 2014 to the period ended 31 December 2014. The areas of non-compliance with the UK Code, and our explanations for these, are as follows: • The recommendations in A.1.1 of the UK Code: As a closed-ended investment company, the Board is responsible for determining the Company’s strategy and investment policy, its corporate governance practices and is responsible for overseeing the performance of the Investment Manager and other service providers. However, the Board does not have a formal schedule of matters specifically reserved for its decisions. Except for matters involving any conflict of interest, the Board has delegated full discretionary authority to make all investment and financing decisions (on behalf of the Group) to the Investment Manager • The recommendations in D.1.1, D.1.2, D.2.2 and D.2.4 of the UK Code: These relate to executive directors and their remuneration and so are not relevant as the Company is externally managed and has no executive directors.

Governance Corporate governance statement / Compliance statement Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201446 All the Directors are non-executive and there are no employees (except in two of our wholly– owned operating subsidiaries). Further detail regarding Board composition and an explanation of the Company's governance structure can be found on page 50 • The recommendations in A.4.1 and E.1.1 of the UK Code: For the period ended 31 December 2014, there was no senior independent director (SID) appointed by the Board. Mark McNicholas was appointed as SID on 25 February 2015 • AIC Principle 5 (covering the recommendations in D.2.1 of the UK Code): The Board has not established a separate remuneration committee as the Company has no executive officers and the Board is satisfied that any relevant issues that arise can be properly considered by the Board as a whole. This position is kept under review by the Board. Further explanation of the Board's remuneration arrangements can be found on page 65 In September 2014, the Financial Reporting Council issued a revised UK Corporate Governance Code which is effective for financial years starting on or after 1 October 2014 (the 2014 UK Code). We will be providing an update on the Company’s compliance in relation to the 2014 UK Code in next year’s report. Set out below is the Board’s assessment of the Company’s compliance with the main principles of the UK Code: A. Leadership A1. The role of the Board The Board is responsible for the overall strategy and success of the Company and provides a framework of oversight and control within which the Investment Manager operates. The ultimate responsibility for the management, strategic direction, governance, values and performance of the Group vests with the Board. This relationship is supportive, co-operative and open. A2. Division of responsibilities Our Chair is responsible for the leadership and effectiveness of the Board. The Investment Manager is responsible for leading the day- to-day management of the Company, with oversight from the Board. The Board has all of the customary legal powers for the overall control and administration of the Company, and has assessed the relationship between the Company and the Investment Manager to be one of principal and agent. A3. The Chair Our Chair leads the Board and ensures it operates effectively. With input from the Investment Manager and Administrator, our Chair is responsible for setting the agendas for meetings, managing the meeting timetable and facilitating open and constructive dialogue during meetings. A4. Non-Executive Directors Our Chair promotes an open and constructive environment in the boardroom and actively invites the Non-Executive Directors’ views. The independent Non-Executive Directors provide objective, rigorous and constructive challenges to the Investment Manager and communicate regularly amongst themselves. They bring an external perspective to the business and contribute their expertise to the Board. Board-level committees, with delegated specific responsibilities by the Board and operating in accordance with written terms of reference, are formed of independent Non-Executive Directors, except the Nominations Committee which comprises a majority of independent Non-Executive Directors. B. Effectiveness B1. The composition of the Board Our Nomination Committee is responsible for regularly reviewing the composition of the Board. In making appointments to the Board, the Nomination Committee considers the wide range of skills, knowledge and experience required in order to maintain an effective Board. During the year, the Board reviewed the overall balance of skills, experience, diversity, independence and knowledge of the Board and the Committee members, and the Board considers it to be appropriate and that it operates effectively. B2. Appointments to the Board The appointment of new Directors to the Board is led by our Nomination Committee. Further details of the activities of the Nomination Committee can be found on pages 57 and 58.

47 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Compliance statement B3. Commitments On appointment, Directors are notified of the time commitment expected from them which, in practice, goes beyond that set out in the letter of appointment. B4. Development All Directors receive induction training when they are appointed to the Board and, as part of the annual effectiveness evaluation, the training and development needs of each of our Directors are assessed. B5. Information and support Our Chair, with assistance from our Administrator and Investment Manager, ensures that all our Board members receive accurate and timely information. B6. Evaluation The Chair, members of the Audit Committee and each of the individual Directors are evaluated each year. In addition, we have committed to an external evaluation every three years. B7. Re-election At each Annual General Meeting, our Directors retire and offer themselves for re-election. C. Accountability C1. Financial and business reporting The Strategic Report is set out on pages 01 to 42 (inclusive). It provides information about our business model, performance, investment policy, strategy and the risks and uncertainties relating to our future prospects. C2. Risk management and internal control The Board sets out the Group’s risk appetite and reviews the effectiveness of the Group’s risk management and internal control systems. The activities of our Audit Committee, which assists the Board with its responsibilities in relation to the management of risk, are summarised on pages 60 to 62 (inclusive). C3. Audit Committee and auditors The Board has delegated a number of responsibilities to our Audit Committee, which assists the Board in fulfilling its responsibilities in relation to overseeing our financial reporting processes, internal control and risk management framework and maintaining an appropriate relationship with the external auditor and reviewing their effectiveness, independence and objectivity. The Chair of our Audit Committee provides regular updates to the Board. D. Remuneration D1. The levels and components of remuneration We have no executive directors or employees (save for employees in two wholly-owned operating subsidiaries). Each of the Non- Executive Directors receive a fixed fee for directorship on the Board and membership/ chairmanship of the Board Committees, as set out on page 65. D2. Procedure The Directors are entitled to such remuneration as the Board may determine, subject to any limitation as the Company may set by ordinary resolution. The Chair and other independent Directors received a fixed fee as members of the Board and the members/chairs of our Board Committees received a fixed supplementary fee. William McMorrow and Mary Ricks have waived their entitlement to receive fees for their respective appointments as Non-Executive Directors on the Board. E. Relations with shareholders E1. Dialogue with shareholders Representatives of the Investment Manager and the investor relations team meet regularly with our shareholders and the Board receives regular feedback on shareholder issues. The Senior Independent Director was appointed on 25 February 2015 and going forward, the Chair and the Senior Independent Director are available for one-on-one shareholder meetings. E2. Constructive use of general meetings Our annual general meetings provide an important opportunity to meet with our shareholders. The Board welcomes questions from shareholders. They have an opportunity to raise issues formally at the annual general meeting or informally with the Board before or after the meeting as well. The Company’s first Annual General Meeting will be held on 29 April 2015.

Governance Corporate governance statement / Leadership Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201448 Leadership The Board and its responsibilities The Board has five Directors, all of whom are non-executive, and together, we have overall responsibility for setting the Group's strategic aims and maximising the Company’s success. We do this by directing and supervising the affairs of the business, overseeing implementation of our strategy and investment policy by the Investment Manager and meeting the appropriate interests of our shareholders and relevant stakeholders, whilst enhancing the value of the Company and ensuring our investors are protected. The Company has entered into an Investment Management Agreement (IMA) with KW Investment Management Ltd, which is described more fully on page 128. Under the IMA, the Investment Manager is responsible for the risk and portfolio management of the Company’s assets, and has full discretionary authority to enter into transactions for and on behalf of the Company, except for matters involving a conflict of interest, which require the formal consent of our independent Non-Executive Directors. Our core responsibilities as a Board are set out below: • Determination of the investment policy. The Company’s investment policy is set out on page 125 to page 127 of this report • Overseeing the performance of the Investment Manager and other service providers • Reviewing the performance of the Group’s portfolio as well as the Group’s activities, including its investment decisions • Statutory obligations and public disclosure • Strategic matters and financial reporting • Risk assessment and management including reporting, compliance, governance, monitoring and control • Other matters having a material effect on the Group In carrying out our duties as a Board, we are committed to maintaining a good understanding of the views of our shareholders and we attach considerable importance to communicating with them. Board meetings and attendance There are no specific requirements for the frequency or timing of meetings of the Board. We meet at least four times in each calendar year and hold additional ad hoc meetings as required. All our Directors are given full and timely access to the information necessary to assist them in the performance of their duties. The ad hoc meetings are generally called to approve specific transactions (such as those involving a conflict of interest with the Investment Manager or capital raisings) and frequently involve a quorate sub-committee of the Board, which is appointed as necessary. This table opposite shows our Directors’ attendance at the Board and Committee meetings held during the period from incorporation to 31 December 2014. We also meet at least once a year at a formal planning session to discuss the Company’s investment strategy and vision, as well as the pipeline in the Group’s target market. The first of such strategy and planning meeting was held in February 2015. Crestbridge Fund Administrators Limited, as our Company Secretary and Administrator, attend all our Board meetings. We also invite representatives of the Investment Manager, certain external service suppliers and our Board apprentice to attend as required. Further details about the Board apprentice programme are set out on page 58.

Governance
Corporate governance statement / Leadership

Attendance at Board and committee meetings

		Board committees		
Director	Board	Audit	Nomination	Management Engagement
Charlotte Valeur	12/17	5/5	1/1	1/1
William McMorrow[1]	10/14	-	-	-
Mark McNicholas	16/17	5/5	1/1	1/1
Simon Radford[1]	13/14	5/5	-	1/1
Mary Ricks[1]	10/14	2/5[2]	1/1	-

The Board agenda

At our quarterly meetings, the Board follows a formal agenda. This agenda includes, amongst other things:

- Investment Manager's report for the period, including a review of the performance of the investments, an assessment of the progress of new investment opportunities, valuations for the investment portfolio, peer group information, and industry issues
- Financial results and cash flow forecasts, including dividends declared and dividend cover
- Update on shareholder and investor communications, corporate brokers and broker reports, review of the free float and the shareholder profile
- Discussion of the principal risks and uncertainties facing the Group and its business
- Share price discount and premium management
- Recommendations and updates from the Board Committees and the Administrator, with a review of policies and procedures, a compliance report and an update on legislative/regulatory obligations

Notes
1. Appointed on 24 January 2014. In total, 17 Board meetings have been held since incorporation and 14 Board meetings have been held since the IPO
2. As observer

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 49

Strategic report
Governance
Financials
Additional information

Governance Corporate governance statement / Leadership Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201450 Board Committees and the governance structure Since the Company’s IPO in February 2014, we have worked hard to implement all the relevant procedures required by the Codes and other applicable legislation and regulation. Our governance framework is summarised below, including the committees established by the Board. We regularly review the governance framework to monitor and test its effectiveness in managing and controlling the business and as a Board, we regularly consider if any enhancements are required to meet the changing nature and environment in which the Group operates. Management Engagement Committee Investment Advisers KW Europe KW UK KW España Investment Manager KW Investment Management Ltd KW Europe Investment Committee Administrator & Company Secretary Crestbridge Fund Administrators Ltd Key external service suppliers Control Accountability Kennedy Wilson Europe Real Estate Plc Auditor KPMG Audit Committee Nomination Committee Board

51 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Leadership We have established an Audit Committee (which also fulfils the role of a risk committee), a Nomination Committee and a Management Engagement Committee with formally delegated duties and responsibilities and written terms of reference, which have been approved by the Board. The Board will review the membership and chairing of each committee at least once every three years. Audit Committee The principal duties of our Audit Committee are: • To consider the appointment of external auditors • To discuss and agree with the external auditors the nature and scope of the audit • To keep under review the scope, results and cost effectiveness of the audit and the independence and objectivity of the auditors • To review the external auditors’ letter of engagement and management representation letters and make recommendations to the Board • To undertake regular reviews of the key internal control and risk procedures adopted by the Group and how they link with the systems and controls put in place by the Investment Manager and Administrator • To monitor regularly the requirement for an internal audit function • To monitor the integrity of the financial statements and reviewing significant financial reporting judgements contained in them • To review the key internal control and compliance procedures adopted by the Investment Manager and the Administrator Nomination Committee The primary purpose of our Nomination Committee is to fill vacancies on the Board and ensure that the Board maintains an appropriate level and balance of skills and experience to effectively lead the Company. The Nomination Committee’s other duties include: • Regularly reviewing the Board structure, size and composition • To make recommendations to the Board concerning any matters relating to the continuation in office of any Director at any time including the suspension or termination of service of that Director • To make a statement in the Annual Report about its activities Management Engagement Committee We have also established a Management Engagement Committee. Its primary purpose is to review the performance of and contractual arrangements with the Investment Manager and the evaluation of the fee payable to the Investment Manager in connection with its services to the Company. In addition, it is also responsible for evaluation of the performance of and adequacy of contractual arrangements with all other third party service providers (other than our external auditors). Remuneration Committee As the Company has no executive officers, we have not established a separate Remuneration Committee. The Board is satisfied that any relevant issues that arise in connection with the fee payable to the independent Non-Executive Directors can be properly considered by the Board as whole. No Director will participate in the decision-making process concerned with the setting of his/her own individual fee. As a consequence, the Board, as a whole, is responsible for discussions and decisions regarding remuneration. Matters relating to the remuneration and fee of the Investment Manager are considered by the Management Engagement Committee.

Governance Corporate governance statement / Leadership Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201452 Services The Company has no employees (except for employees in two wholly-owned operating subsidiaries in the Group) and is externally managed by the Investment Manager. In addition, Crestbridge Fund Administrators Limited provides key administration services to the Company in its capacity as Administrator and Company Secretary to the Company. The Investment Manager The Company has entered into the Investment Management Agreement with KW Investment Management Ltd, a wholly owned (indirect) subsidiary of KW. Under the terms of this agreement, the Investment Manager is responsible for the risk and portfolio management of the Company’s assets and has full discretionary authority to enter into transactions for and on behalf of the Company subject to matters involving a conflict of interest, which require the formal consent of our independent Directors. We have delegated authority to the Investment Manager for the day-to-day management of the assets held or acquired by the Group and there is a prescribed schedule of investment and management services that the Investment Manager performs for the Group. A summary of the principal terms of the IMA is set out on page 128 of this report. As a Board, we require the Investment Manager to produce a business execution plan each year for the Company, setting out the strategy for the provision of its services under the IMA and the management of the properties held or acquired by the Company. The Board formally reviews the Investment Manager’s performance each year so that we can state, if appropriate, that their continued appointment is in our shareholders’ best interests. Taking into account the growth of the Company in the period ended 31 December 2014 and significant capital deployment and quality portfolio assembly undertaken by the Investment Manager in such time, following the recommendations of the Management Engagement Committee, the Board is of the opinion that the continuing appointment of the Investment Manager on the terms agreed under the IMA is in the interests of its shareholders as a whole. Further details on the Investment Manager are given in the accountability section on page 59 and in the Management Engagement Committee report on page 63. Administration services The Company has entered into the administration agreement with Crestbridge Fund Administrators Limited. Our Administrator provides day-to-day administration services to the Company and acts as Secretary to the Board and Committees. Our Administrator also provides regulatory and compliance support to the Company. The Directors have access to the advice and services of the Administrator, who is responsible for ensuring that Board procedures are followed and that it complies with Companies (Jersey) Law 1991 and applicable rules and regulations of the JFSC and the LSE. Where necessary in carrying out their duties, the Directors may seek independent professional advice and services at the expense of the Company. The Management Engagement Committee formally reviews the performance of our Administrator each year and makes recommendations to the Board as it considers appropriate. Further details on the Administrator are given in the accountability section on page 59 and in the Management Engagement Committee report on page 63.

53 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Biographies Mary Ricks Non-Executive Director Investment Manager Director William McMorrow Non-Executive Director Charlotte Valeur Non-Executive Chair Simon Radford Non-Executive Director Mark McNicholas Non-Executive Director Senior Independent Director Trevor Hunt Investment Manager Director Andrew McNulty Investment Manager Director Kennedy Wilson Europe Real Estate Plc: Board of Directors Investment Manager: Board of Directors

Governance
Corporate governance statement / Biographies

Member	Capacity	Independent	Board committees: Audit	Board committees: Management Engagement	Board committees: Nomination
Charlotte Valeur	Non-Executive Chair	✓[1]	M	C	M
William McMorrow	Non-Executive Director				
Mary Ricks	Non-Executive Director				M
Simon Radford	Non-Executive Director	✓	C	M	
Mark McNicholas	Non-Executive Director, SID	✓	M	M	C

M: Member of committee C: Chair of committee

Charlotte Valeur (51) — Non-Executive Chair

Date of appointment:
23 December 2013
Committees:
Management Engagement (Chair)
Nomination
Audit

Charlotte has more than 30 years of experience in financial markets and is the Managing Director of GFG Ltd, a governance consultancy. She currently serves as a Non-Executive Director on a number of boards and prior to this was the founding Partner of Brook Street Partners in 2003 and the Global Governance Group in 2009. Charlotte worked in London as a Director in Capital Markets at Warburg, BNP Paribas, Societe Generale and Commerzbank, beginning her career in Copenhagen with Nordea A/S. She is a member of The Institute of Directors and is regulated by the Jersey Financial Services Commission.

William McMorrow (67) — Non-Executive Director

Date of appointment:
24 January 2014

Bill has more than 40 years of experience in real estate and banking. He is the Chairman and CEO of Kennedy-Wilson Holdings, Inc. and its predecessor since 1988. Bill was instrumental in KW's expansion into real estate brokerage, property management and investment services and in 2011 launching KW's business in Europe. In addition to his real estate experience, Bill has more than 17 years' banking experience serving as Chair of the Credit Policy Committee of Imperial Bancorp and various senior positions at Fidelity Bank. Bill currently sits on the Executive Board of the USC Lusk Center for Real Estate, in California, US.

Simon Radford (58) — Non-Executive Director

Date of appointment:
24 January 2014
Committees:
Audit (Chair)
Management Engagement

Simon has more than 25 years of experience of audit, corporate finance and corporate investigation. He has worked with a wide variety of boards and audit committees, currently serving as a Non-Executive Director on a number of alternative investment strategy funds. Simon is the CFO of Aztec Group Limited in Jersey, a role he has held since 2005. Previously he was a senior partner of Deloitte in Jersey. Between 2006 and 2008, Simon served as Chairman of the Institute of Directors in Jersey and President of the Jersey Society of Chartered and Certified Accountants. He is a Fellow of the Institute of Chartered Accountants in England and Wales.

Notes
1. On appointment, in accordance with the provisions of the Codes

54 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

55 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Biographies Mark McNicholas (49) Non-Executive Director and Senior Independent Director Date of appointment: 23 December 2013 Committees: Nomination (Chair) Audit Management engagement Mark has more than 20 years of experience in real estate finance. Since 2012 Mark is the principal of JLA Real Estate Finance Limited, a debt advisory practice based in Jersey and prior to this joined BNP Paribas Real Estate’s debt advisory desk in 2010. He sits on the board of two Luxembourg-registered funds providing senior and mezzanine debt to the UK real estate market. Mark began his career in 1993 at RBS in its corporate real estate finance team in London and became head of real estate finance at RBS International, based in Jersey, in 1999 where he was also a member of the RBS Corporate Banking’s real estate finance board. Mary Ricks (50) Non-Executive Director and Investment Manager Director Date of appointment: 24 January 2014 to Board 23 January 2014 to Investment Manager Committees: Nomination Mary has more than 25 years of experience in international real estate investment. She is President & CEO of Kennedy Wilson Europe, which she helped establish in 2011 and prior to this she headed KW’s commercial investment group since 2002. Mary joined Kennedy-Wilson Holdings, Inc. in 1990. In 2014 she won the PERE award for Industry Figure of the Year. Mary is a founding board member of the Richard S. Ziman Center for Real Estate at University of California, Los Angeles. Andrew McNulty (37) Investment Manager Director Date of appointment: 3 January 2014 Andrew has more than 15 years of experience in real estate across brokerage and fund management industries. He is a Senior Director of the Investment Manager and prior to this he was an Associate Director at Crestbridge, a role held since 2009, where he was responsible for developing the real estate funds’ business. He has extensive experience as a director on real estate client boards and regulated Jersey vehicles holding real estate assets. Andrew started his career with JLL and subsequently CBRE, in the UK, across property investment and leasing. He then became a property fund manager at Schroders. Andrew is a member of the Royal Institution of Chartered Surveyors. Trevor Hunt (61) Investment Manager Director (Independent) Date of appointment: 24 January 2014 Trevor has more than 30 years of experience working for HSBC within the off-shore funds industry across finance and fund administration. Retiring from HSBC in 2003, he was a Director of Capita Financial Administrators (Jersey) Ltd and of other Capita entities before leaving in 2009 to join BNP Paribas Securities Services. Since 2011, Trevor has focused on providing non-executive directorship services to a number of Channel Islands funds and fund management companies. Trevor is regulated by the Jersey Financial Services Commission and is a member of the Jersey Association of Directors and Officers where he serves on the AIC Channel Islands Committee. He is also a member of the Guernsey Finance Sector Non-Executive Directors Forum, is registered with the Guernsey Financial Services Commission and holds the Chartered Institute of Bankers (Trustee Diploma).

Governance Corporate governance statement / Effectiveness Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201456 Effectiveness The members of the Board We consider that in our first year of operation, the overall size and composition of the Board is appropriate. This takes into account the results of the first evaluation of our Board members (described below), particularly regarding the independence of character and integrity of all our Directors and the skills and experience that they bring to their duties, which prevent any individual or small group from dominating its decision making or exercising undue influence. We monitor the developments in corporate governance standards to ensure that as a Board we remain aligned with best practices followed by our peers, especially with respect to the increased focus on diversity. We acknowledge the importance of diversity, including gender, for the effective functioning of the Board and are committed to supporting diversity in the boardroom. It is our ongoing aspiration to have a well-diversified representation. We also value the diversity of business skills, experience and background to bring a wide range of perspectives to the Company. The Board considers that the skills and experience of our members, particularly in the areas of investment, real estate, financial services, and corporate finance, are fundamental to the pursuit of the Company’s strategic objectives. In addition, the international and quoted company experience of members of the Board in a variety of markets is also invaluable to the Company. The Board’s policy on tenure is that continuity and experience are considered to add significantly to the strength of the Board and, as such, other than an initial term of three years from the date of appointment to remain compliant with the provisions of the Codes, no limit on the overall length of service of any of the Company’s Directors, including the Chair, has been imposed. Except for being appointed as Chair of Blackstone/GSO Loan Financing Limited, there have been no changes to the other significant commitments of the Chair during the period under review. The Chair believes that the additional roles taken on by her during the year will not impact her commitment to the Company and the Board agrees with her. Mark McNicholas was appointed to the role of Senior Independent Director on 25 February 2015. The Directors are subject to re-election on an annual basis and their biographies, setting out their relevant skills and experience, are given on pages 53 to 55. Independence of Non-Executive Directors Taking into account the provisions of the Codes, two of our five Non-Executive Board Directors, William McMorrow and Mary Ricks are not considered independent by the Board because of their employment with KW and its group companies. Mary Ricks is also a Director on the Board of the Investment Manager, and both of them have been nominated for appointment to the Board by the Investment Manager, in accordance with a right set out in the Investment Management Agreement. Mark McNicholas and Simon Radford are considered to have met the independence requirements of the Codes. Our Chair, Charlotte Valeur, was considered independent on appointment under the requirements of the Codes. Board, Committee and Directors' evaluation The Board evaluates its performance each year. Its first evaluation, which was internally managed, took place in early 2015 and gave the Board an opportunity to evaluate the performance of its Directors on the Board, the Chair and members of the Audit Committee. The evaluation reviewed the balance of skills, experience, independence and knowledge of the Company on the Board, its diversity, including gender, how the Board works together as a unit and other factors relevant to its effectiveness. The evaluation was conducted through questionnaires being completed by each of the Directors. Our Chair and members of the Audit Committee completed separate questionnaires and the responses were formally discussed at our Nomination Committee meeting. The Board will consider the future use of an external facilitator in its performance evaluation process. In addition, we have committed to an external evaluation on a three-year basis. The recent evaluation reflected that the Board and its Committees are in a phase of development, having only had a single cycle since its formation. Despite this, it was noted that the Board was working well and that valuable progress had been made in all areas. The Board formally concluded that it and its Committees were operating effectively.

57 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Nomination Committee report Committee membership and attendance during the period Our Nomination Committee members are Charlotte Valeur, Mary Ricks and me, Mark McNicholas (Chair). We meet at least once a year and on other occasions as required. For the period under review, we have held one meeting of the Nomination Committee and our attendance is shown in this table. Member Attendance Mark McNicholas 1/1 Charlotte Valeur 1/1 Mary Ricks 1/1 Crestbridge Fund Administrators Limited attends all our meetings as Secretary to the Committee. In addition, we invite other representatives of the Investment Manager and its investment advisers, and our Board Apprentice to attend as required. The Committee’s terms of reference Our full terms of reference, explaining our role and the authority delegated to us by the Board, are available on the Company’s website at www.kennedywilson.eu The Committee’s purpose The primary role of the Committee is to identify and nominate candidates to fill Board vacancies as and when they arise, as well as putting in place plans for succession for Directors, particularly the Chair. To do this, we keep the leadership needs of the Company under review to ensure the continued ability of the Company to compete effectively in the marketplace. We also keep up to date and fully informed about strategic issues and commercial changes affecting the Company and the market in which it operates so we can ensure the leadership of the Company is well-equipped to deal with any consequent changes. The Committee’s responsibilities: Beyond our primary function, we also: • Review the structure, size and composition of the Board and Committee (including the range of skills, knowledge, diversity and experience available) and make recommendations to the Board about any adjustments, having regard to the regulations to which the Company is subject • Oversee the process for the appointment, re-appointment and removal of Directors • Assess the effectiveness and performance of the Board and each of its Committees, how the Board works together as a unit, the relationships between the Board and the Investment Manager and Administrator, and other relevant factors Nomination Committee report I am pleased to introduce the report of the Nomination Committee for the period ended 31 December 2014. Mark McNicholas Nomination Committee Chair 13 March 2015

Governance Corporate governance statement / Nomination Committee report Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201458 The Committee’s focus during the period We considered the structure of the Board during the period under review and have decided that no changes are necessary and that the Board’s levels of experience and knowledge are appropriate for the size and nature of the Company. Appointment process No new Director has been appointed since the Company’s IPO in February 2014 and we do not believe that there is a gap that currently needs to be filled. We have, however, formalised a policy for the appointment process. We will use open advertising or the services of external advisers to facilitate the search for suitable candidates. Consideration will be given to candidates from a wide range of backgrounds, based on merit and against objective criteria, including taking care that appointees have enough time available to devote to the position and with due regard for the benefits of diversity in all its forms on the Board. Any short listed candidates we select will be seen in the first instance by the Chair and one other Committee member. If appropriate, the potential candidate(s) will be invited to meet the Committee as a whole. We will then decide whether to recommend an appointment to the Board and the Board will decide whether to make the appointment. Diversity policy We consider that together the Directors have a balance of skills, qualifications and experience which are relevant to the Company and the Group as a whole. The Board and this Committee support the recommendations of the Davies Report and believe in the value and importance of diversity in the boardroom. However, we do not consider that it is appropriate or in the interest of the Company and its shareholders to set prescriptive diversity targets for the Board. The proportion of female Directors on the Board is currently 40%. The Board is committed to improving the opportunities for people from a diverse range of backgrounds to understand and prepare for membership of corporate boards. During the period under review, we took on board an apprentice from Board Apprentice Ltd, which is a not-for-profit organisation dedicated to increasing diversity on boards by widening the pool of board-ready candidates and looks at diversity as beyond gender and encompassing ethnicity, culture, age, disability, personality and skill set. For a period of one year, we have appointed Charlmaine Vella as a Board apprentice and, in that capacity, Charlmaine attends all Board and Committee meetings for educational purposes and takes part in discussions only when invited to do so by the Board. She receives no remuneration or expenses from the Company. Evaluation process and ongoing training We developed a questionnaire-based, internal evaluation process that was adopted during the period under review. The details and results of this are set out in Effectiveness on page 56 of this report. As the majority of the Non-Executive Directors of the Company are Jersey residents and each of the Board members is regulated by the JFSC, they are each required to undertake 25 hours per annum of continued professional development. We have not identified any specific training needs so each Director is required to take responsibility for his/ her own continued professional development and to self-certify satisfaction of the regulatory requirements. In addition, Jersey regulations require that all Directors of the Company undergo anti- bribery and anti-money laundering training. A process for meeting this requirement has been discussed by the Committee and is being set in place; induction training will be provided by an independent service provider at the Company’s expense. The Committee’s effectiveness The recent evaluation reflected that the Committee is in a phase of development, having only had a brief period since our formation. Despite this, it was noted that valuable progress had been made in our areas of responsibility and the Board and its committees were comprised appropriately for the needs of the Company and were operating effectively.

59 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Accountability Accountability Internal control and risk management The Board understands its responsibility for ensuring that there are sufficient, appropriate and effective systems, procedures, policies and processes for internal control of financial, operational, compliance and risk management matters in place to manage the risks which are an inherent part of business. Such risks are managed and mitigated rather than eliminated in order to permit the Company to meet its financial and other objectives, and can only provide reasonable assurance against material misstatement or loss. We review the internal procedures of both the Investment Manager and our Administrator which we rely on. The Investment Manager has a schedule of matters delegated to it by the Board and about which it reports to the Board every quarter. These matters include preparation of quarterly management accounts and reporting thereon. Further, a compliance report is produced by the Administrator for the Board on a quarterly basis. The requirement for an internal audit function was considered at IPO and at the time of preparation of this report, and it was decided there was no requirement for the function at the time, as the Company is an externally managed investment company and relies upon the systems and procedures employed by the Investment Manager and our Administrator. This position is kept under annual review by our Audit Committee. The Company maintains a formal risk register, prepared by the Investment Manager based on inputs from our Administrator and the Non- Executive Directors and this is reviewed every quarter. In addition, where relevant, operational risks are mitigated by the maintenance of an appropriate level of insurance cover, which the Board reviews on a regular basis. The Board has reviewed the Company's risk management framework and its internal control systems during the period ended 31 December 2014 and believe them to be operating effectively. No significant failings or weaknesses were identified. Investment processes adopted by the Investment Manager The Company is managed externally by KW Investment Management Ltd as described earlier on page 52, which is incorporated as a company limited by shares in Jersey and is wholly-owned and controlled by Kennedy Wilson. The Investment Manager is authorised and regulated by the JFSC under the Financial Services (Jersey) Law 1998, as amended, as an investment manager. The Investment Manager has delegated certain responsibilities and functions, including property level services to, and has contracted to receive portfolio advisory services from the investment advisers, all of which are subsidiaries of Kennedy Wilson in Europe. The investment advisers, engaged by the Investment Manager, utilise a thorough and rigorous investment process when advising the Investment Manager on investment opportunities for the Company, and are responsible for identifying investment opportunities and conducting due diligence on those opportunities. However, investment decisions are made at the sole discretion of the Investment Manager, who has been authorised to do so by the Board, subject to matters involving a conflict of interest, which require the formal approval of the independent Directors.

Governance Corporate governance statement / Audit Committee report Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201460 Committee membership and attendance during the period Our Audit Committee members are Charlotte Valeur, Mark McNicholas and Simon Radford. The Audit Committee is chaired by me, Simon Radford. I am a chartered accountant in England and Wales and I am deemed by the Board to have recent and relevant financial experience for the purposes of the Codes. Detailed biographies of the Committee members are given on pages 54 to 55. We meet formally at least three times a year. For the period under review, we have held five meetings of the Audit Committee and our attendance is shown in this table. Member Attendance Simon Radford 5/5 Mark McNicholas 5/5 Charlotte Valeur 5/5 Crestbridge Fund Administrators Limited attends all our meetings as Secretary to the Committee. In addition, we invite William McMorrow, Mary Ricks, other representatives of the Investment Manager and its investment advisers, our Board apprentice and our external auditor to attend as required. The Committee’s terms of reference Our full terms of reference, explaining our role and the authority delegated to us by the Board are available on the KWE website. Go to www.kennedywilson.eu The Committee’s purpose Our primary role is to monitor the integrity of the financial reporting of the Company and review the financial results to consider the appointment, independence and remuneration of the auditors, and to undertake regular reviews of the key control and risk procedures adopted by the Group, the Investment Manager and Administrator. Accordingly, the Audit Committee also serves the role of a risk committee. The Committee’s other responsibilities In addition to the principal duties set out on page 51, we are responsible for: • Assessing the effectiveness of the Company's financial reporting procedures • Reviewing the adequacy and soundness of procedures adopted by the Company and the Investment Manager for preventing and detecting fraud, and the adequacy and soundness of the Company's and the Investment Manager's systems and controls for the prevention of bribery and anti- money laundering The Committee’s focus during the period These are the main matters we discussed at our meetings: • The detailed review of the content, tone and format of the annual and half-year press releases, financial reports (including the annual report and accounts), as well as the quarterly trading updates released by the Company, and making recommendations to the Board for approval Audit Committee report I am pleased to have been appointed as Chair to the Audit Committee of KWE at this exciting time in its development. I am looking forward to working with and leading the newly established Audit Committee which was put into place upon listing. The report below provides details of the Audit Committee and its activities. Simon Radford Audit Committee Chair 13 March 2015

61 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Audit Committee report • The review and approval of the annual audit plan of the external auditor, and approval of the fee for the external audit • Discussion of reports from the external auditor following their audit • The assessment of the effectiveness of the external audit process, as described below • The review and consideration of the Company’s key risks, internal control policies and procedures in its first year of operations. The principal risks and uncertainties facing the Company are set out on pages 38 to 41 • The need for an internal audit function specific to the Company • The Company’s tax framework, structure and risks • The appointment of third party valuers and approval of the valuation reports • The regulatory solvency requirements relating to the declaration and payment of quarterly dividend • Reporting to the Board on how it has discharged its responsibilities Financial reporting and significant judgements During the period under review, we monitored the integrity of the financial information published in the interim and annual financial statements as well as quarterly updates and considered the extent to which suitable accounting policies have been adopted, presented and disclosed. In assessing this, the Audit Committee receives and considers reports from the Investment Manager, the audit strategy and focus of the external auditor and the methodology adopted by the valuers. Taking into account information from these activities, we considered whether the Investment Manager has made suitable and appropriate estimates and judgements. In addition, we assessed the independence, objectivity and competence of our valuers. As the valuation of the Group’s portfolio is fundamental to the Group’s balance sheet, the Audit Committee invited the independent valuers along with the auditors to discuss the valuations included within the half year and period end financial statements. This included a rigorous review of the valuation process undertaken, changes in market conditions and recent transactions in the market and how these have impacted upon the third party valuations, valuation movements on individual properties and the independent valuers’ expectations in relation to future rental growth and yield movement and, at the same time, challenging the assumptions and judgements made by the valuers. The external auditors had discussions with the independent valuers separately from the Audit Committee, using real estate specialists where appropriate, and have provided the Audit Committee with a summary of their review as part of their report on the half year and period end results. For details of the Group’s properties and related accounting policies see Notes 3J, 5A and 14 of the financial statements. Although going concern is a matter for the whole Board, see page 69, a review of the Group’s headroom under its covenants and undrawn facilities in relation to Group’s financial forecasts and sensitivity analyses was also conducted. Acquisitions, disposals and revenue recognition from significant lease transactions were also considered to the extent that there are any unusual terms and conditions or judgements made in relation to timing. Another significant issue specifically reviewed by the Audit Committee for the period ended 31 December 2014 was the acquisition of investment properties, land and buildings and loans secured by real estate, in the context of reviewing analysing and discussing the complexities in acquisition agreements entered into by the Group and their treatment under the relevant accounting standards. Accounting for IPO costs and secondary issue costs was another area considered by the Audit Committee. Conclusions in respect of the Company’s Annual Report and Accounts The production and the audit of the Company’s Annual Report is a comprehensive process requiring input from a number of different contributors. In order to reach a conclusion on whether the Company’s financial statements are fair, balanced and understandable, as required under the Codes, the Board requested that we advise on whether we consider that the Annual Report fulfils these requirements. In outlining our advice, we have considered the following: • The comprehensive documentation that is in place outlining the controls in place for the production of the Annual Report, including the verification processes in place to confirm the factual content • The detailed reviews undertaken at various stages of the production process by the Investment Manager, Administrator, auditors and ourselves, that are intended to ensure consistency and overall balance

Governance Corporate governance statement / Audit Committee report Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201462 In addition, we have had discussions with our Administrator in connection with the preparation of satisfactory controls report for the period ended 31 December 2014 which would outline the compliance and control procedures in place at the Administrator, and how they link with those of the Company and the Investment Manager. The effectiveness of such internal controls will be independently verified during the forthcoming period. As a result of the work performed, we have concluded and reported to the Board that the Annual Report and Accounts for the period ended 31 December 2014, taken as a whole, is fair, balanced and understandable and provides the information necessary for our shareholders to assess the Company’s performance, business model and strategy. The Board’s conclusions in this respect are set out in the Directors’ statement of responsibilities on page 72. External audit KPMG provides audit services to the Group. The annual report and accounts have been prepared in accordance with IFRS as adopted by the EU. Since the fees charged by the auditor will depend on the services provided and the time spent by the auditor on the affairs of the Group, there is no maximum amount payable to the auditor, although the Board continually keeps the auditor’s fees under review and benchmarks against the fees paid by its peers. KPMG were appointed as the external auditor to the Company and its subsidiaries during the financial period. No formal tender process was initiated in KPMG’s appointment. KPMG also provides audit services to the Investment Manager’s group. To maintain audit quality and provide comfort on the integrity of financial reporting, we reviewed, challenged and approved the annual audit plan of our external auditor. We ensured that the audit work focused on matters we considered to be important, by virtue of their size, potential impact, complexity and level of judgement. We are responsible for the evaluation of our external auditors and for communicating the results of this evaluation to the Board. In doing so we considered a range of factors including the quality of service, our external auditor’s specialist expertise, the level of audit fee, and independence. We have evaluated the work completed by our external auditor in the period to 31 December 2014, taking into account the fees paid to KPMG, and are satisfied with their effectiveness, objectivity and their independence. We do not consider it necessary to require our external auditor to tender for the audit work at this time, although we will review this matter annually. During the period under review, KPMG was retained to provide non-audit reporting accountancy services in relation to the capital markets transaction in October 2014. KPMG was also retained to carry out certain tax, structuring and due diligence services in connection with transactions. For the period ended 31 December 2014, KPMG was paid a fee of approximately £0.5 million relating to audit and audit related assurance services rendered to the Group, and a fee of approximately £1.5 million relating to non-audit services, primarily relating to the provision of tax and transaction advisory services in connection with acquisitions made by the Group. As a Committee, we have reviewed the provision of non- audit services and believe them to be cost-effective and not an impediment to our external auditor’s objectivity and independence. It is the Company’s practice to employ KPMG on assignments which are additional to their statutory audit duties, where their expertise and experience with the Company are important, principally tax, compliance and transaction matters, or where they have been awarded assignments on a competitive basis. Internal audit The Audit Committee has reviewed the Company’s business model and in particular the external management structure which it has put in place to manage the Company. Considering the brief period of operation of the Company and the nature, scale, complexity and range of operations of the Company, an internal audit function specific to the Company is considered by the Audit Committee to be unnecessary at this stage. The Audit Committee will review this matter annually (in accordance with the UK Code) and will regularly reconsider its position on these matters. The Audit Committee has reviewed the Company’s risk management framework, its policies for preventing or detecting fraud, as well as the code of ethics, and ensured that the Company has systems and procedures in place to safeguard compliance with relevant regulatory and legal requirements. The Committee’s effectiveness The recent evaluation reflected that we are in a phase of development, having only had a brief period since our formation. Despite this, it was noted that valuable work and progress had been made in our areas of responsibility.

63 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Management Engagement Committee report Committee membership and attendance during the period The Management Engagement Committee members are Mark McNicholas, Simon Radford and me, Charlotte Valeur (Chair). We meet as and when required, no less than once a year and preferably in the quarter before the preparation of the Company's Annual Report and Accounts. For the period under review, we have held one meeting of the Management Engagement Committee and our attendance is shown in the table below. Member Attendance Charlotte Valeur 1/1 Mark McNicholas 1/1 Simon Radford 1/1 Crestbridge Fund Administrators Limited attend all our meetings as Secretary to the Committee. In addition, we invite representatives of the Investment Manager and its investment advisers, our Board apprentice and our external auditor to attend as required. The Committee’s terms of reference Our full terms of reference, explaining our role and the authority delegated to us by the Board are available on the KWE website. Go to www.kennedywilson.eu The Committee’s purpose Our Management Engagement Committee exists to ensure that the Company's Investment Management Agreement is reasonable for our shareholders, along with the Company's agreements with all other third party service providers (other than our external auditors). We also review the performance and appointment of the Investment Manager and other third party service providers, other than our auditor, on a periodic basis. The Committee’s other responsibilities • To review terms of the Investment Management Agreement with the Investment Manager, in particular to ensure that its terms are fair and reasonable for our shareholders and to make recommendations, as required, on any amendments or material breaches of the IMA • To reasonably satisfy itself that the systems put in place by the Investment Manager in respect of the Company are adequate to meet all legal and regulatory requirements • To review and evaluate the performance and ongoing suitability of the Investment Manager to manage the assets of the Company • To put in place procedures by which the Board regularly reviews the continued retention of the Investment Manager's services Management Engagement Committee report On behalf of the Board, I am pleased to present the first Management Engagement Committee report since listing, providing details of our activities for the financial period ended 31 December 2014. Charlotte Valeur Management Engagement Committee Chair 13 March 2015

Governance Corporate governance statement / Management Engagement Committee report Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201464 • To determine which non-management services should be sub-contracted and review and evaluate the performance of, and the terms of, the Company's arrangements with other third party service providers (other than the external auditors) and to ensure that the terms are fair and reasonable for shareholders • To ensure that the external auditor is not conflicted by any work carried out for the Investment Manager and that any potential conflict has been satisfactorily resolved The Committee’s focus during the period Evaluation of service providers We asked our key service providers to complete an evaluation questionnaire which was specifically tailored for the Company’s operations and the nature of services outsourced to such service providers. We were satisfied with the results of the evaluation process which confirmed that suitable internal controls to monitor any conflicts of interest with competitors and compliance with market abuse and anti-bribery legislations, business continuity plans and information security policies were in place and functioning effectively. All key service providers maintained an adequate level of professional liability and indemnity insurance cover. As a Committee, we reviewed the level of fees paid to service providers and believe them to be cost-effective, given the scale and nature of the Company’s operations. We did not include the Investment Manager in this process, as it was observed that this approach for the evaluation for the Investment Manager was not appropriate given the nature of services rendered by the Investment Manager. Instead, the Investment Manager was assessed on its performance in the key areas detailed in our IMA during a formal committee meeting. Review of the Investment Manager As a Board, we require the Investment Manager to produce a business execution plan each year for the Company, setting out the strategy for the provision of its services under the IMA and the management of the properties held or acquired by the Company. It was observed that the Investment Manager had performed well during a very active period for the Company and that its systems and processes for monitoring compliance with anti-bribery legislation, market abuse and similar laws meet the legal and regulatory requirements as applicable to the Company. The Board formally reviews the Investment Manager’s performance each year so that we can state, if appropriate, that their continued appointment is in our shareholders’ best interests. Taking into account the growth of the Company in the period ended 31 December 2014 and significant capital deployment and quality portfolio assembly undertaken by the Investment Manager in such time, we recommended to the Board that we are of the opinion that the continuing appointment of the Investment Manager on the terms agreed under the IMA is in the interests of its shareholders as a whole, and confirmed the ongoing suitability of the Investment Manager to manage the investment portfolio. The fees paid to the Investment Manager are set out in Note 29 to the financial statements. Review of our Administrator We found that our Administrator had performed well during a very active period for the Company and that its systems meet the legal and regulatory requirements. The Committee’s effectiveness The recent evaluation reflected that we are in a phase of development, having only had a brief period since our formation. Despite this, it was noted that valuable work and progress had been undertaken in our areas of responsibility.

Governance
Corporate governance statement / Remuneration

Remuneration

This section sets out the remuneration arrangements for the Board.

As detailed earlier in this report, as the Company is an externally managed vehicle and has no executive directors, the Board has decided that it is not necessary for a Remuneration Committee to be constituted. This situation will be kept under review by the Board and the Nomination Committee.

Our Directors are entitled to such remuneration as the Board may determine, subject to any limitation as the Company may set by ordinary resolution. In addition, our Directors are entitled to be paid all out of pocket expenses incurred in attending meetings of the Board or Committees or with our shareholders or otherwise in connection with the discharge of their duties. No Director is involved in any decisions in respect of their own individual remuneration. The fees paid are set out in the table below. The table below sets out the fees that the Non-Executive Directors are entitled to receive pursuant to their letters of appointment with the Company:

Non-Executive Directors' fees (£000)

		Board committees supplemental fee			
Director	Fee	Audit	Nomination	Management Engagement	Total fees
Charlotte Valeur	120	-	-	25	145
William McMorrow[1]	-	-	-	-	-
Mark McNicholas	75	-	25	-	100
Simon Radford	75	25	-	-	100
Mary Ricks[1]	-	-	-	-	-

The aggregate remuneration and benefits in kind of our Directors in respect of any financial year are payable out of the assets of the Company.
Our Directors hold their office in accordance with their letters of appointment and the articles of association of the Company. Each Director has a letter of appointment dated 10 February 2014. Directors' appointments can be terminated with three months' notice and the Company is entitled to make a payment in lieu of the notice period on termination. The letters of appointment provide that the office of a Director can be terminated with immediate effect without notice or payment in lieu of notice in certain circumstances including fraud, dishonesty or serious misconduct, bankruptcy, disqualification as a director or material breach of obligations under their respective letters of appointment.

Notes
1. The Investment Manager has waived the right to receive fees for the members of the Board nominated by it as Directors or as members of any Board Committee

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 65

Strategic report
Governance
Financials
Additional information

Governance Corporate governance statement / Remuneration Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201466 Interests of Directors in share capital At 31 December 2014 At 13 March 2015 Number of shares held % of holding in Company1 Number of shares held % of holding in Company1 Director Charlotte Valeur (Chair) - - - - William McMorrow 80,916 0.06 80,916 0.06 Mark McNicholas - - - - Simon Radford - - - - Mary Ricks 80,916 0.06 80,916 0.06 There have been no changes in the above interests in the period between 31 December 2014 and 13 March 2015 (being the latest practical date prior to the date of publication of this report). Notes 1. Based on the issued share capital of the Company at the date

67 G overnanc e Strategic repo rt Financial s Additional informatio n Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 Governance Corporate governance statement / Relations with shareholders Relations with shareholders The Board is committed to regular communication with shareholders, placing an emphasis on investors’ understanding of the Group’s strategy and aims for feedback to be understood and examined by the Board. The Group has an Investor Relations team assisted by the Investor Relations Director which reports to Mary Ricks (in her capacity as CEO and President of Kennedy Wilson Europe and a Director on the Board of the Investment Manager and the Board). The Board as a whole is informed on a regular basis about the views of key stakeholders, including their concerns and feedback. Communications with existing and target shareholders and analysts is ongoing throughout the year; this includes regular calls, one-on-one and group meetings as well as industry conferences. The investor relations team has been in direct contact with over 70% of the Group’s share register over the course of the year. This level of regular interaction is communicated to the Board through updates to the Chair and the other Non- Executive Directors by way of face-to-face briefings and email updates. The following information is included in these briefings: • Financial calendar and draft material • Share price performance • The composition of the shareholder register • Feedback from investor meetings, including key questions • Covering sell-side analysts, their recommendations and expectations • Peer group news In February 2015, Mark McNicholas was appointed Senior Independent Director and is available to address concerns that investors may wish to raise, in addition to traditional channels of contact through the investor relations team and the Chair. The Group’s corporate website is an important source of information to analysts and investors and the presentations made following announcement of the Group’s financial results and other ad hoc presentations are made immediately available to ensure full transparency. The market is kept informed of the Company’s progress through results statements and other announcements released through the London Stock Exchange, all available on the corporate website allowing all shareholders full access to material information. The website includes all RNS announcements, share price information and financial reports and presentations available to download. Shareholders can raise queries directly with the Company at any time through the investor relations email address provided on the website. Representatives of the Investment Manager, the Chair and the Senior Independent Director are available as contact points for shareholders and the whole Board will attend the Company’s first AGM (and all subsequent AGMs) which provides a forum for communication with all sizes of shareholders. In addition, the Chair and the Senior Independent Director are also available for direct meetings with shareholders. The Annual Report and Accounts is sent to all shareholders at least 20 working days before the AGM and the details of the resolutions to be proposed can be found in the Notice of Meeting, sent separately to shareholders. Details of the outcome of the AGM resolutions will be disclosed at the meeting and posted to the Company’s website. Go to www.kennedywilson.eu

Governance Directors’ report Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201468 Results and dividends The financial results for the period can be found in the consolidated statement of comprehensive income as set out on page 79. An interim dividend of 2p per share was declared on 7 August 2014 and paid on 29 August 2014. A further interim dividend of 4p per share was declared on 6 November 2014 and paid on 28 November 2014. An additional interim dividend of 7p per share was declared on 26 February 2015 and will be paid on 20 March 2015 to shareholders on the register on 6 March 2015. Directors’ report Introduction The Directors are pleased to present their Annual Report and Accounts, including the Company’s audited financial statements as at, and for the period ended, 31 December 2014. Information contained elsewhere in the Annual Report The following information can be found elsewhere in the Annual Report and Accounts as indicated in the table below and is incorporated into this report by reference: Management report This Directors’ report together with the Strategic report on pages 01 to 42 form the Management report for the purposes of DTR 4.1.5 R. Information Pages Post balance sheet events 119 Likely future developments in the business of the Company or its subsidiaries 09 Directors 53 to 55 Directors’ interests in shares 66 Manager and service providers 63 Directors' statement of responsibilities in respect of the Annual Report and Accounts 72 Statement of disclosure of information to the auditor 72 Share capital Note 26 on page 112 Financial instruments: Information on the Group’s financial risk management objectives and policies, and its exposure to credit risk, liquidity risk, interest rate risk and foreign currency risk Note 24 on page 108

Governance
Directors' report

Strategic report Governance Financials Additional information

Corporate governance statement
The information that fulfills the requirements of the corporate governance statement can be found in this Directors' report, and the governance report on page 45 which is incorporated into this Directors' report by reference.

Political donations
No political donations were made during the period under review.

Employees
The Group has no employees (except in two of its wholly-owned operating subsidiaries) and accordingly, there are no employee share schemes in place. The Company has no employees.

Restrictions on transfer of securities and voting rights in the Company
There are no restrictions on the transfer of securities in the Company, save as follows:

- Pursuant to the Listing Rules of the Financial Conduct Authority (the Listing Rules), whereby certain individuals require approval to deal in the Company's shares
- Pursuant to the Company's articles of association, whereby the Board may decline to register a transfer of shares or otherwise impose a restriction on shares to prevent the Company breaching any law or regulation

Except as described in Note 29 on page 113 to the financial statements, the Company is not aware of any agreements between holders of securities that may result in restrictions on the transfer of securities in the Company. As at the date of this report, the Company is not aware of any such agreements.

There are no restrictions on voting rights of securities in the Company. The Notice of Meeting specifies deadlines for appointing a proxy or proxies to vote in relation to resolutions to be passed at the Annual General Meeting.

Securities carrying special rights
No person holds securities in the Company carrying special rights with regard to control of the Company.

Going concern
After making enquiries, and bearing in mind the nature of the Group's business and assets, the Directors consider that the Company and Group have adequate resources to continue in operational existence for the foreseeable future. For this reason, they continue to adopt the going concern basis in preparing the financial statements.

Substantial shareholdings
The Company is aware of the following material shareholders who were, directly or indirectly, interested in 5% or more of the total voting rights in the Company's issued share capital:

Material shareholders

	At 31 December 2014 Based on issued share capital of 135,283,293 shares		At 13 March 2015 Based on issued share capital of 135,446,771 shares	
Shareholder	**Number of shares held**	**% of total share capital**	**Number of shares held**	**% of total share capital**
Wellington Management Group LLP	24,527,163	18.13	24,527,163	18.11
Kennedy-Wilson Holdings, Inc.	20,189,952	14.92	21,428,430	15.82
Quantum Strategic Partners Ltd (Soros)	15,171,750	11.21	15,171,750	11.20
Marketfield Asset Management LLC	13,482,072	9.97	10,652,729	7.86
Franklin Templeton Institutional, LLC	10,557,825	7.80	10,557,825	7.79

Information provided to the Company pursuant to the Disclosure and Transparency Rules is publicly available via the regulatory information services and on the Company's website. Go to www.kennedywilson.eu

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 69

Governance Directors’ report Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201470 Amendment of Articles of Association The Company's articles of association may be amended by a special resolution of the Company’s shareholders. Powers of the Directors Subject to the Company's articles of association, the Companies (Jersey) Law 1991 and any directions given by the Company by special resolution, the business of the Company will be managed by the Board, which may exercise all the powers of the Company including in relation to the issuing and buying back by the Company of its shares. At the extraordinary general meeting of the Company held on 24 February 2014, the Directors were granted authorities to allot and issue certain shares on a non pre-emptive basis and to make market purchases of shares and intend to seek renewal of these authorities at the Annual General Meeting to be held on 29 April 2015. Change of control Under the Group’s financing facilities, any change of control at the borrower or immediate parent company level may trigger a pre-payment of the outstanding amounts to the lending banks and in certain facilities the change of control provisions are extended to include a change of control at the borrower, the immediate parent company level and the ultimate parent company level. Appointment and replacement of Directors The Directors shall have power at any time and from time to time to appoint any natural person (other than one disqualified or ineligible by law or under the Company's articles of association to act as a Director of a company) to be a Director in accordance with the articles of association. The Company may, by ordinary resolution appoint any natural person (other than one disqualified or ineligible by law or under the articles of association to act as a director of a company) as a Director; and remove any Director from office. Directors’ and officers’ insurance An appropriate level of Directors’ and officers’ insurance is maintained whereby Directors are indemnified against liabilities to third parties to the extent permitted by the Companies (Jersey) Law 1991. Independent auditor KPMG has been the Company’s external auditor since the Company’s incorporation. This is the first period of audit. KPMG have expressed their willingness to continue as auditor for the financial year ending 31 December 2015. A resolution relating to their re-appointment as auditor and authority for the Directors to determine their remuneration for the period will be tabled at the forthcoming Annual General Meeting. Annual General Meeting The Annual General Meeting of the Company will be held at The May Fair Hotel, Private Suite 3, Stratton Street, London W1J 8LT at 10.00 a.m. on 29 April 2015. Details of the resolutions to the proposed at the Annual General Meeting, together with the explanations, will appear in the notice of meeting to be distributed to shareholders together with the Annual Report and Accounts. Members of the Board, including the Chair and the Audit Committee Chairman, as well as representatives of the Investment Manager, will be in attendance at the Annual General Meeting to answer any shareholder questions. This report was approved by the Board on 13 March 2015. Signed on behalf of the Board by: Charlotte Valeur Chair 13 March 2015

Directors’ statement of responsibilities 72 Independent audit report 74 Consolidated income statement 78 Consolidated statement of comprehensive income 79 Consolidated balance sheet 80 Consolidated statement of changes in equity 81 Consolidated cash flow statement 82 Notes to the consolidated financial statements 83 Consolidated financial statements Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 71

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201472 Directors’ statement of responsibilities The Directors, whose names are set out on page 54, are responsible for preparing the Annual Report and the Group financial statements in accordance with applicable law and regulations. Company law requires the Directors to prepare the Group financial statements for each financial year. The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. Under the Companies (Jersey) Law 1991, the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of, or are presented fairly in all material respects so as to show the Group’s profit or loss for the financial period and the state of affairs of the Group as at the end of that period. In preparing the financial statements, the Directors are required to: • Select suitable accounting policies and then apply them consistently • Make judgements and estimates that are reasonable and prudent • For the Group financial statements, state whether they have been prepared in accordance with IFRS as adopted by the European Union • Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group will continue in business The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Group’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and enable them to ensure that its financial statements comply with the provision of the Companies (Jersey) Law 1991. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors are also responsible for preparing a Strategic report, the Directors’ report, and the Corporate governance statement in accordance with applicable law and regulations, which can be found at pages 01 to 42, pages 44 to 67 and 68 to 70, respectively. Website publication The Directors are responsible for ensuring the Annual Report, including the financial statements, is made available on a website. Financial statements are published on the Company’s website in accordance with legislation in the United Kingdom and Jersey governing the preparation and dissemination of financial statements, which may vary from legislation in other jurisdictions. The maintenance and integrity of the Company's website is the responsibility of the Directors. The Directors' responsibility also extends to the ongoing integrity of the financial statements contained therein. Responsibility statement Each of the directors, whose names and functions are listed on pages 54 to 55 of this Annual Report and Accounts, confirm that, to the best of each person’s knowledge: • The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, give a true and fair view of the assets, liabilities, financial position of the Group at 31 December 2014 and of the profit or loss of the Group for the period then ended Consolidated financial statements Directors’ statement of responsibilities

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 73 Financial s Additional informatio n G overnanc e Strategic repo rt • The Directors’ report, together with the Strategic report, contained in the Annual Report, includes a fair review of the development and performance of the business and the position of the Group (taken as a whole), together with a description of the principal risks and uncertainties faced by the Company and the undertakings included in the consolidation, taken as a whole • The annual report and financial statements, taken as a whole, provides the information necessary to assess the Group’s performance, business model and strategy and is fair, balanced and understandable Signed on behalf of the Board by: Charlotte Valeur Chair Simon Radford Director 13 March 2015 Consolidated financial statements Directors’ statement of responsibilities

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201474 Independent audit report Independent auditor’s report to the members of Kennedy Wilson Europe Real Estate Plc Opinions and conclusions arising from our audit 1. Our opinion on the financial statements is unmodified We have audited the financial statements of Kennedy Wilson Europe Real Estate Plc for the period from incorporation on 23 December 2013 to 31 December 2014, which comprise the Group statement of comprehensive income, the Group statement of financial position, the statement of changes in equity, the Group cash flow statement and the Group accounting policies and related notes. Our audit was conducted in accordance with International Standards on Auditing (ISAs) (UK & Ireland). In our opinion: • The Group financial statements give a true and fair view of the state of the Group’s affairs as at 31 December 2014 and of the Group’s profit for the period then ended • The Group financial statements have been properly prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU • The financial statements have been prepared in accordance with the requirements of the Companies (Jersey) Law 1991 2. Our assessment of risks of material misstatement The risks of material mis-statement detailed in this section are those risks that we have deemed, in our professional judgment, to have had the greatest effect on: the overall audit strategy; the allocation of resources in our audit; and directing the efforts of the engagement team. Our audit procedures relating to these risks were designed in the context of our audit of the financial statements as a whole. Our opinion on the financial statements is not modified with respect to any of these risks, and we do not express an opinion on these individual risks. In arriving at our audit opinion above on the Group financial statements the risks of material mis-statement that had the greatest effect on our Group audit were as follows: The valuation of investment properties, land and buildings and loans secured by real estate £1,489 million. Refer to the Audit Committee report and Notes 14, 15 and 16 to the financial statements. The risk The valuation of the Group’s investment properties and loans secured by real estate involves significant management judgements using the advice of the external valuers, particularly those relating to current market conditions. Consolidated financial statements Independent audit report

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 75 Financial s Additional informatio n G overnanc e Strategic repo rt Our response Among other procedures: • We assessed the competence, independence and objectivity of the external valuers • We met with CBRE and Duff & Phelps to understand the techniques used, and challenge the valuation process, the performance of the portfolio, and the significant assumptions and critical judgement areas, including future lease income and yields • We included Chartered Surveyors on our team who considered the external valuers’ qualifications and met with the external valuers to assess and challenge the valuation approach and assumptions • We considered the yield assumptions used by the external valuers in performing their valuations to assess their reasonableness in comparison to relevant market evidence, benchmarking the yields against specific property sales, comparables and other external data. We performed substantive analytical procedures by reference to external market data to evaluate the appropriateness of the valuations adopted by the Group, and investigated further the valuations of those properties that were outside of our expectations • We conducted site visits on major properties to corroborate certain details of the external valuation reports • We evaluated whether sufficient disclosures were provided in relation to risks inherent in the asset valuations The acquisition of investment properties, land and buildings and loans secured by real estate. Refer to the Audit Committee Report and Notes 14, 15 and 16 to the financial statements. The risk The purchase agreements for investment property, land and buildings and loan acquisitions may have complexities such as embedded derivatives or contingent consideration, which require judgement from management in the application of relevant accounting standards. Our response Among other procedures: • We inspected the purchase agreements for property and loan acquisitions to identify any complexities included therein • We challenged management’s judgements in respect of the complexities identified by assessing each transaction against the recognition, measurement and classification criteria in accordance with the applicable IFRS and by evaluating management’s judgement against observable market data when relevant • We tested the accuracy and completeness of the disclosure of the transactions in the financial statements 3. Our application of materiality and an overview of the scope of our audit The materiality for the Group financial statements as a whole was set at £19 million. This has been determined with reference to a benchmark of total asset value, of which it represents approximately 1%. We consider this to be one of the principal considerations for members of the Company in assessing the financial performance of the Group. In addition, we applied materiality of £6 million to other account balances not related to investment properties and loans secured on real estate, for which we believe a mis-statement of lesser amounts than materiality for the financial statements as a whole could be reasonably expected to influence a members’ assessment of the financial performance of the Group. Consolidated financial statements Independent audit report

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201476 We report to the audit committee all corrected and uncorrected mis-statements we identified through our audit with a value in excess of £950,000, in respect of investment property and loans secured by real estate, as well as those with a value in excess of £300,000 for other accounts balances. We also agreed to report other audit mis-statements below that threshold that we believe warranted reporting on qualitative grounds. The structure of the Group’s finance function is such that transactions and balances are accounted for by a central Group finance team. We performed audit procedures, including those in relation to the risks set out above, on those transactions and balances accounted for at Group level. Our audits covered 100% of total Group revenue, 100% of Group profit before taxation and 100% of Group total assets. 4. We have nothing to report in respect of the matters on which we are required to report by exception ISAs (UK & Ireland) require that we report to you if, based on the knowledge we acquired during our audit, we have identified information in the annual report that contains a material inconsistency with either that knowledge or the financial statements, a material mis-statement of fact, or that is otherwise misleading. In particular, we are required to report to you if: • We have identified any inconsistencies between the knowledge we acquired during our audit and the Directors’ statement that they consider the Annual Report and Accounts is fair, balanced and understandable and provides information necessary for shareholders to assess the entity’s performance, business model and strategy; or • The report from the Audit Committee does not appropriately disclose those matters that we communicated to the audit committee The Listing Rules of the UK Listing Authority require us to review: • The Directors’ statement of responsibilities, set out on page 72, in relation to going concern • The parts of the corporate governance statement relating to the Company’s compliance with the ten provisions of the UK Corporate Governance Code • Certain elements of disclosures in the remuneration report to shareholders by the Board of Directors 5. Our conclusions on matters on which we are required to report by the Companies (Jersey) Law 1991 are set out below. We have nothing to report in respect of the following matters where the Companies (Jersey) Law 1991 requires us to report to you if, in our opinion: • Adequate accounting records have not been kept by the parent company; or • Returns adequate for our audit have not been received from branches not visited by us; • The financial statements are not in agreement with the accounting records; or • We have not received all the information and explanations we require for our audit Basis of our report, responsibilities and restrictions on use As explained more fully in the Directors’ statement of responsibilities set out on page 72, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the Group financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Financial Reporting Council’s Ethical Standards for Auditors. Consolidated financial statements Independent audit report

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 77 Financial s Additional informatio n G overnanc e Strategic repo rt An audit undertaken in accordance with ISAs (UK & Ireland) involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the Annual Report and Accounts to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material mis-statements or inconsistencies we consider the implications for our report. While an audit conducted in accordance with ISAs (UK & Ireland) is designed to provide reasonable assurance of identifying material mis-statements or omissions it is not guaranteed to do so. Rather, the auditor plans the audit to determine the extent of testing needed to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements does not exceed materiality for the financial statements as a whole. This testing requires us to conduct significant audit work on a broad range of assets, liabilities, income and expense as well as devoting significant time of the most experienced members of the audit team, in particular the engagement partner responsible for the audit, to subjective areas of the accounting and reporting. Our report is made solely to the Company’s members, as a body, in accordance with Article 113A of the Companies (Jersey) Law 1991. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed. Michael Gibbons for and on behalf of KPMG Chartered Accountants, Statutory Audit Firm 1 Stokes Place St Stephen’s Green Dublin 2 Ireland 13 March 2015 Consolidated financial statements Independent audit report

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201478 Consolidated financial statements Consolidated income statement Consolidated income statement for the period from incorporation on 23 December 2013 to 31 December 2014 The accompanying notes form an integral part of these consolidated financial statements. Notes £m Revenue Rental income 7 51.4 Hotel revenue 8 8.4 Interest income from loans secured by real estate 10 6.6 66.4 Gain on sale of investment property 14 0.4 Net change in fair value of investment and development property 14 49.3 Net change in fair value of loans secured by real estate 15 6.0 Gain on purchase of a business 32 1.8 123.9 Expenses Service charge expenses 1 (5.0) Employee benefit expense 2 9 (3.3) Depreciation 2 16 (0.7) Purchases of consumables for resale 2 17 (1.1) Professional fees (5.6) Investment management fee 29 (8.4) Acquisition related expenses (3.6) Directors’ fees 29 (0.3) Other expenses (7.6) (35.6) Results from operating activities before financing income and costs 88.3 Interest income from cash at bank 10 1.3 Finance costs 11 (9.2) Net finance expense (7.9) Profit before taxation 80.4 Taxation 12 (1.9) Profit for the period after taxation 78.5 Earnings per share (basic & diluted) 13 88.0p Notes 1. Investment and development property related costs 2. Hotel related costs Simon Radford On behalf of the Board Mark McNicholas

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 79 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Consolidated statement of comprehensive income Consolidated statement of comprehensive income for the period from incorporation on 23 December 2013 to 31 December 2014 Simon Radford On behalf of the Board Mark McNicholas The accompanying notes form an integral part of these consolidated financial statements. Notes £m Profit for the period after taxation 78.5 Other comprehensive income: Items that may be reclassified subsequently to profit or loss: Foreign operations – foreign currency translation differences 27A (6.6) Hedge of net investment in foreign operations 27A 6.2 (0.4) Items that will never be reclassified to profit or loss: Net change in fair value of property, plant and equipment 16 2.6 Other comprehensive income for the period 2.2 Total comprehensive income for the period, net of tax 80.7 Profit attributable to: Owners of the Company 78.5 Non-controlling interests 3A (iii) - 78.5 Total comprehensive income attributable to: Owners of the Company 80.7 Non-controlling interests 3A (iii) - 80.7

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201480 Consolidated financial statements Consolidated balance sheet Consolidated balance sheet as at 31 December 2014 Notes £m Non-current assets Investment and development property 14 1,218.3 Loans secured by real estate 15 211.0 Property, plant and equipment 16 59.7 Derivative financial assets 23 7.5 1,496.5 Current assets Inventories 17 0.3 Rent and other receivables 18 48.2 Cash and cash equivalents 19 441.9 490.4 Total assets 1,986.9 Current liabilities Trade and other payables 20 (32.5) Deferred income 21 (16.2) (48.7) Non-current liabilities Trade and other payables 20 (2.4) Mortgage borrowings 22 (545.9) (548.3) Total liabilities (597.0) Net assets 1,389.9 Equity Stated capital 26 1,314.9 Foreign currency translation reserve 27A (0.4) Revaluation reserve 16 2.6 Share-based payments reserve 30 1.7 Retained earnings 71.1 Equity attributable to owners of the Company 1,389.9 Non-controlling interests 3A (iii) - Total equity 1,389.9 Basic and diluted net asset value per share (Pence) 13 1,027.4 EPRA net asset value per share (Pence) 13 1,021.8 The accompanying notes form an integral part of these consolidated financial statements. Simon Radford On behalf of the Board Mark McNicholas

Consolidated financial statements
Consolidated statement of changes in equity

Strategic report
Governance
Financials
Additional information

Consolidated statement of changes in equity

for the period from incorporation on 23 December 2013 to 31 December 2014

	Attributable to owners of the Company					Total equity
	Stated capital £m	**Foreign currency translation reserve £m**	**Revaluation reserve £m**	**Share-based payments reserve £m**	**Retained earnings £m**	**£m**
Profit for the period	-	-	-	-	78.5	78.5
Other comprehensive income/(expense)	-	(0.4)	2.6	-	-	2.2
Total comprehensive income for the period	-	**(0.4)**	**2.6**	-	**78.5**	**80.7**
Transactions with owners of the Company recognised directly in equity:						
Contributions and distributions						
Issue of ordinary shares (see Note 26)	1,352.4	-	-	-	-	1,352.4
Share issue costs (see Note 26)	(40.1)	-	-	-	-	(40.1)
Shares issued to partially settle investment management fee (see Notes 26 and 29)	2.6	-	-	1.7	-	4.3
Dividends (Note 28)	-	-	-	-	(7.4)	(7.4)
	1,314.9	-	-	1.7	(7.4)	1,309.2
Total equity at 31 December 2014	**1,314.9**	**(0.4)**	**2.6**	**1.7**	**71.1**	**1,389.9**

The accompanying notes form an integral part of these consolidated financial statements.

Simon Radford
On behalf of the Board

Mark McNicholas

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
81

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201482 Consolidated financial statements Consolidated cash flow statement Consolidated cash flow statement for the period from incorporation on 23 December 2013 to 31 December 2014 Notes £m Cash flows from operating activities Profit for the period 78.5 Adjustments for: Net change in fair value of investment and development property 14 (49.3) Net change in fair value of loans secured by real estate 15 (6.0) Gain on purchase of a business 32 (1.8) Gain on sale of investment property (0.4) Net finance cost 1.3 Amortisation of lease incentive (1.5) Taxation 12 1.9 Depreciation 0.7 Provision for accounts receivable 0.5 Issue of shares to satisfy investment management fee 29 4.2 Operating cash flows before movements in working capital 28.1 (Increase) in inventories 17 (0.1) (Increase) in rent and other receivables (10.6) Increase in deferred rental income and service charges 21 16.2 Increase in trade and other payables 26.9 Cash generated from operations 60.5 Interest received 4.5 Interest paid (4.7) Cash flows generated from operating activities 60.3 Investing activities Acquisition/improvement of investment and development property1, 2 (905.6) Deposits paid on investment and development property 18 (30.8) Disposal of investment property 0.4 Purchase of property, plant and equipment 16 (0.1) Acquisition of loans secured by real estate 15 (241.4) Disposal of loans secured by real estate 15 36.4 Acquisition of business/subsidiary, net of cash acquired 32 (54.8) Cash flows used in investing activities (1,195.9) Financing activities Proceeds from issue of shares1 26 1,282.4 Share issue costs 26 (39.5) Proceeds from mortgage borrowings 2 519.0 Repayments of mortgage borrowings 22 (163.6) Transaction costs related to loans and borrowings (10.2) Interest rate caps 24 (2.9) Dividends paid 28 (7.4) Cash flows from financing activities 1,577.8 Net increase in cash and cash equivalents 442.2 Cash and cash equivalents at beginning of period - Foreign exchange losses (0.3) Cash and cash equivalents at the reporting date 19 441.9 Simon Radford On behalf of the Board Mark McNicholas The accompanying notes form an integral part of these consolidated financial statements. Notes 1. On 28 February 2014, on Admission to the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd (a related entity) and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of investment properties. The fair value of the shares on issue was £70.0 million. Further details are set out in Note 29 2. On completion of the Opera acquisition and the Central Park acquisition, the Group assumed debt totalling £202.9 million. Further details are set out in Note 29

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 83 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements Notes to the consolidated financial statements for the period ended 31 December 2014 1. General information The Company is a limited liability, closed-ended investment company incorporated and domiciled in Jersey on 23 December 2013. The Group comprises the Company and its subsidiaries (collectively the Group and individually Group companies). The Company’s ordinary shares were listed on the main market for listed securities of the London Stock Exchange on 28 February 2014. The registered office of the Company is 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands. The Company invests in investment and development property, hotel businesses and loans secured by real estate in Europe with the objective of generating and growing long-term cash flows to pay dividends and to enhance capital values through focused asset management and strategic acquisitions. The consolidated financial statements were approved and authorised for issue on 13 March 2015 and signed by Simon Radford and Mark McNicholas on behalf of the Board. 2. Basis of preparation A. Statement of compliance The consolidated financial statements included in this report have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS). The Company has not early adopted any forthcoming IASB standards. Note 4 sets out the details of such upcoming standards. B. Basis of measurement The consolidated financial statements are made up from 23 December 2013 to 31 December 2014 and have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, certain loans secured by real estate, certain property, plant and equipment and derivative financial instruments which are stated at their fair value using the accounting policies as set out in Note 3. C. Functional and presentational currency These consolidated financial statements are presented in Pound Sterling as this is the Company’s functional currency and presentational currency. All financial information presented in Pound Sterling has been rounded to the nearest million, except where otherwise stated. D. Use of estimates and judgements The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods. Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the period ending 31 December 2014 include management’s estimates of the fair value of investment and development property (see Note 14) and loans secured by real estate (see Note 15).

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201484 Consolidated financial statements Notes to the consolidated financial statements 3. Significant accounting policies The accounting policies set out below have been applied in preparing these consolidated financial statements. A. Basis of consolidation i. Subsidiaries Subsidiaries are those entities controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account. The results of subsidiaries are included in the consolidated financial statements from the date on which control commences to the date on which control ceases. ii. Business combinations The Group acquires subsidiaries that may own investment and development property or carry on businesses, including the ownership of hotels or other forms of own-use assets. At the time of acquisition, the Group considers whether each acquisition represents the acquisition of a business or the acquisition of an asset. The Group accounts for an acquisition as a business combination where an integrated set of activities is acquired in addition to the property. More specifically, consideration is given as to the extent to which significant processes are acquired and, in particular, the extent of services provided by the subsidiary. When the acquisition of subsidiaries does not represent a business, it is accounted for as an acquisition of a group of assets and liabilities. The cost of the acquisition is allocated to the assets and liabilities acquired based upon their relative fair values, and no goodwill or deferred tax is recognised. iii. Non-controlling interests NCI are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. At 31 December 2014, non-controlling interests are not significant. iv. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated. B. Property acquisitions and business combinations Where property is acquired, via corporate acquisitions or otherwise, management considers the substance of the assets and activities of the acquired entity in determining whether the acquisition represents the acquisition of a business. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss. Any excess of the purchase price of business combinations over the fair value of the assets, liabilities and contingent liabilities and resulting deferred taxes thereon is recognised as goodwill. Where the Group judges that an acquisition is a business combination it uses the acquisition method of accounting in accordance with IFRS 3 Business Combinations at the date that control is transferred to the Group (see policy A (ii)). The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any excess of the purchase price of business combinations over the fair value of the assets and liabilities is recognised as goodwill. Any gain arising on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any goodwill that arises is tested annually for impairment (see policy Q (i)). Where such acquisitions are not judged to be an acquisition of a business, they are not accounted for as business combinations. Instead, the cost of acquisition is allocated between the identifiable assets and liabilities of the entity based on the relative fair values at the acquisition date. Accordingly, no goodwill or additional deferred taxation arises. C. Foreign currency translation Items included within the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (its functional currency). i. Transactions and balances Transactions in currencies other than an entity’s functional currency are recorded at the exchange rate prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss for the financial period (see policy C (ii) below). ii. Foreign operations The assets and liabilities of foreign operations are translated to Pound Sterling at the exchange rate prevailing at the reporting date. The revenues and expenses of foreign operations are translated to Pound Sterling at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on re-translation are taken to other comprehensive income (OCI) and then accumulated in a separate foreign currency translation reserve.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 85 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to Non-Controlling Interests. When the Group disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. D. Revenue recognition Revenue includes rental income, service charges and management charges from properties and interest income from loans secured by real estate. i. Investment property rental income Rental income from operating leases on investment property is recognised on a straight-line basis over the lease term. When the Group provides incentives to its tenants, the cost of incentives is recognised over the lease term, on a straight-line basis, as a reduction of rental income. The lease term is the non-cancellable period of the lease together with any further term for which the tenant has the option to continue the lease, where, at the inception of the lease, the Directors are reasonably certain that the tenant will exercise the option. Income arising from expenses recharged to tenants is recognised in the period in which the compensation becomes receivable. Service and management charges and other such receipts are included in rental income gross of the related costs, as the Directors consider the Group acts as principal in this respect. ii. Interest income on loans secured by real estate Interest income on loans secured by real estate is recognised in profit or loss on an effective interest rate basis by reference to the principal outstanding and the interest rate over the period to expected maturity. iii. Hotel revenue Hotel revenue represents sales (excluding VAT and similar taxes) of goods and services, net of discounts, provided in the normal course of business and recognised when services have been rendered. Such revenues typically include rental of rooms, food and beverage sales and other ancillary revenues from hotels owned by the Group. Revenue is recognised when rooms are occupied and food and beverages are sold. E. Employee benefits i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliability. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognised as an asset to the extent that a cash refund or reduction in future payments is available. F. Interest income from cash at bank Interest income from cash at bank and on deposit is recognised as it accrues in profit or loss, using the effective interest rate method. G. Finance costs Finance costs comprise interest expense on borrowings (including amortisation of deferred debt issue costs) and are recognised in profit or loss using the effective interest method. All interest expense on borrowings is recognised in profit or loss in the period in which it is incurred.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201486 Consolidated financial statements Notes to the consolidated financial statements H. Taxation Income tax expense comprises current and deferred tax. It is recognised in profit or loss except to the extent that it relates to the recording of a business combination or items recognised directly in equity or in OCI. i. Current tax Current tax is calculated as the expected tax payable or receivable on the taxable income or loss for the financial period, using tax rates enacted or substantively enacted at the reporting date, with any adjustments to tax payable in respect of previous years. Current tax payable also includes any tax liability arising from the declaration of dividends. ii. Deferred tax Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for: • Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and • Temporary differences related to investments in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future The measurement of deferred tax reflects the tax consequences that follow the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. For investment and development property that is expected to be measured at fair value, the presumption that the carrying amount of investment and development property will be recovered through sale is not expected to be rebutted. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but the Group intends to settle current tax liabilities and assets on a net basis or the Group’s tax assets and liabilities are realised simultaneously. A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer expected to be probable that the related tax benefit will be realised. I. Dividends Dividends are recognised as a liability in the period in which they become obligations of the Company. J. Investment and development property Property held for long-term rental yields or for capital appreciation or both, and that is not occupied by the Group, is classified as investment property and recorded at fair value. Investment property also includes property that is being constructed or developed for future use as investment property (see Note 5A). Investment property is recognised when it has been acquired and future economic benefits are expected to be derived from its ownership. Investment property is measured initially at its cost, including related transaction costs and subsequently measured at fair value with any change recognised in profit or loss. Investment property is derecognised when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset would result in either gains or losses at the retirement or disposal of the investment property. Any gains or losses are recognised in the income statement in the year of retirement or disposal. Any gain or loss on disposal of an investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Valuations reflect, when appropriate, the type of tenants actually in occupation or responsible for meeting lease commitments or likely to be in occupation after letting vacant accommodation, the allocation of maintenance and insurance responsibilities between the Group and the lessee, and the expected remaining economic life of the property. When rent reviews or lease renewals are pending with anticipated reversionary increases, it is assumed that all notices, and when appropriate counter-notices, have been served validly and within the appropriate time.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 87 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements K. Property, plant and equipment Land and buildings which represent hotels are initially measured at cost plus any costs that are directly attributable to acquiring, and thereafter they are measured at fair value (see Note 5C). Revaluation gains are credited to other comprehensive income and accumulated in equity within a revaluation reserve unless representing the reversal of an impairment of the same asset previously recognised in the profit and loss, in which case the reversal is recognised in profit or loss. A decrease arising as a result of a revaluation is recognised as an expense to the extent that it exceeds any amount previously credited to the revaluation surplus relating to the same asset. Any gain recognised in OCI is not re-circulated into the profit or loss upon disposal of the associated asset. Other items of property, plant and equipment are stated at cost less depreciation and any impairment. Impairment losses are recognised in profit and loss. Repairs and maintenance costs are expensed as incurred. Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss. All property, plant and equipment (excluding land) are depreciated to residual value over their estimated useful lives, namely: • Buildings – 40 years • Fixtures, fittings and equipment – 5 years All depreciation is charged on a straight-line basis. L. Expenses Expenses include legal, accounting, auditing, tax advice, administrator services and other fees. They are recognised in the profit or loss in the period in which they are incurred, on an accruals basis. M. Inventories Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on a first-in, first-out basis. N. Assets held for sale Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use. Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs to sell. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets, investment property, which continue to be measured in accordance with the Group’s other accounting policies. Impairment losses on initial classification as held-for-sale or held-for-distribution and subsequent gains and losses on re-measurement are recognised in the profit or loss. Once classified as held-for-sale, intangible assets and property, plant and equipment are no longer amortised or depreciated. O. Mortgage borrowings All mortgage borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, mortgage borrowings are subsequently measured at amortised cost using the effective interest method (see Note 5D). Directly attributable transaction costs less deferred issue costs are included in finance costs (see policy G).

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201488 Consolidated financial statements Notes to the consolidated financial statements P. Financial instruments i. Non-derivative financial assets The Group initially recognises loans secured by real estate on the date that they are purchased. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument. The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability. The Group classifies its cash and cash equivalents and rent and other receivables as loans and receivables which are measured at amortised cost with loans secured by real estate being designated at fair value through the profit or loss. At 31 December 2014 the Group had the following non-derivative financial assets: a. Cash and cash equivalents Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments. These assets are classified as loans and receivables initially measured at fair value less initial direct costs and subsequently at amortised cost. b. Rent and other receivables Rent and other receivables are initially recognised at fair value less initial direct costs, which is usually the original invoiced amount and subsequently carried at amortised cost using the effective interest method less provision made for impairment, if applicable. Where there is objective evidence that an incurred impairment loss has arisen, appropriate allowances for any irrecoverable amounts are recognised in the statement of comprehensive income. c. Loans secured by real estate Loans secured by real estate have been designated to be measured at fair value through profit or loss. The Group has designated financial assets at fair value through profit or loss when the assets are managed, evaluated and reported internally on a fair value basis. Any related initial direct costs relating to these loans are charged immediately as an expense through profit or loss. Interest income will be accreted to profit or loss separately using the effective interest rate method (see policy D (ii)). ii. Non-derivative financial liabilities All financial liabilities are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument and are measured initially at fair value less initial direct costs and subsequently measured at amortised cost. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expire. iii. Derivative financial instruments and hedge accounting The Group uses interest rate caps and foreign currency forward contracts to mitigate certain interest rate and foreign currency financial risks. The Group does not enter into derivative contracts for speculative purposes. Derivative instruments are used for hedging purposes to alter the risk profile of an existing underlying exposure of the Group in line with its risk management policies. All derivatives are recognised at fair value. The treatment of the change in fair value depends on whether the derivative is designated as a hedging instrument, the nature of the item being hedged and the effectiveness of the hedge (See Note 5E). Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. a. Net investment hedges The Group designates foreign currency forward contracts as hedges of its net investment in foreign operations. At inception the Group documents the relationship between the hedging instrument and the hedged items, its risk management objectives and the strategy for undertaking the transaction. The Group also documents its assessment of whether the derivative is highly effective in offsetting changes in fair value or cash flows of hedged items, both at inception and future periods. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in OCI. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss within finance income or costs respectively. If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or if the foreign operation is sold then hedge accounting is discontinued prospectively and gains or losses accumulated in OCI are reclassified to profit or loss.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 89 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements b. Derivatives not designated as hedges Interest rate caps are used to economically hedge the Groups exposure to certain borrowing related interest rate risks and are not formally designated as hedges for hedge accounting purposes. Changes in the fair value of these derivatives are recognised in profit or loss within finance income or finance cost as appropriate. The fair values of derivative instruments used for hedging purposes are disclosed in Note 23 and Note 24. The full fair value of a derivative is classified as a non-current asset or liability when its remaining maturity is more than one year; it is classified as a current asset or liability when its remaining maturity is less than one year. c. Master netting or similar agreements The derivatives do not meet the criteria for offsetting in the balance sheet. This is because the Group does not have any currently legally enforceable right to offset recognised amounts, because the right to offset is enforceable only on the occurrence of future events such as credit events. Q. Impairment i. Non-financial assets At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than investment property, land and buildings included in property, plant and equipment, inventories and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amount of the other assets in the CGU on a pro rata basis. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Impairment of goodwill is never reversed. R. Share-based payments The Group enters into equity-settled share-based payment arrangements in respect of services provided to it by the Investment Manager. In relation to the Investment Manager’s management fee at grant date, the monetary value of the award it will receive is dependent on a non-market performance condition, being the EPRA NAV at each quarter end. The value of the award actually achieved during the period is then settled in a variable number of shares to the value date of that award. The cost of the services received in respect of the shares is recognised in the profit or loss over the vesting period, with a corresponding credit to equity. S. Stated capital i. Ordinary shares Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from the stated capital account included in equity.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201490 Consolidated financial statements Notes to the consolidated financial statements 4. New standards and interpretations not yet adopted A number of new standards, amendments to standards and interpretations are effective for future annual reporting periods of the Group, and have not been applied in preparing these consolidated financial statements. The upcoming standards are set out below and the Group is currently assessing their potential impact. The Group does not plan to early-adopt these standards. A. New/Revised International Financial Reporting Standards Effective date¹ IAS 27 – Separate Financial Statements 1 January 2014 IAS 28 – Investments in Associates and Joint Ventures 1 January 2014 IAS 32 (Amendment) – Offsetting Financial Assets and Financial Liabilities 1 January 2014 IAS 36 – Recoverable Amount Disclosures for Non-Financial Assets 1 January 2014 IFRS 10 – Consolidated Financial Statements 1 January 2014 IFRS 11 – Joint Arrangements 1 January 2014 IFRS 12 – Disclosure of Interests in Other Entities 1 January 2014 Amendments to IFRS 10, IFRS 11 and IAS 27 – Investment Entities 1 January 2014 IFRIC 21 – Levies 1 January 2014 Defined Benefit Plans: Employee Contributions (Amendments to IAS 19) 1 February 2015 Annual improvements to IFRSs 2010 – 2012 Cycle and Annual Improvements to IFRSs 2011 – 2013 Cycle 1 February 2015 Amendments to IAS 1 Disclosure initiative* 1 January 2016 Amendments to IAS 16 and IAS 38: Clarification of acceptable methods of depreciation and amortisation* 1 January 2016 Amendments to IAS 27 Equity method in Separate Financial Statements* 1 January 2016 Amendments to IFRS 10 and IAS 28: Sale or contribution of assets between an investor and its associate or joint venture* 1 January 2016 Amendments to IFRS 10, IFRS 12 and IAS 28: Investment Entities: Applying the Consolidation Exception* 1 January 2016 Amendments to IAS 16 Property, Plant and Equipment and IAS 41: Bearer Plants* 1 January 2016 Amendments to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations* 1 January 2016 IFRS 14 – Regulatory Deferral Accounts* 1 January 2016 Annual improvements to IFRSs 2012 – 2014 Cycle* 1 January 2016 IFRS 15 – Revenue from Contracts with Customers* 1 January 2017 IFRS 9 – Financial Instruments (2009, and subsequent amendments in 2010 and 2013)* 1 January 2018 Notes 1. The effective dates are those applying to European Union endorsed IFRS if later than the IASB effective dates and relate to periods beginning on or after those dates detailed above * Not European Union endorsed at the time of approval of the consolidated financial statements

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 91 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements 5. Determination of fair values A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non- financial assets and liabilities. Fair value is defined in IFRS 13 Fair Value Measurement as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the methods described below. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole: • Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities • Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable • Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. A. Investment and development property The fair value of real estate was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. It is anticipated that the independent valuers will assess the fair value of the Group’s investment and development property portfolio every six months. The fair value measurement for investment property of £1,218.3 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above. Further information about fair value assumptions applicable to investment and development property is set out in Note 14. B. Loans secured by real estate The fair value of certain loans secured by real estate was determined by Group management having appropriate and recent experience in the valuation of loans. It is anticipated that an independent firm of valuers will perform limited procedures on the fair value of these loans secured by real estate and in order to conclude on the reasonableness or otherwise of the fair value of the Group’s portfolio of loans secured by real estate, every six months. The fair value measurement for loans secured by real estate of £211.0 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above. Further information about fair value assumptions applicable to loans secured by real estate is set out in Note 15. C. Land and buildings The fair value of property, plant and equipment was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the asset being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. It is anticipated that the independent valuers will assess the fair value of the Group’s land and buildings every six months. The fair value measurement for land and buildings of £55.2 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above. Further information about fair value assumptions applicable to land and buildings is set out in Note 16. D. Mortgage borrowings The valuation technique used in the disclosures for borrowings and other debt is a comparison of debt stock to the marginal cost of debt (from main funding markets) in addition to discounting using the zero coupon discount curve of the relevant currency. Further information about mortgage borrowings is set out in Note 22.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201492 Consolidated financial statements Notes to the consolidated financial statements E. Derivative financial instruments The fair value of forward foreign currency contracts is based on independent third party valuations. Fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds), adjusting for credit risk where appropriate. The fair value of interest rate caps is based on independent third party valuations. Fair value is estimated using Black’s model to calculate the net present value of expected future cash flows based on observable market volatility and interest rates, adjusting for credit risk, where appropriate. Further information about fair value assumptions applicable to derivative financial instruments is set out in Note 23. 6. Operating segments A. Basis of segmentation The Group is organised into six business segments, against which the Group reports its segmental information, being office real estate, retail real estate, industrial real estate, residential real estate, loans secured by real estate and hotels. These segments are reported separately because they offer different products or services and are managed separately because they require different strategies. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker which is updated as required by the business, who has been identified as the Board of Directors of the Company. The following summary describes the operations of each reportable segment: There are varying levels of integration between the office real estate, retail real estate, industrial real estate, residential real estate and hotel segments. This integration consists primarily of shared asset management resources. Unallocated income and expenses are items incurred centrally which are neither directly attributable nor reasonably allocable to individual segments. Unallocated assets are cash and cash equivalents and restricted cash. The Group’s key measures of underlying performance of the office real estate, retail real estate, industrial real estate and residential real estate is rental income as this measure illustrates and emphasises those segments’ contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention. The Group’s key measure of underlying performance of the loans secured by real estate segment is fair value gain as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share. The Group’s key performance measure of underlying performance of the hotel sector is hotel revenue as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share. Information related to each reportable segment is set out below. Segment profit before tax is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in similar sectors. Office real estate Property which is primarily used by commercial tenants Retail real estate Property comprising primarily high street retail or shopping centres, together with leisure assets Industrial real estate Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use Residential real estate Tenanted residential property Loans secured by real estate A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV is greater than 100% Hotels Ownership and management of hotels

Consolidated financial statements
Notes to the consolidated financial statements

B. Information about reportable segments

	Office real estate £m	Retail real estate £m	Industrial real estate £m	Residential real estate £m	Loans secured by real estate £m	Hotels £m	Segment total £m	Un-allocated £m	Total £m
Profit before tax for the period ended 31 December 2014									
Revenue									
Rental income	31.7	10.4	7.0	2.3	-	-	51.4	-	51.4
Interest from loans secured by real estate	-	-	-	-	6.6	-	6.6	-	6.6
Hotel income	-	-	-	-	-	8.4	8.4	-	8.4
	31.7	10.4	7.0	2.3	6.6	8.4	66.4	-	66.4
Gain on sale of investment property	-	-	0.4	-	-	-	0.4	-	0.4
Net change in the fair value of investment and development property	27.4	8.6	12.4	0.9	-	-	49.3	-	49.3
Net change in the fair value of loans secured by real estate	-	-	-	-	6.0	-	6.0	-	6.0
Gain on purchase of a business	-	-	-	-	-	1.8	1.8	-	1.8
	59.1	19.0	19.8	3.2	12.6	10.2	123.9	-	123.9
Expenses									
Property operating expenses	(6.8)	(2.0)	(0.9)	(0.3)	-	-	(10.0)	-	(10.0)
Hotel operating expenses	-	-	-	-	-	(7.4)	(7.4)	-	(7.4)
Administrative expenses and other costs	(0.3)	(0.6)	(0.2)	(0.5)	-	(0.5)	(2.1)	(16.1)	(18.2)
	(7.1)	(2.6)	(1.1)	(0.8)	-	(7.9)	(19.5)	(16.1)	(35.6)
Results from operating activities before financing costs	52.0	16.4	18.7	2.4	12.6	2.3	104.4	(16.1)	88.3
Interest income from cash at bank	-	-	-	-	-	-	-	1.3	1.3
Finance costs	(6.5)	(0.8)	(0.7)	(1.2)	-	-	(9.2)	-	(9.2)
	(6.5)	(0.8)	(0.7)	(1.2)	-	-	(9.2)	1.3	(7.9)
Segment profit/(loss) before tax	**45.5**	**15.6**	**18.0**	**1.2**	**12.6**	**2.3**	**95.2**	**(14.8)**	**80.4**
Assets/(liabilities) at 31 December 2014									
Assets									
Current assets	38.5	9.4	3.9	3.0	3.9	2.0	60.7	429.7	490.4
Segment assets	810.3	262.0	113.4	87.4	214.9	61.7	1,549.7	437.2	1,986.9
Segment liabilities	(352.3)	(142.7)	(57.4)	(38.8)	-	(4.3)	(595.5)	(1.5)	(597.0)

Strategic report
Governance
Financials
Additional information

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
93

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201494 Consolidated financial statements Notes to the consolidated financial statements C. Geographic information The office real estate, retail real estate, industrial real estate and residential real estate segments are primarily in the United Kingdom and the Republic of Ireland. Loans secured by real estate and hotels are managed centrally and therefore are not currently reported using geographic splits. The geographic information below analyses the Group’s investment and development property revenue, current assets and non- current assets, and total liabilities, by geography. In presenting the following information, segment revenue, current assets and non-current assets, and total liabilities were based on the geographic location of the investment and development properties. I Revenue United Kingdom Period ended 31 December 2014 £m Rental income 37.7 Gain on sale of investment property 0.4 Net change in fair value of investment and development property 38.0 76.1 Republic of Ireland Rental income 13.7 Gain on sale of investment property - Net change in fair value of investment and development property 11.3 25.0 II Current assets As at 31 December 2014 £m United Kingdom 39.8 Republic of Ireland 15.0 54.8 Other reconciling items** 435.6 490.4 IV Total liabilites As at 31 December 2014 £m United Kingdom 339.0 Republic of Ireland 252.2 591.2 Other reconciling items** 5.8 597.0 III Non-current assets As at 31 December 2014 £m United Kingdom* 785.6 Republic of Ireland 432.7 1,218.3 Other reconciling items** 278.2 1,496.5 Notes * Includes ST5 investment in Spain in the amount of £4.0 million ** Represents amounts relating to hotels, loans secured by real estate and corporate balances.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 95 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements 7. Rental income The accounting policy applicable to rental income is set out in Note 3D (i). Period ended 31 December 2014 £m Rental income 44.2 Service charges 5.0 Other property income 2.2 51.4 8. Hotel revenue The accounting policy applicable to hotel revenue is set out in Note 3D (iii). Period ended 31 December 2014 £m Room income 3.6 Food and beverage income 3.4 Other hotel income 1.4 8.4 9. Employee benefit expense The accounting policy applicable to employee benefit expense is set out in Note 3E. Period ended 31 December 2014 £m Wages and salaries 3.0 Social security contributions 0.3 3.3 10. Finance income The accounting policies applicable to finance income are set out in Note 3C (ii), Note 3D (ii) and Note 3F. Period ended 31 December 2014 £m Interest income from loans secured by real estate 6.6 Interest income from cash at bank 1.3 7.9 11. Finance costs The accounting policies applicable to finance costs are set out in Note 3G, Note 3P (iii) (b) and Note 24. Period ended 31 December 2014 £m Interest on mortgage borrowings 7.1 Fair value loss on interest rate caps 2.1 9.2

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201496 Consolidated financial statements Notes to the consolidated financial statements 12. Taxation The accounting policy applicable to taxation is set out in Note 3H. A. Company The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D of the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom corporation tax on any dividend or interest income it receives. B. Group The Group is liable to foreign tax arising on activities in its overseas subsidiaries. Outside of Jersey, the Group has subsidiaries in Luxembourg, Ireland, Isle of Man, Spain and the United Kingdom and investment and development property located in the United Kingdom, Ireland and Spain. Luxembourg has a corporate tax rate of 29.22% on worldwide income including capital gains. However, the Group’s tax liability is expected to be mitigated by the Luxembourg participation exemption and debt financing. The Group’s investment and development property located in Ireland are held through Irish Qualifying Investor Alternative Investment Funds. These are exempt from Irish tax on income and gains. The Group’s investment in St Andrew’s Bay Development Limited, a company domiciled in Scotland and which owns the Fairmont St Andrews Hotel, is subject to United Kingdom corporate tax at a rate of 21% (expected to reduce to 20% on 1 April 2015). The Group’s net rental income earned less deductible items on its investment property located in the United Kingdom is subject to United Kingdom income tax, currently at a rate applicable to the relevant Group undertakings of 20%. C. Amounts recognised in the profit or loss Period ended 31 December 2014 £m Current tax expense Current period 1.9 1.9 Deferred tax expense Origination and reversal of temporary differences - - Tax expense 1.9 D. Reconciliation of effective tax rate The charge for the period can be reconciled to consolidated income statement as follows: Period ended 31 December 2014 £m Tax expense reconciliation: Profit before tax for the period 80.4 Less: income not taxable (70.5) 9.9 Analysed as arising from: Investment and development property located in the United Kingdom 9.9 9.9 Tax at domestic rates applicable to profits in the countries concerned is as follows: Income tax on investment property located in the United Kingdom at 20% 1.9 1.9

Consolidated financial statements
Notes to the consolidated financial statements

E. Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items, because it is not probable that future taxable profits will be available against which the Group can use the benefits there from.

	Period ended 31 December 2014 £m
Tax operating losses acquired through a business combination	5.2
Deductible temporary differences (which will never expire) acquired through a business combination	4.3
	9.5

In 2014, the Group acquired St Andrews Bay Development Limited, the owner of the Fairmont St Andrews hotel, as a going concern. At the time of acquisition, brought forward tax losses totalled £24.9 million and brought forward deductible temporary difference totalled £20.4 million. The Directors have established that it is uncertain whether future taxable profits would be available against which these amounts can be utilised, and therefore these amounts have been included in the balance of unrecognised deferred tax assets above.

13. Earnings and net asset value per share

Basic earnings per share at 31 December 2014 is calculated by dividing the profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the period. Basic net asset value (NAV) per share is calculated by dividing net assets in the balance sheet attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding during the period.

There are no dilutive instruments outstanding. Therefore, the basic and dilutive earnings per share and NAV per share are identical.

Weighted average number of ordinary shares at 31 December 2014	**Number of shares**	**Weighted average number of shares**
Shares issued on incorporation	2	2
Ordinary shares issued 28 February 2014	91,000,000	74,654,155
Ordinary shares issued 5 March 2014	9,100,000	7,343,432
Shares issued on 31 March 2014 to partially settle investment management fee for the quarter ended 31 March 2014*	9,005	6,639
Shares issued on 6 August 2014 to partially settle investment management fee for the quarter ended 30 June 2014*	116,208	71,656
Ordinary shares issued on 8 October 2014 in connection with a firm placing of ordinary shares	9,982,431	2,248,054
Ordinary shares issued on 22 October 2014 in connection with a placing and open offer of ordinary shares	24,956,079	4,683,446
Shares issued on 6 November 2014 to partially settle investment management fee for the quarter ended 30 September 2014*	119,568	44,237
	135,283,293	
Approximate number of shares to be issued in February 2015 to partially settle investment management fee for the quarter ending 31 December 2014*	163,478	20,161
	135,446,771	**89,071,782**

Notes
* For the purposes of calculating the weighted average number of shares, such shares have been deemed to be allotted mid-way through the quarter to which they relate

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Strategic report Governance Financials Additional information

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 201498 Consolidated financial statements Notes to the consolidated financial statements The European Public Real Estate Association (EPRA) issued Best Practices Recommendations, most recently in December 2014. The EPRA adjusted earnings are presented to provide what the Company believes is a more appropriate assessment of the operational income accruing to the Group’s activities. Hence, the Company adjusts basic earnings for income and costs which are not of a recurrent nature or which may be more of a capital nature. EPRA has issued guidelines aimed at providing a measure of NAV on the basis of the long term fair values. The EPRA NAV per share items that are considered to have no impact in the long term such as the net mark-to-market adjustment to the value of financial instruments which are used for hedging purposes where the Company has the intention of keeping the hedge position until the end of the contractual duration. At 31 December 2014, there was no deferred tax applicable to the business and no dilutive or potentially dilutive equity arrangements in existence. EPRA NNNAV is a measure to report the net asset value including fair value adjustments in respect of all material balance sheet items which are not reported at their fair value as part of EPRA NAV. There are no material differences between fair value and book value in the balance sheet. Basic, diluted and EPRA earnings per share Profit after tax for period ended 31 December 2014 £m Earnings / (loss) per share for period ended 31 December 2014 Pence Basic and diluted earnings per share attributable to shareholders Profit for the period after taxation 78.5 88.0 Adjusted for: Net change in fair value of investment and development property (49.3) (55.3) Net change in fair value of loans secured by real estate (6.0) (6.7) Fair value loss on interest rate caps 2.1 2.4 Gain on purchase of business (1.8) (2.1) Gain on sale of investment property (0.4) (0.4) EPRA earnings 23.1 25.9 Basic and EPRA NAV per share Net assets at 31 December 2014 £m Number of shares at 31 December 2014 Net assets per share at 31 December 2014 Pence Basic NAV per share 1,389.9 135,283,293 1,027.4 Adjusted for: Mark-to-market of derivative financial assets (7.5) 135,283,293 (5.6) EPRA adjusted NAV per share 1,382.4 135,283,293 1,021.8 EPRA NNNAV 1,382.4 135,283,293 1,021.8

Consolidated financial statements
Notes to the consolidated financial statements

14. Investment and development property

The accounting policies applicable to *investment and development property* are set out in Note 3J and the disclosures contained in Note 5A.

	Investment property £m	Investment property under development £m	Total £m
Investment and development property at 23 December 2013	-	-	-
Acquisition of investment property	1,165.7	-	1,165.7
Acquisition of investment property under development	-	7.2	7.2
Improvements to investment and development property	4.2	1.4	5.6
Transfer to investment property under development	(27.9)	-	(27.9)
Transfer from investment property	-	27.9	27.9
Fair value movement	49.3	-	49.3
Effects of translation to presentation currency	(8.8)	(0.7)	(9.5)
Fair value of investment and development property at 31 December 2014	**1,182.5**	**35.8**	**1,218.3**

All of the Group's investment and development property were acquired in the period between the date of admission to trading of shares on the London Stock Exchange and 31 December 2014. The total consideration of the investment and development properties acquired up to 31 December 2014 was £1,172.9 million including acquisition costs, which comprised primarily of stamp duty, legal services and other directly attributable costs arising from the transactions amounting to £33.8 million.

Investment property under development includes:

- A partially built development site in the Central Park portfolio in Dublin, Ireland which has planning permission for 166 residential units and 14,800 square feet (sq ft) of ground floor commercial space. A development guarantee was executed subsequent to 31 December 2014 in accordance with the planning permissions associated with this asset. Further information is disclosed in Note 33E
- A second generation office building in Dublin, Ireland which has had planning permission granted to refurbish the existing structure and further extend it by 31,000 sq ft
- Lands at the Marshes shopping centre in Dundalk, Ireland which have been identified for commercial development
- A commercial property in Madrid for conversion to residential real estate

The fair value of the Group's investment and development property at 31 December 2014 has been arrived at on the basis of a valuation carried out at that date by external valuers, CBRE. The valuations performed by CBRE, which conform with IFRS 13, to the Valuation Standards of the Royal Institution of Chartered Surveyors (the RICS Red Book) and with the International Valuation Board's International Valuation Standards, were arrived at by reference to market comparables for similar properties.

During the period certain assets were sold resulting in a profit of £0.4 million.

The Group complies with IAS 40 *Investment Properties*.

A. Valuation process

The Board of Directors determines the Group's valuation policies and procedures for property valuation. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group's properties. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.

The Board decides after discussions with the Group's external valuers and the Investment Manager:

- Whether a property's fair value can be reliably determined
- Which valuation method should be applied for each property – at 31 December 2014, the yield methodology was applied using market rental values capitalised with a market capitalisation rate or yield
- The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated rental value and yield)

Annual valuation fees are calculated as a fixed percentage of the value of investment and development property, as agreed between the Group and the valuers.

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Consolidated financial statements
Notes to the consolidated financial statements

The Group, consistent with EPRA's guidance, consider that all of its investment and development property fall within Level 3, as defined by IFRS 13 (as discussed in Note 5). The table below summarises the key unobservable inputs used in the valuation of the Group's investment and development property at 31 December 2014:

Asset Class	Fair value at 31 December 2014 (£m)	Input	Range Low	Range High	Weighted average
UK – Retail	106.8	Annual rent per sq ft (£)	3.02	59.91	10.98
		ERV per sq ft (£)	4.72	98.97	10.59
		Equivalent yield %	4.17	23.38	7.33
UK – Office	565.3	Annual rent per sq ft (£)	0.90	47.17	14.91
		ERV per sq ft (£)	6.66	54.57	18.94
		Equivalent yield %	5.00	17.00	6.45
UK – Industrial	109.5	Annual rent per sq ft (£)	0.89	10.54	3.94
		ERV per sq ft (£)	1.75	10.48	4.17
		Equivalent yield %	5.40	16.28	7.28
UK – Total	781.6	Annual rent per sq ft (£)	0.89	59.91	9.95
		ERV per sq ft (£)	1.75	98.97	11.82
		Equivalent yield %	4.17	23.38	6.67
Ireland – Retail	145.0	Annual rent per sq ft (€)	7.64	210.53	22.14
		ERV per sq ft (€)	7.49	206.19	19.17
		Equivalent yield %	4.65	8.00	6.03
Ireland – Office	183.5	Annual rent per sq ft (€)	15.43	51.93	37.63
		ERV per sq ft (€)	30.00	40.00	34.92
		Equivalent yield %	4.65	6.00	5.04
Ireland – Total (excluding Residential)	328.5	Annual rent per sq ft (€)	15.43	210.53	28.18
		ERV per sq ft (€)	7.49	206.19	25.31
		Equivalent yield %	4.65	8.00	5.46
Ireland – Residential	72.4	Annual rent per unit (€)	16,081	16,718	16,227
		ERV per unit (€)	15,744	19,696	18,789
		Equivalent yield %	5.00	5.90	5.10
Ireland – Total (including Residential)	400.9				

i. Estimated rental value (ERV)
The rent at which space could be let in the market based on conditions prevailing at the date of valuation.

ii. Equivalent yield
The equivalent yield is defined as the internal rate of return of the cash flow from the property, assuming a rise to ERV at the next review, but with no further rental growth.

In connection with the development property, the key unobservable inputs used in the valuation are the ERV at completion for Block K, Central Park and Baggot Street, and for Marshes it was based on a comparable value per acre ranging from £0.8 million to £0.9 million per acre.

100 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Consolidated financial statements
Notes to the consolidated financial statements

B. Sensitivity of measurement to variance of significant unobservable inputs
Rents and ERVs have a direct relationship to valuation, while yield has an inverse relationship. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation.

	Fair value at 31 December 2014	Impact on valuations of a 5% change on estimated rental value		Impact on valuations of 25 bps change in equivalent yield	
		Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m
UK – Retail	106.8	3.7	(3.4)	(3.6)	3.8
UK – Office	565.3	26.0	(25.9)	(25.2)	27.2
UK – Industrial	109.5	4.6	(4.0)	(4.0)	4.3
Ireland – Retail	145.0	4.7	(4.1)	(5.5)	5.9
Ireland – Office	183.5	5.9	(5.2)	(8.8)	9.6
Ireland – Residential	72.4	3.7	(3.4)	(4.3)	4.5
	1,182.5	**48.6**	**(46.0)**	**(51.4)**	**55.3**

15. Loans secured by real estate

The accounting policies applicable to *loans secured by real estate* are set out in Note 3P (i) (c) and the disclosures contained in Note 5B.

	31 December 2014 £m
At 23 December 2013	-
Acquisition of loans secured by real estate	241.4
Disposal of loans secured by real estate	(36.4)
Fair value movement	6.0
Fair value of loans secured by real estate at 31 December 2014	**211.0**

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Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014102 Consolidated financial statements Notes to the consolidated financial statements The loans secured by real estate are non-performing and were acquired at a discount to their nominal value reflecting their distressed state at the time of acquisition. At 31 December 2014, all of the loans are past due. None of the loans are expected to be repaid by recourse to the original borrower, although income from certain underlying collateral properties is being generated. The majority of the loans were the subject of a receivership when acquired and thus all cash flow from the property is transferred to the Group. As a result of these factors, no disclosures are made in relation to maturity, age or interest rate risk. The objective in purchasing these loans was to generate returns for the Group in the following ways: • Property operating income will be generated from the portfolio of loans secured by real estate; or • Disposal of the collateral assets over time to achieve a redemption of the loan at a value greater than the acquisition cost; or • Acquisition of the collateral asset by the Company for inclusion in the investment and development property portfolio The Board of Directors is responsible for determining the fair value of the loans secured by real estate on a quarterly basis. Duff & Phelps Ltd., an independent valuation firm, provided third party valuation consulting services to the Company’s Board of Directors which consisted of certain limited procedures that the Company’s Board of Directors identified and requested them to perform. The limited procedures included: • Performing an analysis of general market data including economic, governmental, environmental, credit market and local property market trends as they may affect the loans secured by real estate • Holding discussions with the Group’s Investment Manager and the Board to understand expectations and intent regarding each loan secured by real estate, and to understand investment strategy and performance • Reviewing third party appraisal reports of the underlying collateral properties • Considering observable market inputs for assets similar to each of the loans secured by real estate and to the collateral properties to support the valuation metrics, capitalisation rates and/or discount rates • Selecting appropriate valuation approaches based on the profile of each loans secured by real estate • Placing reliance on the cash flow models prepared by the Investment Manager on behalf of the Group which are based on the contractual terms of each loan secured by real estate and the Group’s expectations of proceeds from those collateral properties, together with reviewing the Group’s cash flow models for mathematical accuracy • Estimating an appropriate discount rate to discount to present value of the cash flows to arrive at a fair value conclusion through benchmarking against similar securities and market indices • Analysing other facts and data considered to be pertinent to the loans secured by real estate and the collateral properties As of 31 December 2014, Duff & Phelps, Ltd. performed procedures on each of the four investments comprising 100% of the fair value of loans secured by real estate as of 31 December 2014, for which market quotations are not readily available A. Valuation process In estimating the fair value of the loans secured by real estate, the Income Approach was used. This is a valuation technique that provides an estimation of the fair value of an asset or business based on expectations about the cash flows that an asset or business would generate over time. The Income Approach begins with an estimate of the annual cash flows expected to be generated over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of the fair value. In assessing the fair value of the loans secured by real estate, Duff & Phelps have referenced valuations performed by CBRE on the underlying collateral prepared in conformity with the RICS Red Book and with International Valuation Board’s International Valuation Standards. At 31 December 2014, the value of the underlying collateral was £217.2 million. Valuation fees are based on a fixed amount agreed between the Group and the valuers and are independent of the portfolio value. The Group consider that all of its loans secured by real assets fall within Level 3, as defined by IFRS 13 (as discussed in Note 5). The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 31 December 2014 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans, and which is dependent on the underlying loan portfolio, ranges from 7.3% and 10.1%. During the period, interest income totalling £6.6 million was recognised in the consolidated income statement.

Consolidated financial statements
Notes to the consolidated financial statements

B. Sensitivity of measurement to variance of significant unobservable inputs
Yield has an inverse relationship to valuation. There are inter-relationships between the unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. cap rates, expected lease renewal dates, expected disposal values, dates, may be offset by an increase in yield, resulting in no net impact on the valuation.

	Fair value at 31 December 2014	Impact on valuations of 100 bps change in discount rate	
		Increase	Decrease
	£m	£m	£m
UK - loans secured by real estate	115.3	(3.4)	3.6
Ireland - loans secured by real estate	95.7	(3.3)	3.6
	211.0	**(6.7)**	**7.2**

16. Property, plant and equipment

The accounting policy applicable to *property, plant and equipment* is set out in Note 3K and to disclosures set out in Note 5C.

	Land and buildings	Plant and equipment	Fixtures and fittings	Software	Other	Total
A. Reconciliation of carrying amount	£m	£m	£m	£m	£m	£m
Cost						
Balance at 23 December 2013	-	-	-	-	-	-
Acquisition through business combinations (see Note 32)	53.3	1.6	2.9	-	0.1	57.9
Other additions	-	-	-	0.1	-	0.1
Revaluation of land and buildings	2.1	-	-	-	-	2.1
Effects of translation to presentation currency	(0.2)	-	-	-	-	(0.2)
Balance at 31 December 2014	**55.2**	**1.6**	**2.9**	**0.1**	**0.1**	**59.9**
Accumulated depreciation						
Balance at 23 December 2013	-	-	-	-	-	-
Charge for the period	(0.5)	(0.1)	(0.1)	-	-	(0.7)
Revaluation of land and buildings	0.5	-	-	-	-	0.5
Balance at 31 December 2014	-	**(0.1)**	**(0.1)**	-	-	**(0.2)**
Carrying amounts						
At 23 December 2013	-	-	-	-	-	-
At 31 December 2014	**55.2**	**1.5**	**2.8**	**0.1**	**0.1**	**59.7**

There are no restrictions on title and no property, plant and equipment has been pledged as security.

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Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014104 Consolidated financial statements Notes to the consolidated financial statements B. Valuation process The Board of Directors determines the Group’s valuation policies and procedures for the valuation of property, plant and equipment. The Board decides which external valuer to appoint to undertake responsibility for the external valuations of the Group’s property, plant and equipment, which represents its hotel assets. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. The Board decides after discussions with the Group’s external valuers and the Investment Manager: • Whether a property’s fair value can be reliably determined • Which valuation method should be applied for each asset – at 31 December 2014, the discounted cash flow methodology was applied using the projected net earnings capitalised with a market capitalisation rate and discount rate • The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated hotel net operating income and occupancy rate) Annual valuation fees are calculated on a fixed percentage of the value of property, plant and equipment, as agreed between the Group and the valuers. The Group, consistent with EPRA’s guidance, consider that all of its property, plant and equipment falls within Level 3, as defined by IFRS 13 (as discussed in Note 5). The table below summarises the key unobservable inputs used in the valuation of the Group’s property, plant and equipment at 31 December 2014: i. Hotel net operating income Hotel operating income less hotel operating expenses. ii. Occupancy % This is the percentage of available rooms that are sold during a specified period. Occupancy is typically calculated by dividing the number of rooms sold by the number of rooms which are available. iii. Discount rate The internal rate of return on the hotel, assuming no debt. iv. Exit yield Yield applicable to hotel NOI at the assumed sale date. v. Average daily rate (ADR) This is the measure of the average rate paid for rooms sold and is calculated by dividing the room revenue by the rooms sold. Asset class Fair value at 31 December 2014 £m Inputs* United Kingdom Ireland Hotel 59.7 Hotel net operating income £2.7m €3.1m Occupancy % 73% 73% Discount rate % 9.25% 9.25% Exit yield % 6.75% 7.25% ADR £138.00 €107.16 Notes * Inputs are presented in connection with a stabilised year.

Consolidated financial statements
Notes to the consolidated financial statements

C. Sensitivity of measurement to variance of significant unobservable inputs
Hotel NOI and occupancy have a direct relationship to valuation. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation.

	Fair value at 31 December 2014	Impact on valuations of a 10% change on estimated Hotel NOI		Impact on valuations of 10% change in occupancy %		Impact on valuations of 100 bps change in discount rate		Impact on valuations of a 50 bps change in exit yield		Impact of a 5% change in ADR	
		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
UK – hotel	35.4	3.6	(3.5)	10.6	(10.5)	(6.2)	4.6	(2.9)	2.4	4.7	(4.6)
Ireland – hotel	24.3	2.0	(2.0)	8.2	(8.2)	(3.2)	4.3	(1.7)	2.0	1.6	(1.7)
Total	**59.7**	**5.6**	**(5.5)**	**18.8**	**(18.7)**	**(9.4)**	**8.9**	**(4.6)**	**4.4**	**6.3**	**(6.3)**

17. Inventories
The accounting policy applicable to *inventories* is set out in Note 3M.

	31 December 2014 £m
Current	
Consumable stores	0.3
Total	**0.3**

Inventories of £1.1 million were expensed during the period.

18. Rent and other receivables
The accounting policies applicable to *rent and other receivables* are set out in Note 3P (i) (b).

	31 December 2014 £m
Current	
Deposits	30.8
Rent and service charge receivables	4.5
Unamortised lease incentives	1.5
Prepayments, accrued interest and other receivables	7.0
VAT receivable	2.3
Prepaid borrowing costs on undrawn facility	2.1
Total	**48.2**

The Group's exposure to credit and market risks, and impairment losses related to rent and other receivables is disclosed in Note 24.

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Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014106 Consolidated financial statements Notes to the consolidated financial statements 19. Cash and cash equivalents The accounting policy applicable to cash and cash equivalents is set out in Note 3P (i) (a). 31 December 2014 £m Cash at bank and on hand 44.4 Short-term deposits 397.5 Cash and cash equivalents in the balance sheet 441.9 Cash and cash equivalents in the cash flow statement 441.9 A. Deposits Deposits totalling £30.8 million were paid on executing the purchase agreements for the acquisition of the Park Inn portfolio of loans secured by real estate in the amount of £5.5 million, and a further £25.3 million for the acquisition of the portfolio of mixed use assets acquired from Aviva. As at 31 December 2014, these acquisitions had not closed, but both acquisitions closed prior to the date of these financial statements. See Note 33A and Note 33B for further details. B. Rent and service charge receivables Rent and service charge receivables are non-interest bearing and are typically due within 30 days. At 31 December 2014 the maximum exposure to credit risk for rent and service charge receivables was £2.5 million in the United Kingdom and £2.0 million in the Republic of Ireland. The fair value of cash and cash equivalents at 31 December 2014 approximates to its carrying value. There is no significant concentration of credit risk with respect to cash and cash equivalents, as the Group holds cash accounts with a number of major financial institutions where credit risk is not considered significant. The credit ratings of the financial institutions where the Group holds its balances are all investment grade according to Moody's ratings. Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirement of the Group and earn interest at the respective short-term deposit rates. The effective interest rate on short-term deposits was 0.365% at 31 December 2014. All deposits are immediately available. 20. Trade and other payables The accounting policies applicable to trade and other payables are set out in Note 3P (ii). 31 December 2014 £m Trade creditors and accruals 18.9 Corporation tax 4.0 VAT payable 8.0 Security deposit 2.9 Other liabilities 1.1 34.9 Current 32.5 Non-current 2.4 34.9 Trade creditors and accruals primarily comprise amounts outstanding for trade purchases and ongoing costs. All amounts are interest-free. Information about the Group’s exposure to currency and liquidity risk is included in Note 24.

Consolidated financial statements
Notes to the consolidated financial statements

21. Deferred income

The accounting policy applicable to *deferred income* is set out in Note 3P (ii).

	31 December 2014 £m
Current	
Deferred rental income	15.9
Prepaid rent	0.3
	16.2

22. Mortgage borrowings

The accounting policies applicable to *mortgage borrowings* are set out in Notes 3C (i) – (iii), Note 3P (ii), Note 24 and the disclosures set out in Note 5D.

	Draw down date*	Effective interest rate %	Maturity	Fair value £m	Book value £m
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019	36.5	36.5
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019	124.4	124.4
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	181.3	181.3
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019	203.7	203.7
				545.9	**545.9**
Current				-	-
Non-current				545.9	545.9
				545.9	**545.9**

Notes
* Draw down date or date of acquisition, whichever is later.

The loans are secured by fixed charges over certain investment and development property assets. The value of investment property over which security has been granted is £987.9 million.

Movements in the Group's *mortgage borrowings* are analysed as follows:

	£m
At 23 December 2013	-
Assumption of non-recourse debt	202.9
Principal repayments	(9.0)
Repayment of debt upon refinancing of assumed non-recourse debt	(154.6)
Draw down of new debt	512.2
Effect of movements in the exchange rate	(5.6)
As at 31 December 2014	**545.9**

The Group maintains a £225 million multi-currency revolving credit facility. At 31 December 2014 and as at the date of these financial statements this multi-currency revolving credit facility remains undrawn. See Note 24C (iv) for further information.

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Consolidated financial statements
Notes to the consolidated financial statements

23. Derivative financial instruments

The accounting policy applicable to *derivative financial instruments* is set out in Note 3P (iii) and the disclosures set out in Note 5E.

	31 December 2014 £m
Group	
Non-current assets	
Interest rate caps not designated as hedges	1.3
Foreign currency forward contracts designated as net investment hedges	6.2
	7.5

The Group has entered into interest rate cap contracts with notional amounts of £233.3 million on sterling denominated debt and €179.4 million (£140.4 million) on euro denominated debt. The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings. The Group has also entered into foreign currency forward contracts with notional amounts of £164.8 million (€196.0 million) to hedge its net investment in euro operations.

All derivatives are initially measured at fair value at the date at which the derivative is entered into and are subsequently re-measured at fair value (see Note 5E). Foreign currency forward contracts are designated as net investment hedges of the investment in foreign operations and have been highly effective with no ineffectiveness recorded. Therefore movements in their fair value are recognised directly in OCI rather than the income statement and offset the impact of retranslating the related foreign currency subsidiary balance sheet at appropriate closing rates at each reporting date, as required by IAS 21.

The fair values of the Group's outstanding derivative contracts have been estimated by calculating the present value of the future cash flows, using appropriate market discount rates. This valuation technique falls within Level 2, as defined by IFRS 13.

24. Financial instruments - fair values and risk management

The accounting policies applicable to financial instruments are contained in the disclosures set out in Note 5.

A. Accounting classifications and fair values

The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

At 31 December 2014	Carrying value £m	Fair value £m	Fair value through the profit and loss £m	Fair value hedging instruments £m	Other financial liabilities £m	Level 1 £m	Level 2 £m	Level 3 £m
Loans secured by real estate	211.0	211.0	211.0	-	-	-	-	211.0
Derivative financial assets	7.5	7.5	1.3	6.2	-	-	7.5	-
Short term loans and receivables	-	-	-	-	-	-	-	-
Total financial assets disclosed at fair value	**218.5**	**218.5**	**212.3**	**6.2**	-	-	**7.5**	**211.0**
Mortgage borrowings	545.9	545.9	-	-	545.9	-	545.9	-
Total financial liabilities not measured at fair value	**545.9**	**545.9**	-	-	**545.9**	**-**	**545.9**	-

108 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 109 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements The financial assets of the Company (£6.2 million) consist of derivative financial assets designated as hedging instruments. B. Measurement of fair values The fair value of rent and other receivables, cash and cash equivalents, restricted cash and trade and other payables approximate their carrying value and they are carried at amortised cost. The fair value of mortgage borrowings is estimated to approximate to the carrying value due to the variable nature of the loans and re-pricing dates. C. Financial risk management The Group is exposed to a variety of financial risks arising from the Group’s operations being principally market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk. i. Risk management framework The Investment Manager oversees the management of these risks. All derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision. The Board reviews and agrees policies for managing each of these risks which are summarised below. The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group Audit Committee oversees how the Investment Manager monitors compliance with the Group’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Group. ii. Market risk Market risk is the risk that the fair values of financial instruments will fluctuate because of changes in market prices, due to interest rate risk, foreign exchange risk and other price risks. a. Interest rate risk Interest rate risk is the risk that the future cash flows or fair value of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to its debt obligations with floating interest rates. To manage its interest rate risk, the Group enters into interest rate caps, in which it agrees to receive at specified intervals, the difference between variable rate interest amounts and the capped interest rate by reference to an agreed-upon notional principal amount. At 31 December 2014, after taking into account the effect of interest rate caps, 67% of the Group’s borrowings were hedged. Based on the Group’s debt balances and applicable interest rates at 31 December 2014, a 100 basis point increase/ decrease in interest rates would increase/decrease the net interest payable in the consolidated income statement and decrease/ increase equity by £1.1 million. The sensitivity has been calculated by applying the interest rate change to the variable rate borrowings, net of interest-rate caps and cash and cash equivalents. b. Foreign currency risk The Group has operations in Europe which transact business denominated mostly in Euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date. There are no other significant foreign currency risks impacting the Group. The Group’s net investment translation exposure (including the impact of derivative financial instruments) is summarised below: 31 December 2014 £m Gross euro denominated assets 568.5 Gross euro denominated liabilities (501.7) 66.8 Gross currency liabilities include the nominal amount of £164.8 million of foreign exchange forward contracts designated as net investment hedges. The Group has entered into forward foreign exchange contracts to sell €196.0 million and buy Pound Sterling. The sensitivity of the net assets of the Group to a 1% change in the value of Pound Sterling against Euro is £0.7 million.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014110 Consolidated financial statements Notes to the consolidated financial statements At 31 December 2014, the ageing of rent and other receivables that were not impaired was as follows: The Board believes that the unimpaired amounts that are past due by more than 30 days are still collectible in full, based on historical payment behaviour. 31 December 2014 £m UK 2.5 Ireland 2.0 4.5 31 December 2014 £m Neither past due or impaired - Past due 1 – 30 days 3.5 Past due 31 – 90 days 0.3 Past due 91 days and over 0.7 4.5 iii. Credit risk Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risks from both its leasing activities and financing activities, including deposits with banks, and derivatives. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial asset. a. Rent and other receivables Credit risk is managed by requiring tenants to pay rentals in advance. A credit assessment is carried out prior to the inception of a lease with a new counterparty and is used to determine the size of the deposit required from that tenant at inception. The Group has a diverse portfolio and there is no concentration of credit risk within the lease portfolio to any business sector or individual company. Rent receivables (which include unpaid rent) were approximately 0.4% of total assets at 31 December 2014. Outstanding tenants’ receivables are regularly monitored. The Directors are of the view that the credit risk associated with unpaid rent is low owing to the long term nature and diversity of the Group’s tenancy arrangements. The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. At 31 December 2014, the maximum exposure to credit risk of tenant and other receivables by geographic region was as follows:

Consolidated financial statements
Notes to the consolidated financial statements

The movement in the allowance for impairment in respect of trade and other receivables during the period was as follows:

	£m
Balance at 23 December 2013	-
Provision for impaired receivables	0.5
Balance at 31 December 2014	**0.5**

b. Cash and cash equivalents
Credit risk from balances with banks is managed by the Investment Manager in accordance with the Investment Policy. Investments of surplus funds are made to avoid undue concentration of risks and therefore mitigate financial loss through potential counterparty failure. Cash deposits are held with investment grade rated banks which are rated Baa3 to Aa2, based on Moody's ratings.

The Group's exposure and credit ratings of its counterparties are monitored by the Investment Manager throughout the period.

c. Loan secured by real estate
The risks associated with these loans are linked directly to the value of the property collateral underlying the loans. The security underlying these loans includes five fire control centres in the UK and several retail units in Northern Ireland, together with certain commercial buildings, retail premises and residential properties in the Republic of Ireland. Loans secured by real estate are carried at fair value. At 31 December 2014, the value of the underlying collateral was £217.2 million.

d. Derivatives
The derivatives are entered into with bank and financial institution counterparties, which are rated Baa3 to Aa2, based on Moody's ratings.

iv. Liquidity risk
Prudent liquidity management implies maintaining sufficient cash, the availability of funding through adequate amounts of committed credit facilities and the ability to close out market positions.

The Group's liquidity position is monitored on a daily basis by the Investment Manager and is reviewed quarterly by the Board of Directors. The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of bank deposits and loans.

The Group maintains a £225 million multi-currency revolving credit facility. For any portion of the facility utilised in

- Euro, the interest rate is calculated by reference to Euribor plus a margin, and/or
- Pound Sterling, the interest rate is calculated by reference to Libor plus a margin

The applicable margin ranges between 1.60% and 2.60%, depending on the value of certain financial covenants measured at the time of draw down.

At 31 December 2014 and as at the date of these financial statements this multi-currency revolving credit facility remains undrawn.

The table below summarises the expected maturity profile of the Group's financial liabilities based on contractual undiscounted payments and includes estimated interest payments.

At 31 December 2014	Less than 3 months £m	3 to 12 months £m	1 to 2 years £m	2 to 5 years £m	Over 5 years £m	Total £m
Mortgage borrowings	3.5	10.7	15.4	594.9	-	624.5
Trade and other payables (Note 20)	19.0	1.5	1.5	-	0.9	22.9
	22.5	12.2	16.9	594.9	0.9	647.4

The Group has two, one-year options to extend the maturity date of certain of its mortgage borrowings (see Note 22).

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Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014112 Consolidated financial statements Notes to the consolidated financial statements 25. Capital management The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern and as such it aims to maintain a prudent mix between debt and equity financing. The Group’s capital comprises equity attributable to shareholders of the Company and debt which includes mortgage borrowings. Details of mortgage borrowings are set out in Note 22. Mortgage borrowings are secured on specific portfolios and are non– recourse to the Group as a whole. During the period, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its loan agreements. The Group monitors capital primarily using a loan to value (LTV) ratio. The Investment Manager expects that on an overall basis the Group LTV will not exceed 50% at the time of borrowing, and at all times the Group’s LTV will not exceed 65%. At 31 December 2014 the LTV ratio was 7.0%. The LTV is calculated as mortgage borrowing less cash and cash equivalents, divided by the value of investments. The Group is not subject to any externally imposed capital requirements. Dividends are approved by the Board on an ad hoc basis. 26. Stated capital The accounting policy applicable to stated capital is set out in Note 3S. The Company has unlimited authorised share capital of no par value. The issued and fully paid-up ordinary shares rank equally. The holders of the ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. Ordinary shares Number Authorised Ordinary shares Unlimited Ordinary shares issued and fully paid Shares issued on incorporation on 23 December 2013 2 Shares issued on 28 February 2014 91,000,000 Shares issued on 5 March 2014 9,100,000 Shares issued on 31 March 2014 to partially settle investment management fee for the period ended 31 March 2014 9,005 Shares issued on 6 August 2014 to partially settle investment management fee for the period ended 30 June 2014 116,208 Ordinary shares issued in connection with a firm placing of shares on 8 October 2014 9,982,431 Ordinary shares issued in connection with a placing and open offer of ordinary shares on 22 October 2014 24,956,079 Shares issued on 6 November 2014 to partially settle investment management fee for the period ended 30 September 2014 119,568 At 31 December 2014 135,283,293 Period ended 31 December 2014 £m As at 23 December 2013 - Fully paid up ordinary shares 1,352.4 Issued to partially settle investment management fee 2.6 Share issue costs (40.1) 1,314.9

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 113 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements 27. Reserves The accounting policies applicable to reserves are set out in Notes 3C (i) - (ii) and Note 3R. A. Foreign currency translation reserve The foreign currency translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as the effective portion of any foreign currency differences arising from hedges of a net investment in a foreign operation. B. Revaluation reserve The revaluation reserve relates to the revaluation of land and buildings. C. Share based payment reserve The share-based payments reserve comprises the value of rights in respect of share-based payment arrangements relating to certain investment management fees (see Note 29A). 28. Dividends The accounting policy applicable to dividends is set out in Note 3I. The Board paid an interim dividend of 2 pence per share on 29 August 2014. A second interim dividend of 4 pence per share was paid on 28 November 2014. The total dividends paid in the period ended 31 December 2014 totalled £7.4 million. On 25 February 2015, the Board proposed an interim dividend of 7 pence per share, resulting in a total dividend of £9.5 million. It will be paid on 20 March 2015 to shareholders on the register at the close of business on 6 March 2015. 29. Related party transactions A. Parent and ultimate controlling party The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc. (KWI). This is by virtue of an indirect wholly owned subsidiary of KWI, KW Investment Management Ltd (the Investment Manager) acting as investment manager to the Company in accordance with the terms of the Investment Management Agreement between the Investment Manager and the Company, and the Investment Manager being entitled to receive certain management and performance fees. In addition, KWI (through its subsidiaries) holds 20,189,952 shares in the Company at 31 December 2014. On 28 February 2014, on admission to trading on the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of properties. The fair value of the shares on issue was £70.0 million. The Investment Manager, pursuant to the terms of an Investment Management Agreement with the Company, is entitled to receive a management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and the remaining 50% through the issuance of ordinary shares in the Company to the value of that 50% fee portion. In addition to the investment management fee, the Investment Manager has also paid certain other expenses on behalf of the Company. The total amount of the investment management fee in respect of the period to 31 December 2014 was £8.4 million, comprising: • On 31 March 2014, the Company issued 9,005 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 31 March 2014. In accordance with the Investment Management Agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.51 per share. The total consideration equated to £0.1 million. In addition, a cash payment in the amount of £0.1 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 31 March 2014 was £0.2 million • On 6 August 2014, the Company issued 116,208 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 30 June 2014. In accordance with the Investment Management Agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.68 per share. The total consideration equated to £1.2 million. In addition, a cash payment in the amount of £1.2 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 30 June 2014 was £2.4 million • On 6 November 2014, the Company issued 119,568 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 30 September 2014. In accordance with the Investment Management Agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.45 per share. The total consideration equated to £1.2 million. In addition, a cash payment in the amount of £1.2 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 30 September 2014 was £2.4 million

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014114 Consolidated financial statements Notes to the consolidated financial statements A. Parent and ultimate controlling party (cont'd) • For the quarter ended 31 December 2014, the investment management fee payable to the Investment Manager totals £3.4 million, of which 50% (or £1.7 million) was paid in cash and the remaining 50% (or £1.7 million) has been settled through the issuance of ordinary shares in the Company. The total number of shares to be issued in connection with settlement of the share based portion of the investment management fee is 163,478, calculated using the fair value price of the shares of £10.57, being the average closing price for the twenty days immediately prior to the issue date of these shares The Company will pay an annual performance fee calculated with reference to total shareholder return. The fee is the lesser of 20% of a) the excess over an annualised annual return hurdle of 10% (being for the first period, the Gross Opening NAV divided by the number of ordinary shares in issue immediately following admission) or b) the excess of year end EPRA NAV per ordinary share over the relevant High Water Mark (being the greater of the closing EPRA NAV per ordinary share and the Gross Opening NAV plus further cash and non-cash issues of ordinary shares calculated per ordinary share). Gross Opening NAV’ is the gross cash proceeds of the issue of shares at the time of the Company’s flotation and an amount equal to £70.0 million. No Performance fee is payable in respect of the period ended 31 December 2014. The Company, KW Europe Investors Ltd and KW Carried Interest Partner LP (acting as nominee for certain employees of the KW group) entered into a subscription agreement dated 25 February 2014 (the KW Subscription Agreement). Pursuant to the KW Subscription Agreement, the KW group, through KW Europe Investors Ltd and the KW Carried Interest Partner LP, committed to subscribe for in aggregate 9,000,000 ordinary shares at a price of £10.00 per share (in addition to the 3,500,000 shares issued to KW Europe Investors Ltd in consideration for the acquisition of the holding company of the Tiger Portfolio of properties). In connection with the secondary offering (placing and open offer) completed by the Company in October 2014, KW Europe Investors Ltd, KW Investment Management Ltd and KW Carried Interest Partner LP (acting as nominee for certain employees of the KW group, including William McMorrow and Mary Ricks) subscribed for in aggregate 4,749,749 ordinary shares at a price of £10.06 per share. The Company, KW Europe Investors Ltd, certain banks identified in the Company’s IPO prospectus and KW Carried Interest Partner LP entered into a lock-up agreement dated 25 February 2014 (the KW Lock-up Agreement). Pursuant to the terms of the KW Lock-up Agreement, each of KW Europe Investors Ltd and KW Carried Interest Partner undertook, subject to certain customary exceptions, not to dispose of the ordinary shares acquired by it pursuant to the Issue at the time of the Company’s flotation, for a period of 12 months from 28 February 2014. In addition, for a period of 12 months after the expiration of such 12-month lock-up period from the date of admission and/or in certain other circumstances, such ordinary shares held by KW Europe Investors Ltd and KW Carried Interest Partner LP may be sold, provided that any such sale shall be in accordance with the requirements and terms and conditions of the Company’s broker so as to maintain an orderly market in the Company’s publicly traded securities. In December 2014 the lock-up restrictions on KW CIP were waived. Pursuant to a conditional deed of novation and variation dated 25 February 2014 between (1) the British Overseas Bank Nominees Limited and WGTC Nominees Limited in their capacity as nominees for and on behalf of National Westminster Bank plc as trustee of the Scottish Widows Investment Property Partnership Trust (an un-related party)(the Artemis Sellers) (2) Dionysus Limited, Niobe Limited and Agamemnon Limited (the Artemis Original Purchasers) (being related parties as entities in the KWI group) (3) KW Niobe Limited, KW Dionysus Limited and KW Agamemnon Limited (the Artemis New Purchasers) (being entities within the Group) and (4) KWI, (the Artemis Novation Agreement) the Artemis Acquisition Agreement (the acquisition agreement dated 23 December 2013 between the Artemis Sellers and the Artemis Original Purchasers) was novated from the Artemis Original Purchasers (as original purchasers) to the Artemis New Purchasers (as the new purchasers), as a result of which the Group acquired the Artemis Portfolio from the Artemis Sellers. The acquisition of the Artemis portfolio completed in March 2014. On 9 May 2014 the Company announced that, through certain wholly-owned subsidiaries, it had entered into a conditional agreement to acquire a portfolio of residential and commercial properties located in Dublin (the Central Park Portfolio) from KW EU Investors X, LLC by acquiring the entire participating share capital issued by KW Real Estate plc, in respect of its sub-fund, KW Irish Real Estate Fund IX, for a total consideration of approximately €88.1 million (approximately £71.4 million), comprising approximately €30.7 million (approximately £24.9 million) of cash and approximately €57.4 million (approximately £46.5 million) of assumed non-recourse debt (the Central Park Acquisition), and a separate conditional agreement to acquire a portfolio of properties located across Dublin, with one in Cork (the Opera Portfolio) from VF Opera LLC and KWF Real Estate Venture XV, LP and KWI by acquiring the entire participating share capital issued by Cavalli Investments plc, in respect of its sub-fund Cavalli Real Estate Fund I, for a total consideration of approximately €391.4 million (approximately £317.1 million), comprising approximately €194.9 million (approximately £157.9 million) of cash and approximately €196.5 million (approximately £159.2 million) of assumed non-recourse debt (the Opera Acquisition). Each of the Central Park Acquisition and the Opera Acquisition were conditional on shareholder approval which was received on 12 June 2014, and both the Central Park Acquisition and the Opera Acquisition completed in June 2014.

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 115 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements Period ended 31 December 2014 Charlotte Valeur £147,682 William McMorrow - Mark McNicholas £101,849 Simon Radford £93,082 Mary Ricks - £342,613 31 December 2014 Number of ordinary shares held Charlotte Valeur - William McMorrow 80,916 Mark McNicholas - Simon Radford - Mary Ricks 80,916 161,832 B. Transactions with key management personnel The Directors of the Company received total fees for the period as follows: C. Other related parties There were no transactions with other related parties. 30. Share-based payments At 31 December 2014, the Group had the following share-based payment arrangements: A. Part-settlement of investment management fee As described in Note 29A, the Investment Manager is entitled to receive, pursuant to the terms of an of an Investment Management Agreement with the Company, a management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and the remaining 50% through the issuance of ordinary shares in the Company. In accordance with the Investment Management Agreement, the fair value price for the shares issued to settle the portion of the investment management fee which is payable 50% in shares, is the average closing share price for the twenty days immediately prior to the issue date of those shares. For the quarter ended 31 December 2014, the investment management fee payable to the Investment Manager totals £3.4 million, of which 50% (or £1.7 million) was paid in cash and the remaining 50% (or £1.7 million) has been settled through the issuance of ordinary shares in the Company. B. Performance fee As described in Note 29A, the Company will pay an annual performance fee calculated with reference to total shareholder return. The fee is the lesser of 20% of a) the excess over an annualised annual return hurdle of 10% (being for the first period, the Gross Opening NAV divided by the number of ordinary shares in issue immediately following admission) or b) the excess of year end EPRA NAV per ordinary share over the relevant High Water Mark (being the greater of the closing EPRA NAV per ordinary share and the Gross Opening NAV plus further cash and non-cash issues of ordinary shares calculated per ordinary share). Gross Opening NAV is the gross cash proceeds of the issue of shares at the time of the Company’s flotation and an amount equal to £70.0 million. Pursuant to the terms of the Investment Management Agreement between the Investment Manager and the Company, each of William McMorrow and Mary Ricks has waived his/her fees as Directors of the Company. The Investment Manager is considered to be included within the definition of key management personnel. The total investment management fee for the period ended 31 December 2014 is £8.4 million, details of which are set out in Note 29A. The total amount paid to key management personnel is £8.7 million. The Directors’ interests in the shares of the Company are detailed below:

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014116 Consolidated financial statements Notes to the consolidated financial statements 31. Group entities The accounting policy applicable to group entities is set out in Note 3A (i). Except where indicated the following are indirect subsidiaries of the Company. All the Company’s direct and indirect interests are in ordinary shares. Except as noted, all are wholly owned property investment companies and are included in the consolidated financial statements. A. Incorporated and registered in Jersey Bizet Ltd Jupiter Argyle Ltd Jupiter Friars Ltd Jupiter Holdco Ltd Jupiter Hull Ltd Jupiter Marathon Ltd Jupiter Pennine Ltd Jupiter Rubislaw Ltd Jupiter Showroom Ltd Jupiter Seafield Ltd Jupiter Tradeco Ltd Jupiter Trident Ltd KW Office SPV 2 Ltd (formerly KW Agamemnon Ltd) KW Artemis UK Properties HoldCo Ltd KW High Street Retail B Ltd KW Industrial B Ltd KW Industrial SPV 1 Ltd KW Industrial SPV 2 Ltd KW Office SPV 1 Ltd (formerly KW Dionysus Ltd) KW Office SPV 3 Ltd KW Niobe Ltd KW Regional Office B Ltd KW Retail SPV 1 Ltd KW Retail SPV 2 Ltd (formerly Crumbie Ltd) KW Retail Warehouse SPV 1 Ltd KW Trade Co Ltd (formerly Bengal Ltd) KW UK Assets Holdco Ltd* KWVF Tiger Ltd Nessun Ltd Scarlatti Ltd Triviata Ltd KW BPR Ltd Gatsby Capital 1 Ltd Gatsby Capital 2 Ltd Gatsby Capital 3 Ltd Gatsby GIR Ltd Gatsby Croydon Ltd Gatsby Chatham Ltd Gatsby Saltash Ltd Gatsby Aberdeen Ltd Gatsby Middlewich Ltd Gatsby Grocery Ltd Gatsby GR Ltd Gatsby Industrial Ltd Gatsby INV 1 Ltd Gatsby PFS Ltd Gatsby PH Ltd Gatsby Retail Ltd KW Gatsby Ltd B. Incorporated and registered in Luxembourg KW Real Estate Lux S.à.r.l. * KW Investment One Lux S.à.r.l. KW Investment Two Lux S.à.r.l. KW Investment Three Lux S.à.r.l. KW Investment Four Lux S.à.r.l. KW Investment Five Lux S.à.r.l. KW Investment Six Lux S.à.r.l. KW Investment Seven Lux S.à.r.l. KW Investment Eight Lux S.à.r.l. KW Investment Nine Lux S.à.r.l. KW Investment Ten Lux S.à.r.l. KW Investment Eleven Lux S.à.r.l. KW Investment Twelve Lux S.à.r.l. KW Investment Thirteen Lux S.à.r.l. C. Incorporated and registered in Republic of Ireland Cavalli Investments plc KW Investment Funds plc KW Portmarnock Ops Ltd D. Incorporated and registered in Scotland St Andrews Bay Development Ltd E. Incorporated and registered in Spain Alemina Investments, S.L.** F. Incorporated and registered in the Isle of Man Kish One Ltd. Notes * Directly owned ** 90% owned by the Group

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 117 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements 32. Business combinations The accounting policies applicable to business combinations are set out in Notes 3A (i) – (ii) and Note 3B. A. Portmarnock Hotel and Golf Links On 7 July 2014 the Group through a wholly owned subsidiary acquired the land and buildings, certain items of plant and equipment, certain working capital balances and the business of the Portmarnock Hotel and Golf Links in Dublin, Ireland. In the period since acquisition the Portmarnock Hotel and Golf Links has contributed £3.0 million of revenue and profit of £0.2 million to the Group’s results. If the acquisition had occurred on 23 December 2013, management estimates that a further £2.7 million would have been recognised as revenue, with a related loss for the year of £0.1 million. i. Consideration transferred The total consideration paid to acquire the land and buildings, certain items of plant and equipment, certain working capital balances and the business of the Portmarnock Hotel and Golf Links in Dublin, Ireland was £23.6 million, settled entirely with cash. ii. Acquisition-related costs The Group incurred acquisition-related costs of £0.8 million as legal and due diligence costs. iii. Identifiable assets acquired and liabilities assumed The following table summarises the recognised amounts of assets acquired and liabilities assumed at the date of acquisition: iv. Measurement of fair values The valuation techniques for measuring the fair value of material assets acquired are consistent with the policies set out in Note 5. £m Property, plant and equipment 23.4 Receivables 0.2 Total identifiable net assets acquired 23.6

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014118 Consolidated financial statements Notes to the consolidated financial statements iv. Measurement of fair values The valuation techniques for measuring the fair value of material assets acquired are consistent with the policies set out in Note 5C. v. Gain on purchase of a business A bargain purchase arising from the acquisition has been recognised as follows: £m Fair value of identifiable net assets 34.6 Consideration transferred (32.8) Gain on purchase of a business 1.8 B. St Andrews Bay Development Ltd On 18 August 2014 the Group acquired 100% of the issued share capital of St Andrews Bay Development Ltd. This company owns the Fairmont St Andrews Hotel, St Andrews, Scotland. In the period since acquisition St Andrews Bay Development Ltd contributed £5.4 million of revenue and profit of £1.7 million to the Group’s results. If the acquisition had occurred on 23 December 2013, management estimates that a further £8.4 million would have been added to revenue, and the profit for the year would have decreased by £4.2 million resulting in a loss of £2.5 million. In determining these amounts, the Board has assumed that the fair value adjustments are consistent with those recognised on acquisition. i. Consideration transferred The total consideration paid to acquire the issued share capital was £32.8 million, settled entirely with cash. ii. Acquisition-related costs The Group incurred acquisition-related costs of £0.4 million as legal and due diligence costs. These costs have been included in the Acquisition costs caption of the consolidated income statement. iii. Identifiable assets acquired and liabilities assumed The following table summarises the recognised amounts of assets acquired and liabilities assumed at the date of acquisition: £m Property, plant and equipment 34.5 Inventory and other receivables 1.3 Cash and cash equivalents 1.6 Trade and other payables (2.8) Total identifiable net assets acquired 34.6

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 119 Financial s Additional informatio n G overnanc e Strategic repo rt Consolidated financial statements Notes to the consolidated financial statements 33. Subsequent events A. Acquisition of Gardner House The Group acquired certain non-performing loans from a financial institution on 13 November 2014 with the collateral for these loans being Gardner House, Dublin, Ireland. On 11 February 2015 the Group completed the acquisition of the underlying collateral. The purchase price for the property was £35.2 million, inclusive of costs. The underlying acquisition was transacted through a cashless acquisition of the property following the consensual resolution of the non-performing loan investment owned by the Group with the borrower. B. Acquisition of mixed use portfolio On 19 December 2014, the Group paid a deposit in the amount of £25.3 million in connection with the acquisition of a mixed use portfolio from Aviva. This transaction closed on 30 January 2015. The total purchase price for this mixed use portfolio is £503.0 million. Costs associated with the acquisition will be approximately £25.0 million. Completion has been phased such that 163 properties with a value of £443.6 million were acquired on 30 January 2015, and completion of the remaining 17 properties valued at £59.4 million is conditional. The purchase price of £503.0 million together with the expected costs will be funded through a combination of existing cash resources and new senior debt in the amount of £352.3 million (see below). C. New senior debt facility connected with acquisition of mixed use portfolio Simultaneous with the acquisition of the mixed use portfolio, a senior debt facility has been agreed for £352.3 million, reflecting an LTV on the portfolio of 70%. The senior debt facility has been split into three-year floating-rate (£116.6 million), five-year fixed-rate (£70.7 million) and eight-year fixed-rate (£165.0 million) tranches at a weighted average margin of 207 bps and all-in cost of 296 bps. The cost of this debt facility will be approximately £2.0 million. D. Acquisition of Park Inn loan portfolio On 22 December 2014, the Group paid a deposit of £5.5 million in connection with the proposed acquisition of the Park Inn loan portfolio from two financial institutions. This transaction closed in two tranches: 23 January 2015 and 16 February 2015. The total purchase price was £61.9 million. Expected costs associated with the acquisition are £0.6 million. E. Development guarantee On 9 February 2015, the Company through a wholly owned subsidiary, together with an unrelated party, entered into a bond with a local authority in the amount of £0.4 million (€0.5 million) in order to secure performance of the development of the residential tower known as Block K, Central Park, Leopardstown, Dublin, in accordance with the terms of a conditional planning permission. F. Investment management fee On 25 February 2015, the Company approved the payment of the investment management fee of £3.4 million (for the quarter ended 31 December 2014), payable to the Investment Manager, comprising 163,478 shares and £1.7 million cash.

34. Commitments and contingencies In addition to those detailed in Note 33, and as outlined above, the Group, on 28 November 2014 through its wholly owned subsidiary KW Investment Funds plc (for the sole account of its sub-fund KW Investment Fund III) has entered into a design and build contract in connection with the development of Central Park, Leopardstown, Dublin, Ireland. The Directors consider that the disclosure of the value of the design and build contract is commercially sensitive. 35. Operating lease arrangements The Group earns rental income by leasing its investment properties to tenants under non-cancellable operating leases. A. Leases as lessor At the reporting date, the Group had contracted with tenants to receive the following future minimum lease payments: 36. Approval of the consolidated financial statements The consolidated financial statements were approved by the Board on 13 March 2015. 31 December 2014 £m Not later than one year 70.0 Later than one year but not more than five years 216.8 More than five years 326.1 612.9 Consolidated financial statements Notes to the consolidated financial statements Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014120

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 121 Additional information Principal properties (unaudited) 122 Portfolio statistics and EPRA disclosures (unaudited) 123 Investment policy 125 Additional disclosures 128 Directors, advisers and Company information 130 Shareholder information 131 Financial calendar 132 Definitions and glossary 133 Registered and European addresses 135

Additional information
Principal properties (unaudited)

Principal properties[1]

Address	Value band (£m)	Primary sector[2]	Approx. area (sq ft)
UK			
111 Buckingham Palace Road, SW1	200+	O	227,200
Seafield House, Aberdeen, AB15	50 -75	O	203,100
Friars Bridge Court, London, SE1	50 -75	O	99,800
Rubislaw House, Aberdeen, AB15	25 - 50	O	101,700
Fairmont Hotel & Golf, St. Andrews, KY16	25 - 50	H	na
Argyle House, 3 Lady Lawson Street, Edinburgh, EH3	25 - 50	O	220,400
Marathon House, Aberdeen, AB15	25 - 50	O	92,600
Pennine Centre, Sheffield, S1	25 - 50	O	234,900
Trident Retail & Leisure Park, Runcorn, WA7	10 - 25	R	217,400
Eddie Stobart DC, Aviation Road, Enterprise Park, Sherburn-in-Elmet, Leeds, LS25	10 - 25	I	407,200
Exchange Tower, 19 Canning Street, Edinburgh, EH3	10 - 25	O	65,000
Priory Park, Hull, HU4	10 - 25	R	106,100
Imperial House, 31 Temple Street, Birmingham, B2	10 - 25	O	60,000
Colossus 1 & 2, Eurocentral, Glasgow, ML1	10 - 25	I	188,000
UK Total			**2,223,400**
Ireland			
40/42 Mespil Road, Dublin 4	50 -75	O	118,000
Stillorgan Shopping Centre, Co. Dublin	50 -75	R	145,600
Russell Court, Dublin 2	50 -75	O	139,300
Vantage/Central Park, Dublin 18	50 -75	RAS	257,800
South Bank House, Dublin 4	25 - 50	O	62,200
The Marshes Shopping Centre, Dundalk	25 - 50	R	273,100
M&S, Merchants Quay Shopping Centre, Patrick Street, Cork	25 - 50	R	78,700
Portmarnock Hotel & Golf, Co. Dublin	25 - 50	H	na
Baggot Buildings, 27/33 Upper Baggot Street, Dublin 4	25 - 50	O	91,600
Liffey Trust, Sheriff Street, Dublin 1	10 - 25	RAS	64,500
Ireland Total			**1,230,800**
UK and Ireland Total			**3,454,200**

Notes
1. Excludes loans secured by real estate
2. O = Office, R = Retail, I = Industrial, RAS = Rented Apartment Sector, H = Hotel

122 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

Additional information
Portfolio statistics and EPRA disclosures (unaudited)

Portfolio statistics and EPRA disclosures

Table 1A: Portfolio at 31 December 2014

Sector	Area (m sq ft)	Market value[1] (£m)	NOI[2] (£m)	EPRA NIY[3] (%)	No. of assets	WAULT[4] (years)	EPRA Occup'y[5] (%)
Office	2.87	772.8	44.5	5.5	34	6.4	88.7
Retail	1.32	251.0	17.6	6.6	25	11.9	93.9
Industrial	2.14	109.5	7.3	6.3	17	5.7	98.8
Rented apartment sector	0.32	73.9	3.5	4.5	2	Na	96.3
Property total	**6.65**	**1,207.2**	**72.8**	**5.7**	**78**	**7.7**	**90.9**
Developments	Na	11.3	Na	Na	2	Na	Na
Hotels	Na	59.7	3.5	5.6	2	Na	Na
Loans	Na	211.1	14.3	6.3	29[6]	Na	Na
Total/average	**6.65**	**1,489.0**	**90.6**	**5.8**	**111**	**7.7**	**90.9**

Table 2A: Top ten assets at 31 December 2014

Scheme name	City	Sector	Market value[1] (£m)	EPRA NIY[3] (%)	Area (m sq ft)	WAULT[4] (years)	EPRA Occup'y[5] (%)
111 Buckingham Palace Rd	London	Office	207.5	4.8	0.23	5.5	100
40/42 Mespil Road	Dublin 4	Office	71.9	4.7	0.12	13.4	100
Stillorgan Shopping Centre	Co. Dublin	Retail	68.7	6.2	0.15	6.6	99
Russell Court	Dublin 2	Office	62.4	5.9	0.14	10.4	100
Vantage/Central Park	Dublin 18	Resi	62.1	4.1	0.26	-	96
Seafield House	Aberdeen	Office	62.0	7.8	0.20	2.1	100
Friars Bridge Court	London	Office	59.0	3.0	0.10	2.4	98
Rubislaw House	Aberdeen	Office	47.3	3.7	0.10	15.0	100
South Bank House	Dublin 4	Office	40.3	5.4	0.06	16.2	100
The Marshes Shopping Centre	Dundalk	Retail	37.4	7.2	0.27	6.5	100
Total top ten assets			**718.8**	**5.2**	**1.63**	**6.8**	**98**

Notes
1. Portfolio value based on valuation by external valuers, CBRE (for direct property portfolios) and Duff & Phelps (for loan portfolios), as at 31 December 2014
2. Net operating income
3. EPRA net initial yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding notional purchaser's costs)
4. WAULT to first break, calculated on commercial assets, excluding hotels, residential and development properties
5. Based on ERV
6. Loan portfolio secured by 29 assets

Strategic report
Governance
Financials
Additional information

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
123

Additional Information
Portfolio statistics and EPRA disclosures (unaudited)

Table 3A: Top ten tenants at 31 December 2014

	Annualised NOI (£m)	% of total NOI
Telegraph Media Group	5.8	6.4
Bank of Ireland	3.5	3.9
KPMG	3.5	3.9
HSBC Plc	2.8	3.1
Secretary of State for the Environment	2.6	2.9
Chevron North Sea Ltd	2.6	2.9
Marathon International Petroleum (GB) Ltd	2.3	2.5
Scripps Networks Interactive (UK) Ltd	2.3	2.5
Mason Hayes & Curran	2.3	2.5
Conoco (UK) Ltd	1.8	2.0
Top ten tenants	**29.4**	**32.6**
Remaining tenants	61.2	67.4
Total	**90.6**	**100.0**

Table 4A: Lease expiry profile at 31 December 2014[1]

	Number of leases expiring	Gross annual rent (£m)	% of total gross annual rent
2015	76	6.8	9.5
2016	43	6.5	9.2
2017	47	10.5	14.8
2018	23	5.4	7.6
2019	21	4.0	5.5
2020	26	4.0	5.6
2021	24	8.4	11.7
2022	10	1.7	2.3
2023	13	2.0	2.8
2024	11	1.8	2.5
Thereafter	64	20.4	28.6
	358	71.3	100.0

Table 5A: Other EPRA Measures

EPRA NNNAV per share (p)	1,382.4
EPRA NIY (%)	5.8
EPRA Topped up NIY (%)	6.1
EPRA Like-for-like income growth (%)[2]	Na
EPRA cost ratio (%) without vacancy	25.3
EPRA cost ratio (%) with vacancy	26.2

Notes
1. Commercial assets only – excludes hotels, residential and development properties and loan portfolios
2. The period under review was the Group's first year in operation

124 Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014

A dditional in formatio n Strategic repo rt G overnanc e Financial s Investment policy The Company aims to acquire, through the services of the Investment Manager, real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and thereafter in these jurisdictions as well as other European countries on an opportunistic basis, with the intention of creating value for shareholders. The Company will seek to invest in a diversified portfolio of commercial real estate (including office, retail, industrial, warehouse and distribution, leisure and recreational assets), and residential real estate (including multi-family, single-family and multi-tenanted assets). The Company may also consider investing in mixed use real estate. The Company will also invest in real estate loans. The Company may also invest in a mixed portfolio of real estate and/or real estate loans that may include other non-real estate related assets as part of the portfolio, provided that following the completion of the acquisition of any such non-real estate related assets, the Investment Manager will use its reasonable endeavours to dispose of such non-real estate related assets on commercially acceptable terms as soon as reasonably practicable. In addition, the Company may originate real estate loans which are either floating or fixed rate and may also securitise pools of real estate loans. The Company may also invest in securities traded on a public exchange and in other public or private investment funds, in each case focussed on the real estate sector. The Company will invest its funds in these asset classes in the real estate sector where it sees an opportunity to create value for shareholders. The Company intends that its portfolio will comprise a mix of real estate and real estate loans, appropriately diversified by geography, real estate sector type, asset class, tenant exposure, tenure and location. The Investment Manager has been authorised by The Board to exercise its discretion in managing and diversifying the real estate asset classes identified above within the Company’s portfolio to the benefit of shareholders and ensuring that the funds available to the Company for investment are invested in such real estate assets. Whilst the majority of the Company’s assets are expected to be wholly-owned, the Company will retain the ability to pursue its investments through a variety of investment structures, including joint ventures, acquisitions of controlling interests or acquisitions of minority interests, if considered suitable. Asset diversification No single investment, or aggregate investments secured on a single property, will exceed 25% of the Company’s most recently published NAV, calculated at the time of investment, excluding the Company’s interests in the intermediate holding undertakings in the Group. The aggregate value of real estate loans originated by the Company (excluding any loans made to Group entities and loans with equity characteristics) shall not exceed 10% of the Company’s most recently published NAV, calculated at the time of origination of any such loan. The Company may consider a limited number of property development opportunities, including land site acquisitions, as well as property redevelopment opportunities. At any point in time, the aggregate development and redevelopment costs incurred in respect of assets under development and/or redevelopment at that time will not exceed 15% of the Company’s most recently published NAV. For the avoidance of doubt, renovation, restoration, fit-outs, internal reconfigurations, maintenance and engineering works and general up-keep of any existing and new investments by the Company will be classified as refurbishment activities undertaken by the Company and do not fall within the ambit of such development and redevelopment limits. Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 125 Additional Information Investment policy

Additional information Investment policy The Company will invest in real estate and real estate loans, including mixed portfolios of real estate and/ or real estate loans that may include other non-real estate related assets, as set out above. Where the Company invests in a mixed portfolio of real estate and/or real estate loans that includes other non- real estate related assets as part of the portfolio, the value of the non-real estate related assets in the portfolio being acquired, in combination with any other non-real estate related assets being held by the Company at the time of the applicable investment as a result of similar acquisitions, shall not exceed 15% of the Company’s most recently published NAV, calculated at the time of investment. The Investment Manager will use its reasonable endeavours to dispose of such non-real estate related assets on commercially acceptable terms as soon as reasonably practicable. Gearing The Company intends to use gearing with a view to enhancing equity returns whilst maintaining prudent levels of interest cover and protecting shareholders’ funds. The Investment Manager intends to determine the appropriate level of borrowings on a deal specific basis and limit the lender’s recourse only to assets of the entity making the acquisition in question, thereby ring-fencing risk. The Investment Manager does not intend to impose a particular LTV ratio limit for each investment, but expects that on an overall basis, the Group’s LTV ratio will not exceed 50% at the time of borrowing (i.e. that the Group’s aggregate borrowings will not exceed 50% of the aggregate market value of the Group’s total assets (including cash)) and in any event, the Group’s LTV ratio will not exceed 65% at the time of borrowing. The Board may modify the Company’s gearing policy from time-to-time taking into account then prevailing economic and market conditions, fair value of the Group’s assets, acquisition and active management opportunities or other factors the Board deems appropriate. However, no modification of the Company’s gearing policy to allow the LTV ratio to exceed 65% shall occur without prior shareholder approval. Hedging The Company will not enter into derivative transactions for purely speculative purposes. However, the Company’s investments will typically be made in the currency of the country where the underlying real estate assets are located. In the case of Ireland and Spain, this will largely be euros. The Company may implement measures designed to protect the investments against material movements in the exchange rate between sterling, being the Company’s reporting currency, and euros, being the currency in which such investments are made. The analysis as to whether such measures should be implemented will take into account periodic interest, principal distributions or dividends, as well as the expected date of realisation of the investment. The Company may bear a level of currency risk that could otherwise be hedged where it considers that bearing such risk is advisable. The Company will only enter into hedging contracts, such as currency swap agreements, futures contracts, options and forward currency exchange and other derivative contracts, when they are available in a timely manner and on terms acceptable to it. The Company reserves the right to terminate any hedging arrangement in its absolute discretion. Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014126

A dditional in formatio n Strategic repo rt G overnanc e Financial s FCA investment restrictions The Company currently complies with the investment restrictions set out below and will continue to do so for so long as they remain requirements of the FCA: • Neither the Company nor any of its subsidiaries will conduct any trading activity which is significant in the context of the Group as a whole (but this rule does not prevent the businesses forming part of the investment portfolio from conducting trading activities themselves) • The Company will avoid cross-financing between businesses forming part of its investment portfolio • The Company will avoid the operation of common treasury functions as between the Company and investee companies (for this purpose investee companies does not include intermediate holding companies in the Group) • Not more than 10%, in aggregate, of the value of the total assets of the Company at Admission will be invested in other UK-listed closed-ended investment funds, except for those which themselves have published investment policies to invest not more than 15% of their total assets in other UK-listed closed-ended investment funds • The Company must, at all times, invest and manage its assets in a way that is consistent with its object of spreading investment risk and in accordance with the published investment policy Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 127 Additional information Investment policy

Additional information Additional disclosures Additional disclosures Disclosure of information under LR 9.8.4R4 The information that fulfils the reporting requirements relating to the following matters can be found on the pages identified. Subject matter Page reference Details of any arrangements under which a director of the Company has waived or agreed to waive any emoluments from the company or any subsidiary undertaking Page 65 Details of any allotment for cash of equity securities made during the period under review to certain placees in connection with the firm placing completed in October 2014 Page 112 and 113 (Notes 26 and 29 to the consolidated financial statements) Details of the IMA, as a contract of significance, subsisting during the period under review to which the Company is a party and in which a director of the listed company is or was materially interested Page 128 AIFMD disclosures The Directors of the Investment Manager (who is the alternative investment fund manager for the purposes of AIFMD) receive remuneration through any one of or a combination of: fixed salary, individual performance based bonus unrelated to the Company and other income from the Kennedy Wilson group of companies. The remuneration arrangements do not generate material conflicts of interests between the Directors and the investors in the Company nor does the Directors remuneration encourage material risks to be taken by the Investment Manager which would be contrary to the Company’s risk profile. For the period ended 31 December 2014, the Investment Manager paid a total of £0.13 million in fees and salaries to its employees and directors. Exchange rate Unless expressly stated otherwise, where amounts in this report are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.7825 (rounded to two decimal places) which was the rate on 31 December 2014. Principal terms of the Investment Management Agreement (IMA) Service The Company is party to an IMA with the Investment Manager (the IM) dated 25 February 2014, pursuant to which the IM has been appointed as the Group’s investment manager to manage, on a discretionary basis, all of the assets and investments of the Group, subject to the Group’s investment policy. The IM is entitled to delegate certain of its functions or duties under the IMA to one or more of its associates. Management Fee and Performance Fee For the provision of services under the IMA, the IM is entitled to be paid a management fee and a performance fee. Further details in this regard are set out in Note 30 to the financial statements on page 115. Share Issuance Arrangements The portion of each management fee payable in ordinary shares and each performance fee shall first be calculated by the IM and notified to the Company as a cash figure but shall be paid by the Company in ordinary shares in accordance with, and subject to, the provisions of the IMA. Discretionary authority of the IM Save in the case of matters involving a conflict of interest, the IM has full discretionary authority, without Board approval, to make all investment and financing decisions on behalf of the Group and therefore the Board has no role in respect of the Group’s investment or financing decisions in most cases. Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014128

A dditional in formatio n Strategic repo rt G overnanc e Financial s Term and termination The IMA has an initial term ending three years from the IPO at which time it shall be deemed to automatically renew and continue in force in perpetuity thereafter unless and until it is otherwise terminated as detailed below. The IMA can be terminated by the Company immediately on written notice to the IM (not to be provided prior to the third anniversary of the IMA) if the termination has been approved by the vote of 75% of the independent shareholders voting on the relevant resolution, in which case, the Company shall pay the IM an amount in cash equal to three years’ management fee (calculated by reference to the prevailing EPRA NAV per ordinary share as at the date of termination) and a performance fee calculated to the date of termination. Other instances where the IMA can be terminated by the Company involve (a) a change of control of the IM provided that such termination has been approved by the vote of a simple majority of the independent shareholders voting on the relevant resolution; and (b) (i) an act of gross negligence, fraud or wilful misconduct in each case in connection with the performance of the services by the IM or (ii) a material breach of the Group’s investment policy, and which in each case is either (A) incapable of remedy, or (B) has not been remedied by the IM within three months of the Company giving written notice to the IM specifying such act and requiring that it is remedied; (c) termination of the investment advisory agreement between the IM and its investment advisers and its non-replacement by a comparable agreement among the IM and other members of the KW group. The IMA can also be terminated by the IM if the Company is in material breach of any of its material obligations under the IMA (and such breach is not due to the acts or omissions of the IM), which breach either (i) is incapable of remedy or (ii) has not been remedied to the reasonable satisfaction of the IM within three months of the IM giving written notice to the Company specifying the breach, , and in which case the IM will be entitled to payment of an amount in cash equal to three years’ management fee (calculated by reference to the prevailing EPRA NAV per ordinary share as at the date of termination) and a performance fee in cash calculated to the date of termination. Other instances of termination by the IM include a change of control in the Company; if the Board acquires or disposes (but not if the independent Directors determine to proceed with an acquisition or disposal pursuant to the conflicts of interest policy) of an investment except on the advice of the IM; if the Board raises new equity or distributes any income or capital of any member of the Group without the consent of the IM, such consent not to be unreasonably withheld or delayed; or if the Company makes a material change to the Group’s investment policy without the IM’s prior consent, in which case the IM will be entitled to payment of an amount in cash equal to three years’ management fee (calculated by reference to the prevailing EPRA NAV per ordinary share as at the date of termination) and a performance fee in cash calculated to the date of termination. The IMA can be terminated by any party if the other party becomes insolvent, appoints an administrator or receiver or passes a resolution for winding up (otherwise than for the purpose of a bona fide scheme for solvent amalgamation or reconstruction). In the event of termination of the IMA in accordance with its terms, the IM shall be entitled to all fees and other amounts payable to it pursuant to the IMA up to the date of termination, including any management fee or performance fee which shall be calculated on a pro rata basis to the date of termination. Additional information Additional disclosures Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 129

Additional information Directors, advisers and Company information Directors, advisers and Company information Directors Kennedy Wilson Europe Real Estate Plc Charlotte Valeur (Chair) William McMorrow Mark McNicholas Simon Radford Mary Ricks Independent valuers in the UK and Ireland Direct real estate portfolios CBRE Limited Henrietta House Henrietta Place London W1G 0NB United Kingdom Loan portfolios Duff & Phelps Ltd The Shard 32 London Bridge Street London SE1 9SG United Kingdom Investment Manager KW Investment Management Ltd Directors of the Investment Manager: Mary Ricks Trevor Hunt Andrew McNulty Auditor KPMG 1 Stokes Place St Stephen’s Green, Dublin 2 Ireland Registered office Kennedy Wilson Europe Real Estate Plc 47 Esplanade St Helier Jersey JE1 0BD Channel Islands Administrator and secretary Crestbridge Fund Administrators Limited 47 Esplanade St Helier Jersey JE1 0BD Channel Islands Corporate broker J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom Registrar Computershare Investor Services (Jersey) Limited Queensway House Hilgrove Street St Helier JE1 1ES Channel Islands Principal legal advisers Allen & Overy LLP (as to English law) One Bishop's Square London E1 6AD United Kingdom Financial public relations FTI Consulting 200 Aldersgate Aldersgate Street London EC1A 4HD United Kingdom Ashurst LLP (as to English and US law) Breadwalk House 5 Appold Street London EC2A 2HA United Kingdom Carey Olsen (as to Jersey law) 47 Esplanade St Helier Jersey JE1 0BD Channel Islands Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014130

Additional information
Shareholder information

Strategic report
Governance
Financials
Additional information

Shareholder information

Group website
You can access our website at www.kennedywilson.eu to find the current share price, read the latest news in the investors section and read the Annual Report and Accounts.

Registrars
Administrative enquiries about the holding of Kennedy Wilson Europe Real Estate Plc shares should be directed to:

Computershare Investor Services (Jersey)
Queensway House
Hilgrove Street
St Helier JE1 1ES
JERSEY
Channel Islands
Tel: +44 (0) 870 707 4040

A textphone facility for shareholders with hearing difficulties is available by telephoning 0870 702 0005.

Dividends
Shareholders who wish to have dividends paid directly into a bank account rather than by cheque to their registered address can complete a mandate form. To set up a dividend mandate, or change your existing mandated details, please contact the Company's registrar, Computershare on the number above.

Change of address
Communications with shareholders are mailed to the addresses held on the share register. In the event of any change of address or other amendment, please notify the Company's registrar under the signature of the registered holder.

Shareholders may also register and manage their shares through Computershare's shareholder portal – www.investorcentre.co.uk.

Investment Manager
The Company is advised by KW Investment Management Ltd, which is incorporated as a company limited by shares in Jersey and is wholly-owned and controlled (indirectly) by Kennedy Wilson. The Investment Manager is authorised and regulated by the Jersey Financial Services Commision under the Financial Services (Jersey) Law 1998, as amended, as an investment manager.

Annual General Meeting
The Annual General Meeting (AGM) of Kennedy Wilson Europe Real Estate Plc will be held at 10.00 a.m. on 29 April 2015 at The May Fair Hotel, Private Suite 3, Stratton Street, London W1J 8LT.

Shareholder profile
The table sets out an analysis of the shareholder profile of the Company at 13 March 2015:

Shares by size of holdings	No. of holders	%	Shares	%
Kennedy-Wilson Holdings, Inc	1	0.6	21,428,430	15.82
10 million +	2	1.3	40,272,094	29.73
5-10 million	2	1.3	16,696,399	12.52
1-5 million	16	10.4	36,470,086	26.91
Less than 1 million	133	86.4	20,579,762	15.02
Total	**154**	**100.0**	**135,446,771**	**100.0**

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014 131

Additional information Financial calendar 2015 Financial calendar 2015 2014 results announcement 26 February 2015 Fourth interim ex-dividend date 5 March 2015 Fourth interim dividend paid 20 March 2015 2014 AGM 29 April 2015 First interim management statement announcement 7 May 2015 First interim ex-dividend date 14 May 2015 First interim dividend paid 29 May 2015 Half-year results announcement 6 August 2015 Second interim ex-dividend date 13 August 2015 Second interim dividend paid 28 August 2015 Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014132

A dditional in formatio n Strategic repo rt G overnanc e Financial s Definitions and glossary Basic earnings per share (EPS) Profit after taxation attributable to owners of the Company divided by the weighted average number of ordinary shares in issue during the period Book value The amount at which assets and liabilities are reported in the financial statements Contracted rental income Annualised rent including rent subject to rent free periods EPRA European Public Real Estate Association EPRA cost ratio (including direct vacancy costs) The ratio of net overheads and operating expenses against gross rental income (with both amounts excluding ground rents payable). Net overheads and operating expenses relate to all administrative and operating expenses, net of any service fees, recharges or other income specifically intended to cover overhead and property expenses EPRA cost ratio (excluding direct vacancy costs) The ratio calculated above, but with direct vacancy costs removed from net overheads and operating expenses balance EPRA earnings Profit after taxation excluding investment and development property revaluations and gains/losses on disposals, changes in the fair value of financial instruments and associated close-out costs and their related taxation EPRA earnings per share EPRA earnings divided by the weighted average number of ordinary shares in issue during the period EPRA net asset value (EPRA NAV) Net asset value adjusted to include properties and other investment interests at fair value and to exclude certain items not expected to be realised in a long- term investment property business model such as the fair value of financial derivatives and deferred taxes on property valuation surpluses EPRA NAV per share EPRA NAV divided by the diluted number of shares at the period end EPRA net initial yield Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding notional purchaser's costs) EPRA NNNAV EPRA NAV adjusted to reflect the fair value of financial instruments, debt and deferred taxation EPRA occupancy ERV of portfolio which is let divided by ERV of the whole portfolio, excluding loans, hotels and development properties EPRA topped-up net initial yield Current annualised rental income topped-up for contracted uplifts such as step-ups, unexpired rent- free periods and other lease incentives Estimated rental value (ERV) External valuers’ opinion as to the rent at which space could be let in the market based on conditions prevailing at the date of valuation EURIBOR Euro Interbank Offer Rate Fair value movement An accounting adjustment to change the book value of an asset or liability to its market value (see also mark-to-market adjustment) Gross rental income Contracted rental income recognised in the period, including surrender premiums. Lease incentives, initial costs and any contracted future rental increases are amortised on a straight line basis over the lease term Gross annual rent The annualised contracted rent adjusted for the inclusion of rent subject to rent-free periods Additional information Definitions and glossary Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014 133

Additional information Definitions and glossary Group The Company and its subsidiary undertakings from time to time IFRS International Financial Reporting Standards, as adopted by the European Union Investment property Completed land and buildings held for rental income return and/or capital appreciation Kennedy Wilson (KW or KWI) Kennedy-Wilson Holdings, Inc. together with one or more of its group companies (including those in Europe) KWE or the Company Kennedy Wilson Europe Real Estate Plc Lease incentives Any incentive offered to occupiers to enter into a lease. Typically the incentive will be an initial rent-free period, or a cash contribution to fit-out or similar costs. For accounting purposes the value of the incentive is spread over the non-cancellable life of the lease LIBOR The London Interbank Offered Rate Loan to value (LT V) Loan to value is the ratio of net debt (gross debt less cash) to the total portfolio value (value of investment and development properties, loans secured by real estate and hotels) Market value Market value is determined by the Group’s external valuers, in accordance with the RICS Valuation Standards, as an opinion of the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing Mark-to-market adjustment An accounting adjustment to change the book value of an asset or liability to its market value (see also fair value movement) Mark-to-market The difference between the book value of an asset or liability and its market value Net operating income (NOI) The income receivable in the period including hotel EBITDA and loan portfolio interest income (after payment of direct property outgoings) Rental income Rental income is as reported in the income statement, on an accruals basis, and adjusted for the spreading of lease incentives over the term certain of the lease in accordance with SIC 15. It is stated gross, prior to the deduction of ground rents and without deduction for operational outgoings on car park and commercialisation activities Tenant (or lease) incentives Incentives offered to occupiers to enter into a lease. Typically this will be an initial rent-free period, or a cash contribution to fit-out. Under accounting rules the value of lease incentives is amortised through the income statement on a straightline basis to the earliest lease termination date UPB Unpaid Principal Balance of a non-performing loan Weighted average interest rate The Group's interest rate across all drawn facilities weighted by all drawn debt at the period end Weighted average unexpired lease term (WAULT) The weighted average lease term remaining to first break across the portfolio weighted by contracted rental income, excluding loans, hotels, development and residential properties Yield on cost The estimated annual NOI at the date of purchase divided by the purchase price using actual purchaser's costs Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014134

Additional information
Registered and European addresses

Registered address (for the Company and Investment Manager)

47 Esplanade
St Helier
Jersey JE1 0BD
Channel Islands
+44 1534 835 722

Kennedy Wilson European addresses

United Kingdom
50 Grosvenor Hill
London, W1K 3QT
United Kingdom
+44 20 7734 3993

Ireland
33 Sir John Rogerson's Quay
Dublin 2
Ireland
+353 1 649 4220

Spain
C/Fernando El Santo, 17 3° Izq.
Madrid, 28010
Spain
+34 91 737 2540

Strategic report
Governance
Financials
Additional information

Kennedy Wilson Europe Real Estate Plc | Annual Report and Accounts 2014
135

Kennedy Wilson Europe Real Estate Plc Annual Report and Accounts 2014136 Forward-looking statements This Annual Report has been prepared for, and only for, the members of Kennedy Wilson Europe Real Estate Plc (the Company), as a body, and no other persons. The Company, its directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this document is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. This Annual Report may contain certain forward-looking statements with respect to the Company and its subsidiaries (together, the Group), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements reflect information and knowledge available at the date of preparation of this Annual Report. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority. Past performance is not a guide to future performance and nothing in this Annual Report should be construed as a profit forecast. Persons needing advice should consult an independent financial adviser. Notes

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